Hawaiian Electric Exhibit 10.11(a)

Amended and Restated Power Purchase Agreement
For
Renewable Dispatchable Firm Energy
and Capacity

HU HONUA BIOENERGY

DATED: MAY 9, 2017

AMENDED AND RESTATED POWER PURCHASE AGREEMENT

For Renewable Dispatchable Firm Energy and Capacity

Between

Hu Honua Bioenergy, LLC

and

Hawaii Electric Light Company, Inc.

TABLE OF CONTENTS
OF ATTACHMENTS

Attachment A.	Diagram of Interconnection
Attachment B.	Milestone Events
Attachment C.	Selected Portions of NERC GADS
Attachment D.	Facility Functional Description
Attachment E.	Interconnection Agreement
Attachment F.	Facility Location and Layout
Attachment G.	(Reserved)
Attachment H.	Qualified Independent Engineering Companies
Attachment I.	Adjustment of Charges
Attachment J.	Required Insurance
Attachment K.	Acceptance and Capacity Testing Procedures
Attachment L.	Unit Incident Report
Attachment M.	Design Information
Attachment N.	[RESERVED]
Attachment O.	Seller’s Permits
Attachment P.	Form of Irrevocable Letter of Credit
Attachment Q.	Form of Nondisturbance and Recognition Agreement
Attachment R.	Seller’s Litigation Schedule
Attachment S.	(Reserved)
Attachment T.	Form of Monthly Progress Report
Attachment U.	Renewable Portfolio Standards

AMENDED AND RESTATED POWER PURCHASE AGREEMENT
For Renewable Dispatchable Firm Energy and Capacity
between
Hu Honua Bioenergy, LLC
and
Hawaii Electric Light Company, Inc.

THIS AMENDED AND RESTATED POWER PURCHASE AGREEMENT FOR RENEWABLE DISPATCHABLE FIRM ENERGY AND CAPACITY (“Agreement”) is made this Ninth day of May, 2017 (“Execution Date”), by and between HAWAII ELECTRIC LIGHT COMPANY, INC. (“Company”), a Hawaii corporation, with principal offices in Hilo, Hawaii, and HU HONUA BIOENERGY, LLC (“Seller”), a Delaware limited liability company, with principal offices in and doing business in Pepeekeo, Hawaii.

W I T N E S S E T H :

WHEREAS, Company is an operating electric public utility on the Island of Hawaii, subject to the Hawaii Public Utilities Law (Hawaii Revised Statutes, Chapter 269) and the rules and regulations of the Hawaii Public Utilities Commission (hereinafter called the “PUC”); and

WHEREAS, Company operates the Company System as an independent power grid and must maximize system reliability for its customers by ensuring that sufficient generation is available and that its system (including transmission and distribution) operates reliably; and

WHEREAS, Seller desires to build, own, and operate a renewable dispatchable firm capacity facility that is classified as an eligible resource under the RPS Law; and

WHEREAS, Seller understands the need to use commercially reasonable efforts to maximize the overall reliability of Company System; and

WHEREAS, the Facility (as defined herein) will be located at Pepeekeo, County of Hawaii, State of Hawaii and is more fully described in Attachment D (Facility Functional Description) and Attachment F (Facility Location and Layout) attached hereto and made a part hereof; and

WHEREAS, Seller desires to sell to Company electric dispatchable capacity and energy generated by the Facility, and Company agrees to purchase such capacity and energy from Seller, upon the terms and conditions set forth herein; and

WHEREAS, Company and Seller entered into that certain Power Purchase Agreement for Renewable As-Available Energy dated May 3, 2012, as amended by that certain Amendment No. 1 dated April 17, 2013 (collectively, the “PPA”); and

WHEREAS, Seller has made a bona fide request for preferential rates for the purchase of renewable energy produced in conjunction with agricultural activities, and Company has determined that this request should be forwarded to the PUC pursuant to Hawaii Revised Statutes § 269-27.3, together with an application for approval of the amendment and restatement of the PPA to reflect price reductions set forth in the preferential rates request, extend the term of the PPA to thirty (30) years, extend certain milestones to allow the completion of the project, and make certain other amendments; and

WHEREAS, Company and Seller have agreed, conditional on PUC approval of such request and/or application as well as other conditions precedent as set forth herein, to amend and restate the PPA consistent with such approval; and

WHEREAS, Company and Seller have further agreed that such amendment and restatement of the PPA shall be of no force and effect until and unless such conditions precedent are met.

NOW, THEREFORE, in consideration of the premises and the respective promises herein, Company and Seller hereby agree as follows:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings as indicated below:

“Acceptance Test” – A test, including demonstration of operational functionality of the Facility as required by this Agreement following completion of the refurbishment of the Facility, conducted by Seller and Company, as applicable, in accordance with Attachment K (Acceptance and Capacity Testing Procedures).

“Agreement” - Shall have the meaning set forth in the first paragraph of the first page of this agreement.

“American National Standards Institute Code for Electricity Metering” - The publication of the American National Standards Institute which establishes acceptable performance criteria for new types of watthour meters, demand meters, demand registers, instrument transformers and auxiliary devices.

“Appeal Period” – Shall have the meaning set forth in Section 25.12(B) (Non-appealable PUC Approval of Amendment Order).

“Arbitration Rules”- Shall have the meaning set forth in Section 17.2(B) (Arbitration).

“Automatic Generation Control” or “AGC” – A function of the Company Energy Management System which issues controls to individual generators’ governors to change real power production for system balancing, supplemental frequency control and economic dispatch.

“Available Capacity” – The maximum amount of net energy export the Facility is capable of providing to Company at any given time.

“Available Capacity Factor” – Shall have the meaning set forth in Section 5.1(G)(2)(b) (Available Capacity Factor Formula).

“Base Rate” – The primary index rate established from time to time by the Bank of Hawaii in the ordinary course of its business and published by intrabank circular letters or memoranda for the guidance of its loan officers in pricing all of its loans which float with the Base Rate. A change in the Base Rate shall take effect on the date upon which a change in the Base Rate is made effective by the Bank of Hawaii. In the event the Bank of Hawaii no longer establishes a Base Rate, the term “Base Rate” shall mean the primary index rate established by a leading Hawaii financial institution that is the most similar to the former Bank of Hawaii Base Rate.

“Billing Period” – For any computation of Capacity Charge or Energy Charge payments, the immediately preceding Calendar Month.

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“Business Day” - Any Day other than a Saturday, Sunday or legally recognized State of Hawaii or federal holiday.
“Calendar Month” – The period commencing at 12:00 a.m. on the first Day of any month and terminating at 11:59 p.m. on the last Day of the same month.
“Calendar Year” – The period commencing at 12:00 a.m. January 1 of any year and terminating at 11:59 p.m. on December 31 of the same year.
“Capacity Charge” – The monetary rate in $/mwh to be paid by Company to Seller pursuant to Section 5.1(G) (Capacity Charge) of this Agreement.
“Capacity Charge Rate” – Shall have the meaning set forth in Section 5.1(G)(2)(c) (Capacity Charge Rate).
“Capacity Rate Inclusion Date” – The earlier of: (i) the effective date of an interim or final rate increase authorized by an interim or final order (whichever is first) of the PUC in a Company general rate case that includes in Company’s electric rates the additional purchased power costs (including the costs incurred as a result of the Capacity Charge and the Variable O&M Cost component of the Energy Charge) incurred by Company pursuant to this Agreement that are not recovered through the Energy Cost Adjustment Clause; (ii) the date upon which Company is allowed to begin recovering such additional purchased power costs through the Purchased Power Adjustment Clause; (iii) the date upon which Company is allowed to begin recovering such additional purchased power costs through the Energy Cost Adjustment Clause; or (iv) the effective date of an interim increase in rates authorized by the PUC pursuant to HRS §269-27.2(d) by which Company begins recovering such additional purchased power costs.
“Capacity Test” – The test performed by Seller in accordance with Section 5.2(A) (Capacity Tests) and Attachment K (Acceptance and Capacity Testing Procedures) and any subsequent test under Section 5.2(B)(5) (Permanent Reduction in Firm Capacity) to determine Firm Capacity.
“Catastrophic Equipment Failure” – A failure of a major piece of equipment which (1) substantially reduces or eliminates the capability of the Facility to produce power, (2) is beyond the reasonable control of Seller and could not have been prevented by the exercise of reasonable due diligence by Seller, and (3) despite the exercise of all reasonable efforts, actually requires more than sixty (60) Days to repair (if the determination of whether a Catastrophic Equipment Failure has occurrred is being made more than sixty (60) Days after the failure) or is reasonably expected to require more than sixty (60) Days to repair (if such determination is being made within sixty (60) Days after the failure).

“Chapter 658A” – Shall have the meaning set forth in Section 17.2(B) (Arbitration).

“Claim”- Any claim, suit, action, demand or proceeding.

“COD Delay LD Period”- Shall have the meaning set forth in Section 2.4(B)(3)(a) (Daily Delay Damages).

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“Code of Ethics”- Shall have the meaning set forth in Section 17.2(E) (Conduct of the Arbitration by the Arbitrator).

“Commercial Operation Date” – The date, after satisfying the Conditions Precedent and the requirements of Section 5.2(A) (Capacity Tests) and Attachment K (Acceptance and Capacity Testing Procedures), on which Seller declares the Facility in commercial operation based on actual operation of the Facility at an electric output level of the Firm Capacity (kW) net at the Metering Point.

“Commercial Operation Date Deadline” - The date described as such in Section 3.2(A)(3) (Commercial Operation Date Deadline).

“Committed Capacity” – Twenty one thousand five hundred kilowatts (21,500 kW) of reliable electrical capacity made available to Company net at the Metering Point under Company Dispatch provided pursuant to this Agreement.

“Company”- Shall have the meaning set forth in the first paragraph of the first page of this Agreement.

“Company Dispatch” – Company’s right, through supervisory equipment or otherwise, to direct or control both the capacity and the energy output of the Facility pursuant to the terms of this Agreement, which dispatch shall include real power, reactive power, voltage regulation targets, ramp rate setting, and other characteristics of such energy output whose parameters are normally controlled or accounted for in a utility dispatching system or specified in this Agreement.

“Company-Owned Interconnection Facility” – Shall have the meaning set forth in Attachment E (Interconnection Agreement).

“Company System” – The electric system owned and operated by Company (to include any non-utility owned facilities) consisting of power plants, transmission and distribution lines, and related equipment for the production and delivery of electric power to the public.

“Company System Operator” – The individual(s) designated by job position(s) as Company’s representative(s) to act on behalf of Company on all issues regarding the daily dispatch of all generation being supplied to Company System.

“Conditions Precedent” - The conditions listed in Section 2.3(A) (Company Conditions Precedent).

“Consumer Advocate” – Shall have the meaning set forth in Section 3.2(M)(2) (Confidentiality).

“Consumer Price Index” – The Consumer Price Index for All Urban Consumers (CPI-U).

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“Contract Year” - A twelve (12) Calendar Month period which begins on the first Day of the month coincident with or next following the Commercial Operation Date and, thereafter, anniversaries thereof; provided, however, that, in the event the Commercial Operation Date is not the first Day of the Calendar Month, the initial Contract Year shall also include the Days from the Commercial Operation Date to the first Day of the succeeding Calendar Month.

“Corrective Period” – Shall have the meaning set forth in Section 5.2(B)(1).

“Covered Source Air Permit” - That “Covered Source Air Permit” (CSP) No. 0724-01-C issued in favor of the Facility by the DoH.

“Daily Delay Damages” - Shall have the meaning set forth in Section 2.4(B)(3)(a) (Daily Delay Damages).

“Day”- A calendar day.

“Development Period Security” - An amount equal to $40/kW of the Committed Capacity.

“Dispatch Forecast” - The notice given to Seller by Company in accordance with Section 3.3(A)(2) (Dispatch Forecast).

“Dispatch Range” – The range of real power output through which the Facility can be dispatched by remote control under Company’s EMS, in accordance with Section 3.3(A) (Dispatch of Facility Power). Notwithstanding anything to the contrary, the Dispatchable Range shall be provided between seven (7) MW and the Available Capacity.

“Dispute”- Shall have the meaning set forth in Section 17.1 (Good Faith Negotiations).

“DoH” - The State of Hawaii Department of Health.

“Dollars” - The lawful currency of the United States of America.

“DPR”- Shall have the meaning set forth in Section 17.2(A) (Mediation).

“EAF” (Equivalent Availability Factor) - The ratio (in percent) calculated in accordance with the formula, terms and concepts defined by NERC GADS.

“Effective Date” - The later of (x) the date the Parties enter into the Settlement Agreement pursuant to Section 25.26 and (y) the earlier of the Waiver Agreement Date or the PUC Approval of Amendment Date.

“EFOR” (Equivalent Forced Outage Rate) - The ratio (in percent) calculated in accordance with the formula, terms and concepts defined by NERC GADS.

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“EMS” (Energy Management System) – The real–time, computer–based control system, or any successor thereto, used by Company to manage the supply and delivery of electric energy to its consumers. The EMS provides the interfaces for the Company System Operator to perform real-time monitoring and control of the Company System, including but not limited to monitoring and control of the Facility for system balancing, supplemental frequency control and economic dispatch as prescribed in this Agreement.
“Energy Charge” – The amount to be paid by Company to Seller pursuant to Section 5.1(F) (Energy Charge) of this Agreement for the energy delivered to Company System as measured at the Metering Point.
“Energy Cost Adjustment Clause” - Company’s cost recovery mechanism for fuel and purchased energy costs approved by the PUC in conformance with Hawaii Administrative Rules § 6-60-6 whereby the base electric energy rates charged to retail customers are adjusted to account for fluctuations in the costs of fuel and purchased energy or such successor provision that may be established from time to time.
“Environmental Credits”- Any environmental credit, offset, or other benefit allocated, assigned or otherwise awarded by any Governmental Authority or international agency to Company or Seller based in whole or in part on the fact that Facility is a non-fossil fuel facility. Such Environmental Credits shall include, but not be limited to, emissions credits, including credits triggered because the Facility does not produce carbon dioxide when generating electric energy, or any renewable electric energy credit, but in all cases shall not mean federal, state or local tax credits, which may be in the form of governmental subsidies, rebates or refunds, earned by Seller resulting from its operation or ownership of the Facility.
“Event of Default” – An event or occurrence specified in Section 8.1(A) (Default by Seller) or Section 8.1(B) (Default by Company).
“Execution Date” – The date referred to in the first paragraph of the first page of this Agreement.
“Extension Term” – Shall have the meaning set forth in Section 2.2(E) (Extension Term).
“FAA” – Shall have the meaning set forth in Section 17.2(B) (Arbitration).
“Facility” – Shall mean Seller’s renewable dispatchable firm energy and capacity biomass steam electric energy generating facility that is the subject of this Agreement and as more fully described in Attachment D (Facility Functional Description), including, the Seller-Owned Interconnection Facilities, Seller’s fuel handling facilities (including all Seller’s facilities required for importation, receipt, storage and handling of fuel, waste collection, interim and final waste disposal, cooling water and any other facilities necessary for proper operation of the Facility), the Fuel, the Site, the Land Rights and all other real property, equipment, fixtures and personal property owned, leased, controlled, operated or managed by Seller in connection with the production and delivery of electric energy by Seller to Company System.

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“Facility Functional Description” – Shall have the meaning set forth in Attachment D (Facility Functional Description).

“Facility Personnel” – Shall have the meaning set forth in Section 3.2(B)(1)(c) (Facility Personnel).

“FASB”- Shall have the meaning set forth in Section 3.2(M)(1) (Financial Compliance).

“FASB ASC 810” - Shall have the meaning set forth in Section 3.2(M)(1) (Financial Compliance).

“FASB ASC 840” – Shall have the meaning set forth in Section 3.2(M)(1) (Financial Compliance).

“Financing Documents” - The loan and credit agreements, notes, indentures, security agreements, leases (including cross-border leases or leases involving sale-leaseback transactions) and other agreements, documents and instruments relating to the long-term, non-recourse construction and term financing (including refinancing and amendments) entered into by Seller for the Facility, as the same may be modified or amended from time to time in accordance with the terms thereof.

“Financing Parties” - Any and all lenders, other than the guarantor(s), or any person affiliated with the guarantor(s), providing long-term, non-recourse construction debt financing or permanent debt financing (including refinancing) for the Facility and any and all nominees, trustees and collateral agents associated therewith. For purposes of any notices herein required to be delivered by Company to the Financing Parties, it shall be sufficient for Company to deliver such notices to the Party designated under the Financing Documents as the collateral agent, agent, trustee or nominee for such Financing Parties.

“Firm Capacity” – The amount of capacity which Seller declares for the Facility in accordance with Section 3.2(C)(13) (Acceptance and Capacity Tests), Section 5.2 (Acceptance and Capacity Tests and Changes in Firm Capacity) and the procedures set forth in Attachment K (Acceptance and Capacity Testing Procedures) rounded to the nearest tenth of a MW. The Firm Capacity shall be not be greater than the Committed Capacity.

“Fixed O&M Rate” – Shall have the meaning set forth in Section 5.1(G)(2)(d) (Fixed O&M Rate).

“Force Majeure” - Shall have the meaning set forth in Section 18.1 (Definition of Force Majeure).

“Forced Outage” – As defined in the 2010 NERC GADS methodology, to include U1, U2, U3 and/or Startup Failures (SF).

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“Fuel” – The fuel for the Facility shall be biomass from tree plantations on the Island of Hawaii or any renewable replacement or substitute for biomass reasonably determined by Seller to be suitable for the operation of the Facility in accordance with this Agreement. Any renewable replacement or substitute fuel for the Facility shall qualify as a renewable resource under Hawaii’s RPS Law in effect at the time the renewable replacement or substitute fuel is used by the Facility, and must comply with applicable Permits and equipment manufacturer specifications relating to the Facility. The type of Fuel to be used in the Facility shall be specified in Seller’s Fuel Report.
“Fuel Component” – Shall have the meaning set forth in Section 5.1(F)(1) (Fuel Component).
“Fuel Report” – The annual fuel plan which shall be delivered in a format acceptable to Company pursuant to Section 2.3(A)(2) (Executed Project Documents) and which demonstrates that Seller has identified sufficient sources of Fuel which are reasonably expected to be available through contract, option arrangements, market purchases or agricultural development plans (including any contingency arrangements therefore) to support the operation of the Facility pursuant to the terms and conditions of the Agreement for the Term of the Agreement. The Fuel Report shall include but not be limited to, as applicable, a forestry development plan, crop rotation plan, harvesting and regeneration rates and schedule, description of silviculture practices in-place, tree condition (or biomass crop) inventory, growth progress as well as cost of harvesting, processing and hauling to plant site to support the operation of the Plant at warranted levels for the remainder of the Term of this Agreement. The Fuel Report will include long term plans for the sustainable fuel inventory with 5, 10, and 15 year projections. The Fuel Report will also include copies of all fuel harvesting contracts, land leases and other pertinent information (which contracts, leases and information may be redacted in the manner described in Section 2.3(A)(2) (Executed Project Documents)) to reasonably satisfy Company that the Fuel Report is adequate for continuous operations for the remainder of the Term of this Agreement; provided, that the contracts, leases and other evidence of long-term agreements supporting the ability of Seller to perform under this Agreement and which have been submitted as part of a prior Fuel Report need not be resubmitted with future Fuel Reports to the extent those documents and agreements have not been amended or modified in any way. The Fuel Report shall include but not be limited to, as applicable, any and all Fuel Supply Agreements and/or agreements for the supply of the raw material required to produce the Fuel (which agreements may be redacted in the manner described in Section 2.3(A)(2) (Executed Project Documents)).

“Fuel Supply Agreements” - The agreements, a copy of which is delivered to Company pursuant to Section 2.3(A)(2) (Executed Project Documents), under which Seller obtains Fuel for the Facility.

“GDPIPD” (Gross Domestic Product Implicit Price Deflator) - The value shown in the United States Department of Commerce, Bureau of Economic Analysis’ publication entitled “Survey of Current Business” for the percentage change in prices over each quarter of the Calendar Year associated with the Gross Domestic Product for the immediately preceding quarter, or, a successor publication or index.

ARTICLE 1

“Gearing Ratio” – The ratio which the total indebtedness of Seller bears to the sum of its money and all other assets reduced by such total indebtedness.

“Good Engineering and Operating Practices” - The practices, methods and acts engaged in or approved by a significant portion of the electric utility industry for biomass or similar U.S. facilities, considering Company’s isolated island setting and Company System characteristics, that at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should be known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with law, regulation, reliability for an island system, safety, and expedition. With respect to the Facility, Good Engineering and Operating Practices include, but are not limited to, taking reasonable steps to ensure that:

1.    Adequate materials, resources and supplies, including Fuel, are available to meet the Facility’s needs under normal conditions and reasonably anticipated abnormal conditions.

2.    Sufficient operating personnel or contractors are available and are adequately experienced, trained, and authorized to operate the Facility properly, efficiently and within manufacturer’s guidelines and specifications and are capable and authorized to respond to emergency conditions.

3.    Preventive, predictive, routine and non-routine maintenance and repairs are performed on a basis that ensures reliable, long-term and safe operation, and are performed by knowledgeable, trained and experienced personnel utilizing proper equipment, tools, and procedures.

4.    Appropriate monitoring and testing is done to ensure that equipment is functioning as designed and to provide assurance that equipment will function properly under both normal and emergency conditions.

5.    Equipment is operated in a manner safe to workers, the general public and in accordance with Permits and with regard to defined limitations such as steam pressure, temperature, moisture content, chemical content, quality of make-up water, operating voltage, current, frequency, rotational speed, polarity, synchronization, control system limits, etc.

“Governmental Authority” – Any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal.

“Guaranteed Milestones” – Each of the critical path events described as Guaranteed Milestones in Attachment B (Milestone Events).

ARTICLE 1

“Hawaii General Excise Tax” – The tax on gross income codified under Hawaii Revised Statutes Chapter 237 and administered by the State of Hawaii Department of Taxation and all other similar taxes imposed by any Governmental Authority with respect to payments in the nature of a gross receipts tax, sales tax, privilege tax or the like, but excluding federal or state net income tax.

“Hawaiian Electric Industries, Inc.” or “HEI” - The holding company incorporated in 1983 under the laws of Hawaii and having Hawaiian Electric Company, Inc., Maui Electric Company, Limited, Hawaii Electric Light Company, Inc., and other companies as its subsidiaries.

“HRS” – Shall mean Hawaii Revised Statutes.

“IBC 2006” – Shall have the meaning set forth in Section 2.1(B) (Facility Specifications).

“Indemnified Company Party” – Shall have the meaning set forth in Section 13.1(A) (Indemnification of Company, Personal Injury, Death or Property Damage).

“Indemnified Seller Party” - Shall have the meaning set forth in Section 13.2(A) (Indemnification of Seller, Personal Injury, Death or Property Damage).

“Independent Engineering Assessment” - The determination and recommendations made by a Qualified Independent Engineering Company regarding the operation and maintenance practices of Seller at the Facility pursuant to Section 3.2(A)(5)(c) (Process for Resolving Disagreements) and Section 3.3(B)(1) (Implementation of Independent Engineering Assessment).

“Independent Evaluator” – The person selected to resolve a dispute under Section 9 (Dispute) of Attachment U (Renewable Portfolio Standards).

“Information” – Shall have the meaning set forth in Section 3.2(M)(1) (Financial Compliance).

“Initial Term” – Shall have the meaning set forth in Section 2.2(A) (Term).

“Interconnection Acceptance Test” – The test more thoroughly described in Attachment E (Interconnection Agreement) hereto, which confirms the proper operation of the new switch yard, its components, and the communication system.

“Interconnection Agreement” - The agreement between Company and Seller in the form attached as Attachment E (Interconnection Agreement) which sets forth the Parties’ respective rights and obligations with respect to the design, installation, construction, operation, maintenance, ownership and cost responsibility for the Interconnection Facilities.

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“Interconnection Facilities” – Both the Seller-Owned Interconnection Facilities and the Company-Owned Interconnection Facilities, which includes the equipment and devices required to permit the Facility to operate in parallel with, and deliver electric energy to, the Company System.

"Interconnection Requirements Study" or "IRS" – A study dated July 16, 2010 and Addendum dated March 29, 2012 performed in accordance with the terms of the IRS Letter Agreement and with Attachment E, Section 2(C) (IRS) of this Agreement, to assess the projected interaction of the Facility with the Company System.

"Interconnection Requirements Study Letter Agreement" or "IRS Letter Agreement" – The letter agreement and any written, signed amendments thereto, between Company and Seller that describes the scope, schedule, and payment arrangements for the Interconnection Requirements Study.

“Irrevocable Letter of Credit” – Shall have the meaning set forth in Section 7.1(E) (Form of Security).

“Issuer” – Shall have the meaning set forth in Section 7.1(H) (Establishment of Security Funds).

“kVAr” - Kilovar(s).

“kVArh” - Kilovarhour(s).

“kW” - Kilowatt(s).

“kWh” - Kilowatthour(s).

“Land Rights”- All easements, rights of way, licenses, leases, surface use agreements and other interests or rights in real estate.

“Laws” – Shall have the meaning set forth in Section 3.2(I) (Compliance with Laws).

“Lease” – That certain Site Lease between Maukaloa Farm, LLC, as Lessor, and Ethanol Research Hawaii, LLC, as lessee, entered into on September 11, 2007, as modified by the Site Lease Assignment and consent dated April 21, 2008 assigning the lessee’s interest in such Lease to Seller.
“Liquidated Damages” - Any of the damages provided for in Article 9 (Liquidated Damages.

“Losses”- Any and all direct, indirect or consequential damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments), costs, expenses (including reasonable attorneys' fees and court costs) and disbursements.

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“Management Meeting”- Shall have the meaning set forth in Section 17.1 (Good Faith Negotiations).
“Major Equipment Overhaul” - Steam turbine overhaul or replacement or other major scheduled maintenance conducted: (i) in accordance with the equipment manufacturer’s recommendations; or (ii) otherwise in the judgment of Seller in accordance with Good Engineering and Operating Practices.
“Metering Point(s)” - The physical point(s) located on the high side of the step up transformer(s), as depicted in Attachment A (Diagram of Interconnection) at which Company’s metering and telemetry are connected to the Facility for the purpose of measuring the output of the Facility in kW, kWh, kVAr and kVArh and input to the Facility in kW, kWh, kVAr, and kVArh.
“Milestone Dates” – The dates in Attachment B (Milestone Events) for completion of the Milestone Events.

“Milestone Delay Damages” – Shall have the meaning set forth in Section 2.4(A)(1)(b) (Milestone Delay Damages).

“Milestone Date Delay LD Period”- Shall have the meaning set forth in Section 2.4(A)(1)(b) (Milestone Delay Damages).

“Milestone Events” – The Guaranteed Milestones and the Reporting Milestones, collectively.

“Month” – Shall mean thirty (30) consecutive Days. In computing a “Month,” the day of the act or event after which the designated period of time begins to run shall not be included.

“Monthly Invoice” – Shall have the meaning set forth in Section 6.1 (Monthly Invoice).

“Monthly Progress Report” – Shall have the meaning set forth in Section 3.2(A)(7) (Monthly Progress Report).

“MW” – Megawatt(s).

“MWh” – Megawatthour(s).

“MVAr” – Megavar(s).

“NERC GADS” or “North American Electric Reliability Corporation Generating Availability Data System” – The data collection system called “Generating Availability Data System” which is utilized by the North American Electric Reliability Corporation. For purposes of this Agreement, the version of NERC GADS dated January 2011 shall be used whenever reference is made to NERC GADS. In the event that the definition of a term

ARTICLE 1

contained in this Article 1 (Definitions) is inconsistent with the definition of the term under NERC GADS, the definition contained in this Article 1 (Definitions) shall control.

“Net Real Power” – For any period of time, the total real power of the Facility in kWh (net of auxiliaries and transformer losses) as measured at the Metering Point of the Facility.

“Non-appealable PUC Approval of Amendment Order” – Shall have the meaning set forth in Section 25.12(B) (Non-appealable PUC Approval of Amendment Order).

“Operating Period Security” – Shall have the meaning set forth in Section 7.1(D) (Operating Period Security).

“Party” – Each of Seller or Company.

“Parties” – Seller and Company, collectively.

“Permit(s)” – All material permits, licenses, authorizations or other governmental approvals required for Seller to construct, install and operate the Facility and fulfill its obligations under this Agreement.

“Point of Interconnection” – The physical point referenced in Section 3.2(C)(1) (Voltage/Reactive Power Requirements) of this Agreement and depicted on Attachment A (Diagram of Interconnection) at which the conductors owned by Company meet the conductors owned by Seller and the ownership of the Net Real Power of the Facility transfers from Seller to Company.

“Post-COD Termination Damages”- Shall have the meaning set forth in Section 9.3(B) (Post-COD Termination Damages).

“PPA” – Shall have the meaning set forth in the recitals.

“Pre-COD Termination Damages”- Shall have the meaning set forth in Section 9.3(A) (Pre-COD Termination Damages).

“Project Documents” - This Agreement, the Interconnection Agreement, any ground lease or other lease in respect of the Site and/or Land Rights, all construction contracts to which Seller is or becomes a party thereto, Fuel Supply Agreements to which Seller is or becomes a party thereto, operation and maintenance agreements, and all other agreements, documents and instruments to which Seller is or becomes a party thereto in respect of the Facility, other than the Financing Documents, as the same may be modified or amended from time to time in accordance with the terms thereof.

“Proprietary Rights” - Shall have the meaning set forth in Section 25.17 (Proprietary Rights) of this Agreement.

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“Protective Relay Equipment and Settings” – Shall have the meaning set forth in Section 3.2(A)(6)(a) (Seller’s Obligations).

“PUC” or “Public Utilities Commission” – Shall have the meaning set forth in the recitals.

“PUC Approval of Amendment Date” – Shall have the meaning set forth in Section 25.12(D) (PUC Approval of Amendment Date).

“PUC Approval of Amendment Order” - Shall have the meaning set forth in Section 25.12(A) (PUC Approval of Amendment Order).

“PUC Submittal of Amendment Date” - The date of submittal of Company’s complete application or motion for approval of this Agreement pursuant to Section 2.2(C) (PUC Approval).

“Purchased Power Adjustment Clause” – The Purchased Power Adjustment Clause approved by the PUC in Decision and Order No. 30168 in Docket No. 2009-0164 on February 8, 2012.

“PURPA” - Public Utility Regulatory Policies Act of 1978 (P.L. 95-617) as amended from time to time and as applied in Hawaii by the PUC.

“QLPU” or “Quick Load Pick Up” - The ability of a generating unit to pick up and sustain an increase in output over a three second period during an underfrequency event, as required in Section 3.2(C)(2)(g) (Quick Load Pick-up).

“Qualified Independent Engineering Company” - Any company listed on the Qualified Independent Engineering Companies List, as such list is amended from time to time.

“Qualified Independent Engineers’ List” - The list of Qualified Independent Engineering Companies attached hereto as Attachment H (Qualified Independent Engineering Companies) and modified from time to time pursuant to Section 3.3(B)(2) (Qualified Independent Engineering Companies).

“Recipient” – Shall have the meaning set forth in Section 3.2(M)(2) (Confidentiality).

“Reference Year” – Shall have the meaning set forth in Attachment I (Adjustment of Charges).

“Remote Terminal Unit” or “RTU” – A device providing the communications interface for telemetry and control between Company’s EMS and the physical equipment at the Facility.

“Reporting Milestones” – Each of the events identified as Reporting Milestones in Attachment B (Milestones Events).

ARTICLE 1

“Right of First Negotiation Period” – Shall have the meaning set forth in Section 21.1(A) (Right of First Negotiation).
“RPS Amendment” – Any amendment to the RPS subsequent to Effective Date that revises the definition of “renewable electric energy” under the RPS such that the electric energy delivered from the Facility no longer comes within such revised definition.
“RPS Law”- The Hawaii law that mandates that Company and its subsidiaries generate or purchase certain amounts of their net electricity sales over time from qualified renewable resources. The RPS requirements in Hawaii are currently codified as HRS §§ 269-91 through 269-95.
“Second Notice” – Shall have the meaning set forth in Section 3.3(B)(1)(c) (Implementation of Independent Engineering Assessment).
“Security Funds” – Shall have the meaning set forth in Section 7.1(E) (Form of Security).

“Seller” - Shall have the meaning set forth in the first paragraph of the first page of this Agreement.

“Seller’s Control System(s)” - Shall have the meaning set forth in Section 3.2(B)(2)(a) (Seller’s Control System).

“Seller’s General Manager” - The person appointed by Seller to act as the principal on-site person who is responsible for the Facility.

“Seller’s RPS Modifications Proposal” – Shall have the meaning set forth in Section 2.1(G) (Renewable Portfolio Standards).

“Seller-Owned Interconnection Facility” – The Interconnection Facilities constructed and owned by Seller.

“Service Hours” – Shall have the meaning set forth in Attachment C (Selected Portions of NERC GADS).

“Site” - The parcel of real property on which the Facility will be situated, together with any Land Rights reasonably necessary for the design, construction, operation and maintenance of the Facility by Seller, as further described in Section 2.1(D) (Site) and Attachment F (Facility Location and Layout).

“SOX 404” – Shall have the meaning set forth in Section 3.2(M)(1) (Financial Compliance).

“Subsequent Owner” – Shall have the meaning set forth in Section 3.1(F)(1)(b) (Terms of Financing Parties).

ARTICLE 1

“Supervisory Control And Data Acquisition” or “SCADA” – The portion of the Company EMS system that enables real-time monitoring and control of equipment in the field.

“Term” – The Initial Term and the Extension Term (if any), collectively.

“Transfer Date” – The date, prior to the Commercial Operation Date, upon which Seller transfers to Company all right, title and interest in and to Company-Owned Interconnection Facilities to the extent, if any, that such facilities were constructed by Seller and/or its contractors.

“U.S. EPA” - The United States Environmental Protection Agency.

“Unit Trip”- The sudden and immediate removal from service of the Facility’s generator as a result of immediate mechanical/electrical/hydraulic control system trips or operator initiated action which causes a similar immediate removal from service or rapid and immediate reduction in power delivery not under control of Company. Removal from service with less than one (1) hour notice to Company shall be deemed sudden and immediate for the purpose of determining a Unit Trip. Unit Trips are also Forced Outages, Immediate (U1) under NERC GADS reporting criteria.

For purposes of calculating Liquidated Damages under Section 9.2(C) (Excessive Unit Trips) and the performance requirements under Section 3.2(D)(6) (Unit Trips), Unit Trips shall not include trips caused by Company unless: (1) such trips are caused by the suspension or reduction of electric energy deliveries from the Facility directly resulting from instructions or remote control actions by the Company System Operator in accordance with Section 4.1 (Initiation by Company); or (2) Seller fails to operate the Facility in accordance with Section 3.2(C) (Delivery of Power to Company).

“Variable O&M Component” - Shall have the meaning set forth in Section 5.1(F)(2) (Variable O&M Component).

“Waiver Agreement” – Shall have the meaning set forth in Section 2.2(C)(2) (Waiver Agreement).

“Waiver Agreement Date” - Shall have the meaning set forth in Section 2.2(C)(2) (Waiver Agreement).

“60-Month Schedule” - Shall have the meaning set forth in Section 3.2(B)(6)(a) (60-Month Schedule).

ARTICLE 1

ARTICLE 2 - SCOPE OF AGREEMENT
2.1    General Description of the Facility
(A)    Overview. Seller will design, construct, install, permit, own, operate and maintain the Facility in compliance with the terms and conditions of this Agreement, and any and all applicable Laws. The Firm Capacity and the Net Real Power of the Facility will be sold to Company under Company Dispatch for use in the Company System in accordance with the terms of this Agreement. Seller will carry out its obligations under this Agreement in all respects in a manner that gives full recognition to the fact that, in order for Company to meet its obligation under the RPS Law and to provide service to its customers, the Facility must be designed, constructed, installed, operated, permitted, and maintained by Seller so that the Facility produces renewable electrical energy as described in Attachment D (Facility Functional Description) that Company will be able to include in its renewable energy portfolio to meet the RPS Law, achieve the Commercial Operation Date by the Commercial Operation Date Deadline and thereafter be available for service in accordance with the terms of this Agreement.
(B)    Facility Specifications. The Facility shall be designed, constructed, operated and maintained in accordance with the terms and conditions of this Agreement, the 2006 International Building Code as adopted by Hawaii County (“IBC 2006”), U.S. piping and boiler codes, Occupational Safety and Health Administration requirements, and Good Engineering and Operating Practices, as applicable. The single-line diagrams in Attachment A (Diagram of Interconnection) shall expressly identify the Point of Interconnection of the Facility to the Company System.
(C)    Interconnection Facilities. A description of the Interconnection Facilities and the terms and conditions related to the Interconnection Facilities shall be set forth in the Interconnection Agreement, in the form of Attachment E (Interconnection Agreement) of this Agreement.
(D)    Site. The Site for the Facility is located at Pepeekeo, Hawaii, and is shown in Attachment F (Facility Location and Layout).
(E)    Requirements for Electric Energy Supplied by Seller. Electric energy supplied by Seller hereunder shall meet the specifications required by this Agreement, including but not limited to the specifications as set forth in Section 3.2(C) (Delivery of Power to Company) and Section 3.2(D) (Warranties and Guarantees of Performance). The Facility shall be designed to operate continuously and shall be designed to remain on-line and available to meet the requirements of Section 3.2(C) (Delivery of Power to Company) during events caused by natural forces, including but not limited to tropical storms, hurricanes, floods, earthquakes and volcanic eruptions, unless such events are of a severity as to exceed the specifications the Facility was designed to under Section 2.1(B) (Facility Specifications), except during planned outages, unplanned outages and outages pursuant to Article 4 (Suspension or Reduction of Deliveries). During events caused by natural forces, it is the intention of the Parties that the Facility shall be online and available to the greatest extent reasonably practicable within the then existing circumstances and conditions of operation and taking into account Seller’s determination,

SECTION 2.1

consistent with Good Engineering and Operating Practices, of whether the continued operation of the Facility (1) is likely to endanger the safety of persons and or property, and (2) is likely to endanger the integrity of the Facility.
(F)    Fuel and Other Expendables. Seller will contract for, acquire or otherwise provide for a reliable supply of Fuel and other expendables necessary to operate the Facility as provided in Section 3.2(F) (Fuel and Other Materials).
(G)    Renewable Portfolio Standards. If, as a result of any RPS Amendment, the electric energy delivered from the Facility should no longer qualify as “renewable electrical energy,” Seller shall, at the request of Company, develop and recommend to Company within a reasonable period of time following Company’s request, but in no event more than ninety (90) Days after Seller’s receipt of such request (or such other period of time as Company and Seller may agree in writing) reasonable measures to cause the electric energy delivered from the Facility to come within such revised definition of “renewable electrical energy” (“Seller’s RPS Modifications Proposal”). Such Seller’s RPS Modifications Proposal shall be in accordance with the provisions of Attachment U (Renewable Portfolio Standards).
2.2    Term and Effectiveness of Certain Obligations
(A)    Term. The initial term of this Agreement shall commence on the Effective Date and shall terminate on the thirtieth (30th) anniversary of the Commercial Operation Date (the “Initial Term”), unless extended pursuant to Section 2.2(E) (Extension Term) or terminated earlier as provided herein. Upon expiration of the Term, the Parties hereto shall no longer be bound by the terms and conditions of this Agreement, except as set forth in Section 25.23 (Survival of Obligations).
(B)    Effectiveness of Obligations. Notwithstanding any other provision to the contrary, and notwithstanding the Parties execution hereof, prior to the Effective Date no part of this Agreement shall be of any force or effect except for the provisions of this Section 2.2(B) (Effectiveness of Obligations) and Section 2.2(C) (PUC Approval).
(C)    PUC Approval
(1)    PUC Approval of Amendment Order. Upon the execution of this Agreement, the Parties shall use good faith efforts to obtain, by July 3, 2017, a satisfactory PUC Approval of Amendment Order .A satisfactory PUC Approval of Amendment Order is a PUC order that meets the conditions of Section 25.12(A) (PUC Approval of Amendment Order). If the satisfactory PUC Approval of Amendment Order is not obtained by July 3, 2017, or within such longer period as Company and Seller may agree to by a written agreement, Seller may, by written notice delivered within thirty (30) Days of such date, declare this Agreement null and void. If the Agreement is declared null and void as provided herein, the Parties hereto shall thereafter be free of all obligations hereunder, except as set forth in Section 2.2(D) (Obligations of the Parties Upon Declaration of the Agreement as Null and Void) and shall pursue no further remedies against one another.
(2)    Waiver Agreement. If the PUC Approval of Amendment Order is appealed, the Parties shall meet within six (6) Months of the filing date of the corresponding

SECTION 2.2

notice of appeal and decide whether to waive the requirement of obtaining a satisfactory Non-appealable PUC Approval of Amendment Order. Neither Party shall be required to agree to such a waiver. If the Parties agree in writing to such a waiver (“Waiver Agreement”), Seller agrees that it shall proceed with its performance solely at its own risk. Furthermore, if the Parties execute a Waiver Agreement, the provisions of the Agreement that would otherwise become effective upon obtaining a satisfactory Non-appealable PUC Approval of Amendment Order shall become effective as of the date of the Waiver Agreement (“Waiver Agreement Date”).
(3)    Company Performance Contingent. Notwithstanding any other provisions of this Agreement that might be construed to the contrary, Company’s purchase of electric energy under this Agreement and Company’s payment of the Capacity Charge, and any and all terms and conditions of this Agreement that are ancillary to such purchase and payment, are all contingent upon obtaining the PUC Approval of Amendment Order and the occurrence of the Capacity Rate Inclusion Date as set forth by the terms of this Agreement.
(D)    Obligations of Parties Upon Declaration of the Agreement as Null and Void. If pursuant to Section 2.2(C) (PUC Approval), a Party exercises it right to declare this Agreement null and void, this Agreement shall be deemed null and void and the Parties hereto shall be free of all obligations hereunder, other than as provided in Section 25.23 (Survival of Obligations), to the extent such obligations are applicable at the time the Party exercises its right to declare this Agreement null and void. Notwithstanding the foregoing, if Seller had requested Company to incur costs associated with Company-Owned Interconnection Facilities prior to receipt of a satisfactory PUC Approval of Amendment Order, or, if there is an appeal, a Non-appealable PUC Approval of Amendment Order, Seller shall pay Company the actual costs and cost obligations incurred by Company as of the date the Agreement is declared null and void for Company-Owned Interconnection Facilities and any reasonable costs incurred thereafter, provided, further that nothing in this Agreement shall obligate Company to incur such costs and cost obligations unless and until Seller provides Company with adequate security, as determined by Company in its sole discretion, to secure Seller’s obligation to pay Company for such costs and cost obligations as set forth herein.
(E)    Extension Term. If the Initial Term expires with the Parties hereto actively negotiating for the extension of this Agreement, a new power purchase arrangement, or the purchase of the Facility, then such Initial Term shall be extended on a month-to-month basis under the same terms and conditions as contained in this Agreement for so long as said negotiations continue (the “Extension Term”); provided, however, that in no event shall the
Extension Term exceed twenty-four (24) months without the approval of the PUC. The Extension Term shall terminate sixty (60) Days after either Party notifies the other in writing that said negotiations have terminated. The pricing for any capacity or energy to be purchased by the Company after the expiration of the Extension Term shall be negotiated and agreed to by the Parties and approved by the PUC.

(F)    Termination Rights. Notwithstanding any of the foregoing, Company or Seller may terminate this Agreement at any time in accordance with the terms and conditions of Article 8 (Default).

SECTION 2.2

2.3    Conditions Precedent
(A)    Company Conditions Precedent. Company’s obligation to purchase electric energy and/or capacity from Seller pursuant to this Agreement, and any and all obligations of Company which are ancillary to that purchase, including, without limitation, Company’s obligations under Article 4 (Suspension or Reduction of Deliveries), Article 5 (Rates for Purchase), Article 6 (Billing and Payment), Section 3.1 (Rights and Obligations of Both Parties), Section 3.2(E) (Metering, Generator Remote Control, Data Acquisition/Communications), and Section 3.3(A) (Dispatch of Facility Power), are contingent upon the following Conditions Precedent:
(1)    Following the Execution Date. Within sixty (60) Days after the PUC Submittal of Amendment Date, Seller shall submit to Company the available design materials listed in Attachment M (Design Information), as applicable, reasonably demonstrating to Company's satisfaction that the Facility, if constructed, operated and maintained pursuant to such design materials and in accordance with Good Engineering and Operating Practices, can be reasonably expected to have a useful life at least equal to the Initial Term.
(2)    Executed Project Documents. Upon the the Execution Date, Seller shall submit to Company copies of the following executed Project Documents: (i) the initial fully executed Fuel Supply Agreements (with commercial terms redacted to protect suppliers’ confidential information); (ii) the Fuel Report which shall be updated annually and submitted to Company on January 1 of each Calendar Year this Agreement is in force; and (iii) other contracts (if any) entered into by Seller for the purchase of critical materials and services necessary for the operation and maintenance of the Facility. If any one or more Fuel Supply Agreements are for a term less than the Initial Term of this Agreement or expire prior to the termination of the Initial Term of this Agreement, then not later than six (6) months prior to the stated expiration date of said Fuel Supply Agreements, Seller shall use commercially reasonable efforts to renew or replace, or cause the renewal or replacement of, such Fuel Supply Agreement with one or more replacement Fuel Supply Agreements, and shall provide a copy of such Fuel Supply Agreement at such time to Company (with commercial terms redacted to protect suppliers’ confidential information);
(3)    On or Before Commencement of Construction. On or before the commencement of construction of all or any portion of the Facility, Seller shall submit to Company the following:
(a)    Permits and Land Rights – Construction. Documents or other evidence that Seller obtained all required Permits and Land Rights needed to commence construction on such portion of the Facility;
(b)    Permits and Land Rights – Operations. Documents or other evidence that Seller has obtained all currently required Permits and Land Rights needed to operate the Facility following completion of the Facility;

SECTION 2.3

(c)    Proof of Insurance. Copies of any and all then-required insurance policies (or binders as appropriate) procured by Seller in accordance with Article 15 (Insurance) relating to the construction and operations of the Facility, as the case may be;
(d)    Officer’s Certificate. A certificate executed by a duly authorized officer or representative of Seller certifying that: (i) Seller has the right to locate the Facility at the Site for the Term; (ii) Seller has provided Company with a copy of the Lease, such Lease has a provision allowing for assignment with the consent of the landlord, and such Lease has not be amended or otherwise modified; and (iii) Seller has obtained all then-required Permits and Land Rights needed to commence construction of the Facility; and
(e)    Nondisturbance and Recognition Agreement. The Nondisturbance and Recognition Agreement a form of which is attached hereto as Attachment Q (Form of Non-Disturbance and Recognition Agreement), unless construction commences prior to the obtaining of financing in which case the Nondisturbance and Recognition Agreement should be provided pursuant to Section 3.1(F)(2) (Nondisturbance and Recognition Agreement).
(4)    On or Before Commercial Operation Date. On or before the Commercial Operation Date, which in no event shall be later than the Commercial Operation Date Deadline, Seller shall:
(a)    Proof of Insurance. Submit to Company copies of any and all then-required insurance policies (or binders as appropriate) provided by Seller required pursuant to Article 15 (Insurance) to be in effect prior to operation of the Facility; and
(b)    Officer’s Certificate. Submit to Company a certificate executed by a duly authorized officer or representative of Seller certifying to the best of Seller’s knowledge, after thorough due diligence by Seller, that: (i) Seller has obtained all then-required Permits and Land Rights needed to operate the Facility throughout the Term or, if one or more such Permits or Land Rights is not available at that time for the full Term, for such lesser period as is available; and (ii) construction of the Facility is substantially complete, that the Facility has been constructed in compliance with the terms of this Agreement and with the information submitted pursuant to this Section 2.3(A) (Company Conditions Precedent), that all Acceptance Tests set forth in Section 2.3(A)(4)(c) (Acceptance Test) have been satisfactorily accomplished and the Facility is ready to begin producing power on a commercial basis under the terms and conditions of this Agreement. Evidence required under this Section 2.3(A) (Company Conditions Precedent) shall be submitted or made available by Seller during or upon the completion of each phase of design, construction, and operation of the Facility (for example, completion of detailed engineering, completion of as-built drawings and receipt of manufacturers’ guarantee performance data). To allow Company to evaluate such evidence provided by Seller, Seller shall cooperate in such physical inspections of the Facility pursuant to Section 10.4 (Inspection of Facility Operation) of this Agreement as may be reasonably required by Company during and after completion of the Facility. In no event shall Company’s technical review and inspection of the Facility be deemed to be an endorsement of the design, construction, or operation thereof or as any warranty or guaranty of the safety, durability or reliability of the Facility nor a waiver of any of Company’s rights.

SECTION 2.3

(c)    Acceptance Test. Cause the Facility to pass the Acceptance Test procedures as defined in Attachment K (Acceptance and Capacity Testing Procedures).
(5)    On or Before Commencement of Capacity Charge Payments. On or before the commencement of Capacity Charge payments by Company, as provided in Section 5.1(G)(1) (Commencement of Capacity Charge Payments), the Facility shall pass the Capacity Test provided in Section 3.2(C)(13) (Acceptance and Capacity Tests).
(B)    Failure of Company Conditions Precedent
(1)    Seller’s Remedial Action Plan. If Seller misses any of the submission deadlines required by the Conditions Precedent in Section 2.3(A) (Company Conditions Precedent), Seller shall, within ten (10) Business Days of such missed submission deadline, provide Company a remedial action plan which shall set forth a detailed description of Seller’s course of action and plan to provide Company with the required submission and to meet all subsequent submission deadlines and the Commercial Operation Date Deadline, provided that delivery of any remedial action plan shall not relieve Seller of its obligation to meet any subsequent submission deadlines and the Commercial Operation Date Deadline.
(2)    Seller’s Certification Requirements. Not later than ninety (90) Days after the PUC Submittal of Amendment Date, Seller shall submit to Company a certificate executed by a duly authorized officer or representative of Seller declaring whether Seller has complied with the submission requirements of Section 2.3(A)(l) (Company Conditions Precedent Following the Execution Date), identifying with particularity the submissions on which such declaration relies, and certifying to the best of Seller’s knowledge, after thorough due diligence by Seller, that such submissions are true and correct in all material respects and in no way materially misleading. Not later than one hundred eighty (180) Days after the Execution Date, Seller shall submit to Company a certificate executed by a duly authorized officer or representative of Seller declaring whether Seller considers that it has complied with the submission requirements of Section 2.3(A)(2) (Executed Project Documents), identifying with particularity the submissions on which such declaration relies, and certifying that such submissions are true and correct in all material respects and in no way materially misleading. On or before the date for commencement of any construction on all or any part of the Facility, Seller shall submit to Company a certificate executed by a duly authorized officer or representative of Seller declaring whether Seller considers that it has complied with the submission requirements of Section 2.3(A)(3) (On or Before Commencement of Construction), identifying with particularity the submissions on which such declaration relies, and certifying that such submissions are true and correct in all material respects and in no way materially misleading. Within thirty (30) Days of receiving each of Seller’s certificates pursuant to this Section 2.3(B)(2) (Seller’s Certification Requirements) Company shall provide Seller with either a written statement that Seller has satisfied the submission requirements of Section 2.3(A)(1) (Company Conditions Precedent Following the Execution Date), Section 2.3(A)(2) (Executed Project Documents), and Section 2.3(A)(3) (On or Before Commencement of Construction) identified in such certificate, or a written statement setting forth the requirements Company believes have not been met by Seller, together with a reasonably detailed explanation of such assertion. Seller shall comply substantially with the requirements set forth in Company’s statement within thirty (30) Days of receiving Company’s statement. Unless and

SECTION 2.3

until Seller substantially complies with Company’s requirements for satisfying the Conditions Precedent in Section 2.3(A) (Company Conditions Precedent) to the reasonable satisfaction of Company, Seller shall not be deemed to have achieved the Commercial Operation Date.

SECTION 2.3

2.4    Failure to Meet Milestone Dates and Commercial Operation Date Deadline
(A)    Failure to Meet Milestone Dates
(1)    Guaranteed Milestones Other Than Commercial Operation Deadline
(a)    Seller’s Plan and Monthly Progress Reports. If Seller fails to achieve any Guaranteed Milestone other than the Commercial Operation Date Deadline within three (3) Months after its Milestone Date as set forth in Attachment B (Milestone Events) as extended for reasons of Force Majeure or as otherwise provided in this Agreement, then Seller shall within fifteen (15) Business Days thereafter submit for Company’s review and approval, which approval shall not be unreasonably withheld, a detailed plan which describes: (i) the reasons why such Guaranteed Milestone was not achieved; (ii) Seller's proposed measures for achieving such Guaranteed Milestone as soon as practicable thereafter; and (iii) Seller's proposed measures for meeting the Commercial Operation Date Deadline. Until such Guaranteed Milestone is met, Seller shall provide Company with Monthly Progress Reports as to the status of Seller's efforts to achieve such Guaranteed Milestone.
(b)    Milestone Delay Damages. If Seller fails to achieve any Guaranteed Milestone other than the Commercial Operation Date Deadline within sixty (60) Days after its Milestone Date set forth in Attachment B (Milestone Events) as extended for reasons of Force Majeure or as otherwise provided in this Agreement, Company shall collect and Seller shall pay Liquidated Damages in the amount of ONE THOUSAND DOLLARS ($1,000) for each Day (“Milestone Delay Damages”) that Seller fails to achieve such missed Milestone Date, provided that the number of Days for which Company shall collect and Seller shall pay Milestone Delay Damages shall not exceed ninety (90) Days (the “Milestone Date Delay LD Period”).
(c)    Termination and Pre-COD Termination Damages. If, upon the expiration of the Milestone Date Delay LD Period, Seller has not achieved such missed Milestone Date, Company shall have the right, notwithstanding any other provision of this Agreement to the contrary, to terminate this Agreement with immediate effect by declaring an Event of Default pursuant to Section 8.1(A)(3) (Default by Seller) and issuing a written termination notice to Seller pursuant to Section 8.2(B) (Right to Terminate). If this Agreement is terminated by Company pursuant to this Section 2.4(A)(1)(c) (Termination and Pre-COD Termination Damages), Company shall have the right to collect Pre-COD Termination Damages, as provided in Section 9.3(A) (Pre-COD Termination Damages) of this Agreement. Unless and until Seller substantially completes each Guaranteed Milestone to the reasonable satisfaction of Company, Seller shall not be deemed to have achieved the Commercial Operation Date.
(2)    Reporting Milestones. If Seller fails to achieve any Reporting Milestones within three (3) Months after its Milestone Date as set forth in Attachment B (Milestone Events) as extended for reasons of Force Majeure or as otherwise provided in this Agreement, then Seller shall within fifteen (15) Business Days thereafter submit for Company’s review and approval, which approval shall not be unreasonably withheld, a detailed plan which describes: (i) the reasons why such Reporting Milestone was not achieved; (ii) Seller's proposed

SECTION 2.4

measures for achieving such Reporting Milestone as soon as practicable thereafter; and (iii) Seller's proposed measures for meeting the Commercial Operation Date Deadline.  Until such Reporting Milestone is met, Seller shall provide Company with Monthly Progress Reports as to the status of Seller's efforts to achieve such Reporting Milestone. Unless and until Seller substantially completes each Reporting Milestone to the reasonable satisfaction of Company, Seller shall not be deemed to have achieved the Commercial Operation Date.
(B)    Failure to Meet Commercial Operation Date Deadline
(1)    Commercial Operation Date Deadline and Grace Periods. Time is of the essence for this Agreement, and Seller shall achieve the Commercial Operation Date no later than the Commercial Operation Date Deadline. If Seller fails to achieve the Commercial Operation Date by the Commercial Operation Date Deadline, Seller shall have the following grace periods within which to achieve the Commercial Operation Date without incurring liability for Daily Delay Damages pursuant to Section 2.4(B)(3) (Daily Delay Damages and Termination Right):
(a)    Force Majeure. If the failure to achieve the Commercial Operation Date by the Commercial Operation Date Deadline is the result of Force Majeure, and if and so long as the conditions set forth in Section 18.2(A) (No Liability) are satisfied, Seller shall be entitled to a grace period following the Commercial Operation Date Deadline equal to the lesser of three hundred sixty (360) Days or the duration of the Force Majeure.
(b)    Company’s Untimely Performance. If the failure to achieve the Commercial Operation Date by the Commercial Operation Date Deadline is the result of any failure by Company in the timely performance of its obligations under this Agreement, Seller shall be entitled to a grace period following the Commercial Operation Date Deadline equal to the duration of the period of delay caused by such failure in Company's timely performance. For purposes of this Section 2.4(B)(1)(b) (Company’s Untimely Performance), Company's performance will be deemed to be "timely" if it is accomplished within the time period specified in this Agreement with respect to such performance or, if no time period is specified, within a reasonable period of time.
(2)    Notices and Reports. If Seller fails to achieve the Commercial Operation Date by the Commercial Operation Date Deadline or has reasonable grounds for concluding that it is unlikely to achieve that objective:
(a)    Not Force Majeure. If such failure or anticipated failure is not the result of Force Majeure, Seller shall:
(i)    promptly give Company written notice of such failure or anticipated failure in writing;
(ii)    expeditiously provide Company with a written explanation of the reason for such failure or anticipated failure; and

SECTION 2.4

(iii)    provide Company with written weekly progress reports describing the actions taken to achieve the Commercial Operation Date and the estimated time frame for completion of such actions.
(b)    Force Majeure. If such failure or anticipated failure is the result of Force Majeure, Seller shall, without limitation to the generality of Article 18 (Force Majeure), provide the notice, explanation and weekly progress reports required under Section 18.2(A) (No Liability).
(3)    Daily Delay Damages and Termination Right.
(a)    Daily Delay Damages. If the Commercial Operation Date has not been achieved on or before the latter of the Commercial Operation Date Deadline or the expiration of any applicable grace period set forth in Section 2.4(B)(1) (Commercial Operation Date Deadline and Grace Periods) has expired, then Company shall collect and Seller shall pay Liquidated Damages in the amount of THREE THOUSAND FIVE HUNDRED DOLLARS ($3,500) for each Day (“Daily Delay Damages”) following expiration of the applicable grace period that Seller fails to achieve the Commercial Operation Date, provided that the number of Days for which Company shall collect and Seller shall pay Daily Delay Damages shall not exceed calendar one hundred eighty (180) Days (the “COD Delay LD Period”).
(b)    Termination Right. If, upon the expiration of the COD Delay LD Period, Seller has not achieved the Commercial Operation Date, Company shall have the right, notwithstanding any other provision of this Agreement to the contrary, to terminate this Agreement with immediate effect by declaring an Event of Default pursuant to Section 8.1(A)(1) and issuing a written termination notice to Seller pursuant to Section 8.2(B) (Right to Terminate). If the Agreement is terminated by Company pursuant to this Section 2.4(B)(3) (Daily Delay Damages and Termination Right), Company shall have the right to collect Pre-COD Termination Damages, as provided in Section 9.3(A) (Pre-COD Termination Damages) of this Agreement.

(4)    Development Period Security Fund. Company shall draw upon the Development Period Security established pursuant to Section 7.1 (Security Fund) on a monthly basis for payment of the total Milestone Delay Damages and Daily Delay Damages incurred by Seller during the preceding Calendar Month. If the Development Period Security is at any time insufficient to pay the amount of the draw to which Company is then entitled, Seller shall pay any such deficiency to Company promptly upon demand.

SECTION 2.4

2.5    No Waiver
(A)    Conditions Precedent and Milestone Events. Except as otherwise provided herein, failure by Company to invoke its rights under Section 2.3(B) (Failure of Company Conditions Precedent) or Section 2.4(A) (Failure to Meet Milestone Dates) with respect to any particular Condition Precedent or Milestone Event shall in no way diminish Company’s rights upon the failure of Seller to achieve any subsequent Condition Precedent prior to its applicable deadline or on any subsequent Milestone Event prior to its applicable Milestone Date.
(B)    Event of Default. Notwithstanding any other provision hereof, Company’s failure to declare an Event of Default during the time periods provided for in this Agreement shall not constitute a waiver if such failure is the direct or indirect result of Seller’s misstatement of a material fact or Seller’s omission of a material fact which is necessary to make any representation, warranty, certification, guarantee or statement made (or notice delivered) by Seller to Company in connection with this Agreement (whether in writing or otherwise) not misleading.

2.6    Company’s Right to Negotiate for Purchase of Facility. Company shall have the first opportunity to negotiate with Seller to purchase the Facility, during or at the end of the Term, in accordance with Article 21 (Sale of Facility by Seller) of this Agreement.

SECTIONS 2.5 AND 2.6

ARTICLE 3 - SPECIFIC RIGHTS AND OBLIGATIONS OF THE PARTIES
3.1    Rights and Obligations of Both Parties
(A)    Sale and Purchase of Energy and Capacity. Seller shall produce, supply and sell to Company and Company shall take from and pay Seller for the Firm Capacity and Net Real Power as determined in accordance with the terms and conditions of this Agreement, including, but not limited to Article 5 (Rates for Purchase), all under Company Dispatch.
(B)    Protection of Facilities. Each Party shall be responsible for protecting its own facilities from possible damage by reason of electrical disturbances or faults caused by the operation, faulty operation or non-operation of the other Party’s facilities, and such other Party shall not be liable for any such damage so caused.
(C)    Good Engineering and Operating Practices
(1)    Each Party agrees to design, construct, install, operate and maintain its respective equipment and facility and to perform all obligations required to be performed by such Party under this Agreement in accordance with Good Engineering and Operating Practices and applicable Laws, tariffs and reliability standards for an island electric utility.
(2)    Wherever in this Agreement and the attached Attachments Company has the right to give specifications, determinations or approvals, such specifications, determinations or approvals shall be given in accordance with Company’s standard practices, policies and procedures and, unless otherwise provided, shall not be unreasonably withheld, delayed or conditioned. Any such specifications, determinations, or approvals shall be consistent with the terms and conditions of this Agreement, and shall not be deemed to be an endorsement, warranty, or waiver of any right of Company.
(D)    Interconnection Agreement. The terms and conditions related to the Company-Owned Interconnection Facilities and Seller-Owned Interconnection Facilities are set forth in Attachment E (Interconnection Agreement). In accordance with Section 9 (Transfer of Ownership/Title) of Attachment E (Interconnection Agreement), on the Transfer Date, Seller shall convey title to the Company-Owned Interconnection Facilities that were designed and constructed by or on behalf of Seller by executing a Bill of Sale and Assignment document substantially in the form set forth in Attachment E, Schedule 2 (Form of Bill of Sale and Assignment). In addition, in accordance with Section 9 (Transfer of Ownership/Title) of Attachment E (Interconnection Agreement), on the Transfer Date, Seller shall deliver to Company any and all executed documents required to assign all applicable Land Rights with respect to the Company-Owned Interconnection Facilities to Company, which documents shall be substantially in the form set forth in Attachment E, Schedule 3 (Assignment of Lease and Assumption).

SECTION 3.1

(E)    (Reserved)
(F)    Financing Documents.
(1)    Terms of Financing Documents. Seller shall include in the terms of the Financing Documents the following provisions for Company’s benefit:
(a)    A recognition by each Financing Party of Company’s right to step in and operate the Facility as provided in Section 8.2(D) (Company’s Right to Enter and Operate the Facility), and a binding commitment to Company, in a manner legally enforceable by Company, that so long as this Agreement is in effect and there shall not exist and remain continuing any Event of Default by Company under this Agreement, such Financing Party will take no action (except pursuant to rights granted to Seller under this Agreement) to disturb, affect or impair Company’s right to step in and operate the Facility as provided in Section 8.2(D) (Company’s Right to Enter and Operate the Facility).
(b)    As a condition to any Financing Party, or any purchaser, successor, assignee and/or designee of a Financing Party (“Subsequent Owner”), succeeding to ownership or possession of the Facility as a result of the exercise of remedies under the Financing Documents, and thereafter operating the Facility to generate electric energy such Financing Party or Subsequent Owner shall, prior to operating the Facility for such purpose, have assumed all of Seller’s rights and obligations under this Agreement.
(c)    A binding commitment to Company, in a manner legally enforceable by Company, that so long as this Agreement is in effect and there shall not exist and remain continuing any Event of Default by Company to: (i) give written notice to Company of any event of default by Seller and any event known to such Financing Party which, with notice or the passage of time or both, would constitute an event of default by Seller, under any Financing Documents; and (ii) afford Company the right to cure any such event of default within sixty (60) Days after notice to Company of such event of default, and to forbear from exercising any right or remedy available to such Financing Party in respect of such event of default during such cure period.
(d)    A recognition by each Financing Party of Company’s right to set off any payment due and owing by Seller to Company under this Agreement as provided in Article 16 (Set Off) and Section 6.2(B) (Set Off), and a binding commitment to Company, in a manner legally enforceable by Company, that so long as this Agreement is in effect and there shall not exist and remain continuing any Event of Default by Company, such Financing Party will take no action (except pursuant to rights granted to Seller under this Agreement) to disturb, affect or impair Company’s right to set off any payment due and owing by Seller to Company under this Agreement as provided in Article 16 (Set Off) and Section 6.2(B) (Set Off).
(2)    Nondisturbance and Recognition Agreement. Seller shall provide Company a signed Nondisturbance and Recognition Agreement from each Financing Party no later than fourteen (14) Days prior to execution of the Financing Documents. Seller acknowledges that it has been advised by Company that Company will not execute any direct

SECTION 3.1

agreement with or undertaking in favor of any Financing Party that does not include the provisions described in Section 3.1(F)(1)(a) and Section 3.1(F)(1)(b), above.
(3)    Company’s Rights. Each Financing Party shall agree that in the event of default by Seller under any Financing Documents, Company shall have the option in Company's sole discretion to do one or more of the following: (i) cure Seller's default without assuming Seller's obligations under the Financing Documents; and (ii) cure Seller's default and directly or by an affiliate assume Seller's obligations under the Financing Documents.
(4)    Reimbursement of Company Costs. Seller shall reimburse Company for costs incurred by Company in responding to Financing Parties’ requests or as a result of any event of default by Seller under the Financing Documents, including but not limited to any attempt to cure such event of default undertaken by Company as provided in Sections 3.1(F)(1)(c) and Section 3.1(F)(3) (Company’s Rights) or any assumption of Seller's obligations under Section 3.1(F)(3) (Company’s Rights).

SECTION 3.1

3.2    Rights and Obligations of Seller
(A)Design and Construction of Facility
(1)General. Seller shall furnish all financial resources, labor, tools, materials, equipment, transportation, supervision, and other goods and services necessary to completely design and build, or modify and refurbish as necessary, the Facility to fulfill the requirements of this Agreement. The design and construction, or modifications to existing equipment utilized for the Facility as well as the acquisition of other necessary infrastructures shall take place using Good Engineering and Operating Practices. As applicable, the Facility design and specifications must conform to Company’s electrical specifications and standards, as set forth in this Agreement and the Interconnection Agreement, and shall consider the requirements necessary, in the design of the operating parameters, to enable continued power delivery through power system disturbances, such as system faults and transient conditions cleared by primary or secondary fault clearing and off-normal frequency as identified in Section 3.2(C) (Delivery of Power to Company). The immediately preceding sentence shall not apply to conditions which isolate the Facility from the Company System. It is the intent and expectation of the Parties that the Facility have a plant life equal to at least the Initial Term of this Agreement. To the extent practicable, Facility equipment shall be designed and constructed and/or refurbished, as appropriate, by Seller in a manner consistent with that objective. This refurbishment will be conducted as necessary for Seller to meet all of its obligations under this Agreement during the Term. The Facility shall be designed and constructed in accordance with Section 2.1 (General Description of the Facility).
(2)Milestone Dates. Due to the critical nature of Company’s energy needs, Seller’s attainment of all Milestone Events, on or prior to applicable Milestone Dates specified in Attachment B (Milestone Events), is essential. Unless a Milestone Date is extended as provided in Section 2.4(A) (Failure to Meet Milestone Dates), a failure to achieve a Milestone Event by its Milestone Date shall be treated in accordance with the provisions of Section 2.4(A) (Failure to Meet Milestone Dates).
(3)Commercial Operation Date Deadline. The Commercial Operation Date shall occur no later than the date set forth in Attachment B (Milestone Events) (the “Commercial Operation Date Deadline”). A failure to achieve the Commercial Operation Date by the Commercial Operation Date Deadline shall be treated in accordance with the provisions of Section 2.4(B) (Failure to Meet Commercial Operation Date Deadline).
(4)Seller’s Permits and Land Rights

(a)Seller’s Responsibilities. Seller is responsible for the acquisition and continuous maintenance of all Permits and Land Rights required for the design, construction, refurbishment, operation and maintenance of the Facility during the Term under conditions which allow Seller to meet the requirements of this Agreement including, but not limited to, Company’s right to control the electrical output of the Facility through Company Dispatch. A listing of anticipated Permits shall be set forth in Attachment O (Seller’s Permits). Seller shall be solely responsible for obtaining all required Permits, whether such permits are listed in Attachment O (Seller’s Permits) or not.

SECTION 3.2

(b)Duration of Permits and Land Rights. All Permits and Land Rights shall be acquired for the Initial Term of this Agreement and to the extent applicable any Extension Term; provided, however, if the pertinent Governmental Authority does not issue a specific Permit for at least a period equal to the Initial Term, Seller shall make commercially reasonable efforts to obtain the Permit for the longest time period generally allowed by law. All Permits shall be obtained and renewed by Seller in accordance with procedures set by the pertinent Governmental Authority. Seller must comply with all operating Permits and with all Site specific requirements imposed by any Governmental Authority. Seller shall be responsible for all costs related to any violations by Seller, its employees, agents or representatives, of any provisions of any of the Permits or Land Rights, and in no situation shall Company be held responsible for violations of Seller’s Permits or Land Rights.
(c)Seller’s Air Permit Responsibilities. Seller shall be solely responsible to maintain compliance with the Facility’s Covered Source Air Permit at all times. In the event that Seller has been found to have violated the requirements of the Covered Source Air Permit by any Governmental Authority, then Company shall not consider such violation, in and of itself, to be an event of default pursuant to Section 8.1 (Events of Default). However, nothing in this Section 3.2(A)(4)(c) shall relieve Seller of its sole responsibility for all costs related to any violations of the Covered Source Air Permit. Further, nothing in this Section 3.2(A)(4)(c) shall relieve Seller of its obligations under Section 3.2(C) (Delivery of Power to Company) and Section 3.2(D) (Warranties and Guarantees of Performance).

(5)Review of Facilities

(a)Drawings and Calculations. Seller shall make readily available to Company a complete set of all non-proprietary, detailed engineering designs, plans, calculations and drawings (including as-built drawings) relating to the design and construction of the Facility within a reasonable time after such documents are available but in no event later than seven (7) Days following the application for construction Permits for the engineering drawings and, with respect to the as-built drawings, no later than one hundred twenty (120) Days after the Facility achieves the Commercial Operation Date. Such documents shall be submitted in electronic format, if requested by Company, in a format compatible with Company’s computer hardware and software.
(b)Review, Observation and Inspection. Company shall have an opportunity to: (i) review and comment on the design of the Facility: (ii) to observe the construction and refurbishment of the Facility and the equipment to be installed therein; and (iii) to inspect the Facility and related equipment following the completion of construction and/or modifications during the course of this Agreement, provided that such activities do not materially interfere with Seller’s construction, refurbishment or operation of the Facility. The Parties shall bear their respective costs incurred in such review, observation, and inspection, unless otherwise provided in this Agreement or any other agreement entered into between the Parties. Unless otherwise agreed to by the Parties, Company shall, as soon as practicable, but in no event later than thirty (30) Days following provision to Company of (i) any design materials or (ii) any opportunity for inspection by it of the construction and refurbishment of the Facility,

SECTION 3.2

review and provide comments thereon with regards to any matter relating to the interconnection or parallel operation of the Facility with the Company System and such matter may: (i) adversely affect Company’s property or the operations of its customers and customer’s property; (ii) present safety hazards to the Company System, property or employees or Company’s customers or the customer’s property or employees; or (iii) otherwise fail to comply with this Agreement, and Seller shall, as soon as practicable, but in no event later than thirty (30) Days after receipt of such comments, respond in writing, either noting agreement and action to be taken or reasons for disagreement.
(c)Process for Resolving Disagreements. If Seller disagrees with Company’s comments provided under Section 3.2(A)(5)(b) (Review, Observation and Inspection) above, it shall note alternatives it will take to accomplish the same intent, or provide Company with a reasonable explanation as to why no action is required by Good Engineering and Operating Practices. If Company disagrees with Seller’s position, a Qualified Independent Engineer shall be chosen from the Qualified Independent Engineers List pursuant to Section 3.3(B) (Company Right to Require Independent Engineering Assessment) and the Qualified Independent Engineer shall make a recommendation to remedy the situation pursuant to the Independent Engineering Assessment. Seller shall abide by the Qualified Independent Engineer’s recommendation contained in such Independent Engineering Assessment. Both Parties shall equally share in the cost for the Independent Engineering Assessment. However, Seller shall pay all costs associated with implementing the recommendation set forth in the Independent Engineering Assessment.
(d)No Endorsement, Warranty or Waiver. In no event shall any review, comment or failure to comment by Company be deemed to be an endorsement, warranty or waiver of any right by Company. In no event shall any failure by Company to exercise its rights under Section 3.2(A)(5) (Review of Facilities) constitute a waiver by Company of, or otherwise release Seller from, any other provision of this Agreement.

(e)Areas of Common Concern. In areas of common concern, such as the type and settings of Seller’s protective relaying equipment, Seller shall submit such designs and settings for Company’s review and acceptance. Protective relay settings must coordinate with Company System as Company, within its sole discretion, designs and operates the Company System. Company shall have the right to review and make the determination as to whether the protective relay settings coordinate with the Company System, and shall provide any comments relating thereto to Seller as soon as practicable, and in no event later than thirty (30) Days after receiving Seller’s protective relay settings. If Company determines that Seller’s protective relay settings do not adequately coordinate with Company System, the Facility shall not be allowed to interconnect.

(6)Facility Protection Equipment

(a)Seller’s Obligations. Seller shall, at its own cost, furnish, install, operate and maintain internal breakers, relays, switches, synchronizing equipment and other associated protective and control equipment (“Protective Relay Equipment and Settings”) necessary to maintain the standard of reliability, quality and safety of electric energy production

SECTION 3.2

suitable for parallel operation with Company System as required by this Agreement and Good Engineering and Operating Practices.
(b)Protection Design Trip Settings. The Facility shall be designed to meet the requirements of Section 3.1(B) (Protection of Facilities), Section 3.1(C) (Good Engineering and Operating Practices), Section 3.2(A) (Design and Construction of Facility) and Section 3.2(C) (Delivery of Power to Company). Seller shall maintain sufficient monitoring and recording equipment capable of diagnosing the cause for a loss of power output from the Facility and report such cause as required in Section 4.1(F) (Facility Problems).
(c)Company’s Right to Review the Design. Company shall have the right, but not the obligation, to review and accept the design of all such Protective Relay Equipment and Settings as soon as practicable, and in no event later than twenty (20) Days after the receipt of all Permits for construction, refurbishment and modifications of the Facility and shall present any comments relating thereto to Seller, as soon as practicable and in no event later than sixty (60) Days after receiving such design information.
(d)Company’s Right to Review Modifications. Company shall have the right, but not the obligation, to review and accept any proposed future action by Seller to modify or replace such Protective Relay Equipment and Settings, or change such settings, as soon as practicable, and in no event later than forty-five (45) Days prior to such future action; provided, however, Company shall present any comments relating thereto to Seller as soon as practicable, and in no event later than fifteen (15) Days after receiving information relating to such future action.
(e)Company’s Right to Review Installation. Company shall have the right, but not the obligation, to review, inspect and accept the installation, construction and setting of all such Protective Relay Equipment and Settings in order to ensure consistency with the design submitted by Seller for Company’s review. If Company exercises such right, Company shall inform Seller as soon as practicable, and in no event later than forty-five (45) Days after such review or inspection, of any problems it believes exist and any recommendations it has for correcting such problems.
(f)No Endorsement, Warranty or Waiver. Company’s inspection and acceptance of Seller’s Protective Relay Equipment and Settings shall not be construed as endorsing the design thereof, nor as any warranty of the safety, durability or reliability of said equipment and settings, nor as a waiver of any of Company’s rights. In no event shall any failure by Company to exercise its rights under this Section 3.2(A)(6) (Facility Protection Equipment) constitute a waiver by Company of, or otherwise release Seller from, any other provision of this Agreement.
(g)Cooperation. Seller and Company shall cooperate with each other in good faith in agreeing upon design standards for any Protective Relay Equipment and Settings referred to in this Section 3.2(A)(6) (Facility Protection Equipment).

(h)Timing for Implementation of Company Proposals. Within a reasonable time after receipt of Company’s comments referred to in this Section 3.2(A)(6)

SECTION 3.2

(Facility Protection Equipment) or notification by Company of problems related to Seller’s obligations under this Section 3.2(A)(6) (Facility Protection Equipment), but no later than ninety (90) Days after such notification (unless such condition is causing a safety hazard or damage to Company System or the facilities of any of Company’s customers, in which event the correction must be promptly made by Seller), Seller shall implement Company’s proposals.
(i)Relay Settings. Notwithstanding the foregoing, Seller shall utilize relay settings prescribed by Company, which may be changed over time within the design capability of the equipment as the requirements of Company System change. If Seller demonstrates that the utilization of such relay settings would likely result or have resulted in an event normally requiring Liquidated Damages or an Event of Default, Seller shall be excused from same.
(7)Monthly Progress Reports. On the first Day of each month following the Effective Date and continuing until the Commercial Operation Date, Seller shall provide Company with monthly progress reports in the form set forth on Attachment T (Form of Monthly Progress Report) containing a reasonable level of detail on the status of each specific Condition Precedent contained in Section 2.3(A) (Company Conditions Precedent) and the status of efforts to meet each Milestone Date (the “Monthly Progress Report”). Seller shall include in such report a list of all letters, notices, applications, filings and Permits sent to or received from any Governmental Authority and shall provide any such documents as may be reasonably requested by Company. If, during any month, Seller has reasonable cause to believe that it will be unable to achieve any Milestone Date, it shall so inform Company as soon as practicable, but no later than the next monthly progress report. Seller shall provide Company with any requested documentation to support the achievement of Conditions Precedent or Milestone Events within ten (10) Business Days of receipt of such request from Company. At Company’s request, Seller shall provide an opportunity for Company to meet with appropriate personnel of Seller or its contractors to discuss and assess any such Monthly Progress Report. Upon the occurrence of a Force Majeure event, Seller shall also comply with the requirements of Section 18.2 (Consequences of Force Majeure) to the extent such requirements provide for communications to Company beyond those required under this Section 3.2(A)(7) (Monthly Progress Reports).
(B)Operation and Maintenance of Facility
(1)Standards

(a)Good Engineering and Operation Practices. Seller shall operate the Facility in accordance with Good Engineering and Operating Practices. Subject to those standards, Seller shall deliver to Company the Net Real Power of the Facility up to the Available Capacity of the Facility under Company Dispatch and shall operate the Facility in a manner that maximizes the overall reliability of Company System.

(b)Trip Setting. The Facility shall not trip for an electrical fault or transient condition in Company System of less than thirty six (36) cycles duration, or a resulting trip shall be considered a Unit Trip which shall count towards the number of allowable Unit Trips under Section 3.2(D)(6) (Unit Trips) and shall count against Seller’s availability for both

SECTION 3.2

the EAF and EFOR. For example, an electrical fault and subsequent clearing of such a fault shall be considered one transient event.
(c)Facility Personnel. Beginning with the date that Seller achieves the Commercial Operation Date, Seller’s personnel capable of starting, operating and stopping the Facility (“Facility Personnel”) shall be continuously available at the Facility during all hours of every Day.
(d)Natural Events. The Facility shall be operated and maintained, as set forth in Section 2.1(E) (Requirements for Electric Energy Supplied by Seller) and in accordance with the terms of this Agreement, unless Seller has obtained specific approval from the Company System Operator to take the Facility off-line, such that the Facility shall remain on-line and available to produce Firm Capacity and Net Real Power during events caused by natural forces, including, but not limited to, tropical storms, hurricanes, floods, earthquakes and volcanic eruptions, of a degree of severity set forth in the design and build standards and specifications in Section 2.1(B) (Facility Specifications).
(2)Control of Facility
(a)Seller’s Control System. Seller shall provide and maintain in good working order all equipment, computers and software necessary to accurately and completely send telemetry data to, and to accept controls from Company’s Energy Management System (“EMS”). Company shall review and provide prior written approval of the design for Seller’s Control System. Company’s review shall be completed as soon as practicable, and in no event later than thirty (30) Days after receiving the design for Seller’s Control System, with Company’s written approval to be provided as soon as practicable thereafter. If at any time Seller materially changes the approved design of Seller’s Control System, such changes will also require Company’s review and prior written approval. Company’s review shall be provided as soon as practicable, and in no event later than thirty (30) Days after receiving Seller’s design change, with Company’s written approval to be provided as soon as practicable thereafter. Seller’s Control System shall include, but not be limited to, a demarcation cabinet, ancillary equipment and software necessary for Seller to connect to Company’s Remote Terminal Unit (“RTU”), located in Company’s portion of the Facility switching station, which shall provide the control signals to Facility and send feedback status and analogs to Company’s EMS. The power source for all control systems at the Facility will be designed to be immune from system transients. Seller’s Control System must, as a minimum:
(i)Interface with Company’s RTU as required for Company System Operator to dispatch the Facility pursuant to the obligations under Section 3.1(B) (Protection of Facilities), Section 3.1(C) (Good Engineering and Operating Practices), and Section 3.2 (C) (Delivery of Power to Company), and provide remote control capability consistent with this Agreement including trip of the Facility generator breaker, and specifying the voltage target at the Point of Interconnection;
(ii)Interface with Company’s RTU for telemetry of electrical quantities such as gross MW, gross MVAr, net MW, net MVAr, voltages and currents and other quantities as identified by Company;

SECTION 3.2

(iii)Interface with Company’s RTU for equipment status such as, for circuit breakers and switches and other equipment as identified by Company.
(3)Protective Equipment. Seller shall operate the Facility with all applicable installed system protective relays with verified operation at the designated settings along with the communication to those relays in service whenever the generator is connected to or is operated in parallel with Company System, except for normal testing purposes in accordance with Good Engineering and Operating Practices. Seller shall have qualified personnel test and calibrate all protective equipment at regular intervals not to exceed one (1) Calendar Year. A unit functional trip test (which shall include an overspeed trip test on a steam turbine) shall be performed annually in accordance with industry standards. Following a Major Equipment Overhaul, a functional trip test shall be performed and shall simulate abnormal trip conditions separately at each primary element that initiates a trip and shall demonstrate that the trip system produces the appropriate equipment response. In no event shall any trip test conducted pursuant to this Section 3.2(B)(3) (Protective Equipment) constitute a Unit Trip. If at any time Company has reason to doubt the integrity of the Facility’s protective equipment and reasonably suspects that such purported loss of integrity would jeopardize the reliability of Company’s supply of electric energy to its customers, Seller shall be required to reasonably demonstrate to Company’s satisfaction the correct calibration and operation of the equipment in question. Seller shall ensure that Facility equipment critical to the continued operation and supply of power, including both auxiliary and primary generating equipment, shall not be tripped solely due to relay protection triggered by off-normal low-system voltage or off-normal system frequency conditions (i.e.; protective 27 (undervoltage) and 81 O/U (frequency) relaying shall be set to alarm only) as set forth in Section 3.2(C) (Delivery of Power to Company). Facility equipment may trip for protection due to the effects of a system event, provided that design parameters meet the requirements of over/under voltage and frequency as set forth in Section 3.2(C) (Delivery of Power to Company). Company shall not be liable for any damage to Seller’s equipment resulting from the failure of Facility protective equipment.
(4)Personnel and System Safety
(a)Seller shall provide, at a location approved by Company, a manual disconnect device which provides a visible break to electrically separate the Facility from Company System. Such disconnect device shall be lockable in the OPEN position and accessible to Company personnel at all times. Notwithstanding any other provision of this Agreement, if at any time Company determines that the continued operation of the Facility: (i) is likely to endanger the safety of persons and/or property; (ii) is likely to endanger the integrity of Company System; or (iii) is likely to have an adverse effect on the equipment of Company’s customers, then in each case (i) through (iii), Company shall have the right to disconnect the Facility from Company System as provided in Section 4.1(C) (Safety of Persons and/or Property).
(b)If the Facility is separated from Company System for any reason, under no circumstances shall Seller reclose into the Company System without first obtaining specific approval to do so from the Company System Operator, which approval shall be granted promptly upon the removal of the cause of the condition in Section 3.2(B)(4)(a) above. The Facility shall remain disconnected until such time that the condition specified under Section

SECTION 3.2

3.2(B)(4)(a) above has been corrected, and the Company shall not be obligated to accept or pay for any energy which might otherwise have been received from the Facility during such period. If Company disconnects the Facility from the Company System, it shall immediately notify Seller by voice communication and thereafter confirm in writing the reasons for the disconnection.
(5)Operating and Maintenance Records.
(a)Seller’s Logs. Logs shall be kept by Seller for information on unit availability, including reasons for planned outages and Forced Outages, circuit breaker trip operations, relay operations, and notations of abnormal operating conditions and events. Seller shall also maintain operational records including target indications, relay reports, and other recorded operational data such as MW, MVAr, and voltages. Information shall be kept for unit availability including reasons for planned outages and Forced Outages, circuit breaker trip operations, relay operations, including target initiation and other unusual events. The Company shall have the right to review logs and other operational records such as relay target indications, relay reports, and other recorded operational data. Seller will provide the Company with logs and other relevant data through written reports upon Forced Outages, planned outages, forced and planned derations, or Unit Trips, within ten (10) Days of the event. This shall include the recorded data and available reports generated from data from monitoring and recording equipment capable of diagnosing the cause for loss of power output from the Facility and report the cause, as required in Section 3.2(A)(6) (Facility Protection Equipment). Reports will include the date and time of the occurrence as well as the cause of the Unit Trip, deration, or Forced Outage. The Company shall have the right to request reasonable additional information if necessary to evaluate the incident. Attachment L (Unit Incident Report) is an example of a written report.
(b)Periodic Reviews. Company may require periodic reviews of Seller’s Facility, maintenance records, available operating procedures and policies, and relay settings, and Seller shall implement changes Company deems necessary for parallel operation or to protect the Company System from damages resulting from the parallel operation of Seller’s Facility with the Company System, subject to the terms and conditions of this Agreement.
(c)Company Access to Seller’s Logs. Company shall have the right at its sole cost and expense at reasonable times and upon reasonable notice to review and copy any such items upon request.
(d)Seller’s Monthly Report. Seller shall provide EAF and EFOR, calculations each month calculated on a monthly basis for the Facility, showing the underlying calculations and supporting data, consistent with NERC GADS methodology. The supporting data reported shall include planned derated hours, unplanned derated hours, average derated kW during the derated hours, scheduled maintenance hours, average derated kW during scheduled maintenance hours, the number of turbine starts, hours on-control and hours on-line using definitions provided by, and/or consistent with, NERC GADS. Seller shall also provide average Available Capacity on an hourly basis, and a monthly Available Capacity which is based on the average hourly Available Capacity for the month, except where the Available Capacity for a

SECTION 3.2

given hour is greater than the Firm Capacity, its contribution to the monthly average Available Capacity will be the Firm Capacity. Calculations will be provided within three (3) Business Days of the end of the month being reported. Company shall have the right to request reasonable additional information if necessary to further evaluate these calculations.
(6)Schedule of Outages
(a)60-Month Schedule. Prior to June 1 of each Calendar Year, Seller shall submit for review and comment by Company an initial schedule of expected electric energy delivery periods for the sixty (60) month period beginning with January of the following Calendar Year (the “60-Month Schedule”). The 60-Month Schedule shall supersede any previous 60-Month Schedule and state the periods of operation, the dates and duration of all scheduled shutdowns, reductions of output, and scheduled maintenance, and the reasons therefor, including the scope of work for the maintenance requiring shutdown or reduction in output of the Facility. Seller shall (i) revise such 60-Month Schedule to accommodate reasonable requests made by Company no later than December 1 of the Calendar Year preceding the Calendar Year in which a scheduled revision is requested to take place; provided that, if the requested revision is one of timing, the revised date(s) shall be within the same Calendar Year as scheduled, so long as such revised schedule is consistent with Good Engineering and Operating Practices and does not, or is not reasonably likely to, have a material adverse effect on the performance of the Facility; and (ii) use commercially reasonable efforts, consistent with Good Engineering and Operating Practices, to accommodate any subsequent changes in such 60-Month Schedule (either delaying or advancing such 60-Month Schedule) reasonably requested by Company in the event that Company is experiencing or expecting to experience a short-term shortage of supply of energy, capacity or both or any other operational or electrical problems with Company System.
(b)Company’s Replacement Costs. If the actual duration of a planned outage for the Facility exceeds the scheduled time planned for such outage, Seller shall pay to Company the difference between Company’s costs for the unscheduled replacement energy and the energy costs, including but not limited to fuel costs, that would have been incurred if the Facility had produced the energy for the entire time the unscheduled replacement energy was necessary. Replacement costs in these cases will be for the specific equipment which Company designates as having produced such replacement energy. This provision shall not apply in the event that Seller demonstrates that the extension is due to the discovery and prompt reporting to Company of a major equipment problem which Seller could not have reasonably anticipated prior to beginning the outage, provided that, following the discovery Seller makes commercially reasonable efforts (to include, but not be limited to, supplemental manpower, extended overtime, expedited work by service shops, and expedited shipment of parts and material) to take measures which will return the Facility to service as soon as possible.
(c)Normal Annual Maintenance Requirements. The normal annual maintenance requirements for the Facility are the equivalent of two (2) contiguous weeks of full plant outage each Calendar Year, with four (4) contiguous weeks of full plant outage every fifth (5th) year.

SECTION 3.2

(d)Approval By Company. Seller shall not schedule any maintenance not listed on the 60-Month Schedule that will reduce or eliminate electric output of the Facility without coordination with and approval of Company, which approval shall not be unreasonably withheld, delayed or conditioned, and shall use commercially reasonable efforts to provide Company with as much advance notice as is practicable prior to removing the Facility from service for such maintenance. Such removal from service will be reflected in the availability performance statistics and designated as a maintenance outage or deration, Forced Outage or deration, or scheduled outage or deration extension in accordance with NERC GADS Reporting Instructions.
(e)Potential Catastrophic Equipment Failure. If Seller believes that an outage is required to prevent Catastrophic Equipment Failure, Seller shall notify Company as soon as practicable and Company shall promptly act, upon Seller’s request, to approve such outage, which approval shall not be unreasonably withheld, delayed or conditioned. The determination as to whether or not the outage constitutes a maintenance outage or a Forced Outage will be made in accordance with the NERC GADS Reporting Instructions referenced by this Agreement.
(f)Communication to Company after Forced Outages and Derations. In the event of a Forced Outage or deration, Seller shall inform the Company of the cause of the Forced Outage or deration, plans to address cause of the Forced Outage or deration, and anticipated dates and values of capacity increases and restorations(s) as soon as practical, but in no event later than one (1) hour after the Forced Outage or deration occurs. Seller shall immediately inform Company of changes in the expected duration of the Forced Outage unless relieved of this obligation by Company for the duration of each Forced Outage. Seller shall maintain sufficient data recording and monitoring equipment to enable diagnosis and cause of equipment trips, Forced Outages, and derations.
(7)Seller’s Obligation to Maintain Workforce. If Seller experiences a work stoppage, work slowdown or walkout as a result of a labor dispute with its employees, or between any entity with which Seller has subcontracted or to which Seller or any affiliate of Seller has assigned its rights and obligations, pursuant to the operation and maintenance contract between Seller and any affiliate of Seller, and the employees of such entity, Seller shall, to the extent permitted by law, provide an adequate, qualified workforce to operate and maintain the Facility within ninety-six (96) hours after such stoppage, slowdown or walkout begins. If Seller fails to meet this obligation, it shall pay to Company pursuant to Section 9.2(D) (Damages in the Event of Seller Labor Disputes) the sum of Five Thousand Dollars ($5,000) for each Day or partial Day after the expiration of such ninety-six (96) hour period during which such adequate, qualified workforce was not provided and there is a reduction in output below the level called for by normal Company Dispatch up to a maximum period of fourteen (14) Days. Seller shall provide prompt written notice to Company as to the date and time at which it has met this obligation. If, at any time after the aforesaid ninety-six (96) hour period has expired, but during the continuation of Seller work stoppage, slowdown or walkout, the Facility is experiencing a reduction in output below the level called for by normal Company Dispatch, it shall be presumed that such reduction is the result of a lack of an adequate, qualified workforce unless Seller proves to Company’s satisfaction, or, in the event of a Dispute

SECTION 3.2

pursuant to Article 17 (Dispute Resolution), Seller proves in such an arbitration, that such reduction is attributable to other causes.
(C)Delivery of Power to Company. Seller shall operate the Facility in the following manner to provide power to Company in accordance with this Section 3.2(C) (Delivery of Power to Company).
(1)Voltage/Reactive Power Requirements
(a)Electricity generated by Seller shall be delivered to the Company at the Point of Interconnection in the form of 3-phase, 60 hertz (nominal) alternating current at the normal operating voltage of 69 kV. The actual operating voltage will be determined by Company.
(b)The Facility must deliver power up to the Firm Capacity at a power factor between 0.90 lagging and 0.95 leading to the Company System. The Facility generator must be capable of automatically adjusting reactive control to maintain the bus voltage at the Point of Interconnection to meet the scheduled voltage set point target specified by the Company System Operator. The voltage target will be specified remotely by the Company System Operator through the SCADA/EMS. The Facility’s voltage set point target must reflect the Company voltage set point target issued from the SCADA/EMS, without delay. The generator should not normally operate on a fixed var or fixed power factor setting except during startup or shutdown or if agreed by Company. The voltage setpoint target, and present Facility minimum and maximum reactive power limits based on the Facility real power export and the unit capability curve shall be provided to the Company EMS through the RTU telemetry interface.
(c)The Facility shall have under-voltage and over-voltage ride through capability. The Facility shall behave as follows during under-voltage disturbances and over-voltage disturbances (“V” is the voltage of any of the three phases at the Point of Interconnection). For alarm conditions the Facility should not disconnect from the Company System unless Seller reasonably determines based upon Good Engineering and Operating Practices that the Facility’s equipment is at risk of damage. This is necessary in order to coordinate with the existing Company System:
V ≥ 0.80 pu
The Facility remains connected to the Company System in continuous operation.

0.00 pu ≤ V < 0.80 pu
The Facility remains connected to the Company System and in continuous operation for a minimum of 600 milliseconds (while “V” remains in this range). The Facility may initiate an alarm if “V” remains in this range for more than 600 milliseconds; the duration of the event is measured from the point at which the

SECTION 3.2

voltage drops below 0.75 pu. and ends when the voltage is at or above .75 pu. The 600 milliseconds represents a delayed clearing time of 30 cycles plus breaker opening time.
1.00 pu ≤ V < 1.10 pu
The Facility remains connected to the Company System and in continuous operation.

1.10 pu ≤ V <1.15 pu
The Facility remains connected to the Company System and in continuous operation no less than thirty (30) seconds; the duration of the event is measured from the point at which the voltage increases at or above 1.10 pu and ends when voltage is at or below 1.10 pu.

1.15 pu ≤ V
The Facility remains connected to the Company System and in continuous operation for as long as possible as allowed by the equipment operational limitations (i.e.; the generator manufacturer’s recommended time interval).

(d)Protective 27 relaying (undervoltage) will be set to alarm only.

(2)Frequency Requirements.
(a)Nominal system frequency is 60 Hz.
(b)Droop Characteristic. The governor unit speed-droop characteristic shall have a nominal setting of 4 percent (4%) with no intentional deadband, with 70% of the droop response to be available within 15-seconds of the initial event triggering a frequency deviation and 100% within 30-seconds. The droop setting shall be tunable and be determined during commissioning. This setting shall be changed upon Company’s written request as necessary for grid droop response coordination.
(c)The Facility shall be capable of operating in isochronous (zero droop) or droop mode. The mode of operation will be at the request of the Company System Operator and shall be capable of changing modes of operation while online.
(d)The dynamic response and tuning of the Facility unit controls was critical to the assessment of the system impact in the Interconnection Requirements Study. The actual dynamic response of the units will be tested during commissioning and reflected in the transient stability performance during under-frequency and over-frequency events.

SECTION 3.2

(e)Performance during underfrequency events. The Facility is required to remain in continuous operation during and following under-frequency conditions as described below. During these conditions the Facility is to remain connected and continue exporting power (with export reflecting the appropriate proportional droop response). The Facility shall, at a minimum, behave as follows during an under-frequency disturbance (“f” is the system frequency at the Point of Interconnection):
f > 57.0 Hz
The Facility remains connected to the Company System and in continuous operation.

56.0 Hz < f < 57.0 Hz -
The Facility remains connected to the Company System and in continuous operation for at least six (6) seconds per event. The duration of the event is from the point at which the frequency is below 57 Hz and ends when the frequency is at or above 57 Hz. The Facility may initiate an alarm if frequency remains in this range for more than six (6) seconds.

f < 56.0 Hz -
The Facility remains connected to the Company System and in continuous operation for the duration allowed by the equipment operational limitations. The Facility may initiate an alarm immediately.

For alarm conditions the Facility should not disconnect from the Company System unless Seller reasonably determines based upon Good Engineering and Operating Practices that the Facility’s equipment is at risk of damage.

(f)Performance during over-frequency events: The Facility is required to behave as follows during over-frequency conditions (“f” is the system frequency at the Point of Interconnection):

f < 61.5 Hz -
The Facility remains connected to the Company System and in continuous operation. Export of power shall continue with output adjusted as appropriate for Facility droop response specified in Section 3.2(C)(2) (Frequency Requirements).

61.5 Hz < f < 63.0 Hz -
The Facility remains connected to the Company System for at least ten (10) seconds during which power export shall continue as modified by the droop response

SECTION 3.2

specified in Section 3.2(C)(2) (Frequency Requirements). After ten seconds the Facility may initiate an alarm and the Facility remains connected and producing power for the duration allowed by the equipment operational limitations. The duration of condition is from the point at which the frequency is above 61.5 Hz and ends when the frequency is at or below 61.5 Hz.

f > 63 -
The Facility remains connected to the Company System for the duration allowed by the equipment operational limitations. Export of power shall continue as modified by the droop response specified in Section 3.2(C)(2) (Frequency Requirements). The Facility may initiate an alarm immediately.

For alarm conditions the Facility should not disconnect from the Company System unless Seller reasonably determines based upon Good Engineering and Operating Practices that the Facility’s equipment is at risk of damage.

(g)Quick Load Pick-up. The Facility will provide up to three (3) MW Quick Load Pick-Up (“QLPU”) during any three second period as an automated response to a drop in frequency when the output of the Facility is in the range of seven (7) to seventeen and one-half (17.5) MW. The actual amount of QLPU will be determine by the droop setting and change in frequency.
(h)During a frequency disturbance, the power export during steady-state conditions prior to the frequency disturbance shall not override the export in power droop during sustained off-normal frequency conditions. The export of power shall continue at the pre-disturbance export (nominal 60 Hz) as modified by the proportional droop response for off-normal frequencies, unless the dispatch is intentionally adjusted. Adjustments to dispatch level during off-normal frequency conditions may be made locally by the Facility Personnel or remotely by Company through the EMS or as directed by the Company System Operator.
(i)The Facility will return to the output levels (relative to nominal sixty (60) Hz, as adjusted by droop) following the under or over frequency conditions, unless directed otherwise by the Company System Operator (or if intentionally adjusted by local or remote dispatch.)
(j)Company shall have the right to utilize the Facility generation for supplemental frequency control, in addition to economically dispatched load following, through dispatch under the Company EMS to regulate frequency on the Company System consistent with this Section 3.2(C) (Delivery of Power to Company).
(k)Protective 81 relaying (o/u) will be set to alarm only.

SECTION 3.2

(3)Real Power Delivery.

(a)Seller shall deliver the electricity contracted for under this Agreement to the Company System at the Point of Interconnection.
(b)During the Term, Seller shall deliver to Company for Company Dispatch the entire Net Real Power of the Facility. Company may take up to the entire Available Capacity of the Facility, subject to the terms and conditions of this Agreement.
(c)The Facility shall be subject to generator real-power dispatch by the Company’s EMS through a single control interface. Remote dispatch shall be provided between the range of seven (7) MW to the Available Capacity for the purpose of system balancing and frequency control. Remote dispatch shall be performed for economic dispatch between the range of ten (10) MW to the Available Capacity. The response of the Facility to Company Dispatch signals shall be immediate and allow the Facility to achieve the ramp rates set forth in Section 3.2(C)(3)(g) (Ramp Rates).. The dispatch request shall reflect net MW from the Facility at the Point of Interconnection. The implementation of the remote dispatch control by Seller shall not result in overriding the Facility droop response as specified in Section 3.2(C)(2) (Frequency Requirements). Seller shall develop, in consultation with Company, the detailed interface design for the AGC control, which shall be approved by Company prior to implementing Seller’s Control System.
(d)Refusal to comply with Company Dispatch shall result in an unreported derating, if the output is less than the dispatch request, from the time that such dispatch request was received until such time as Seller complies with such dispatch request.
(e)The Facility may disable remote dispatch by Company for abnormal Facility operations such as equipment malfunctions, breakdowns, etc. The disabling of remote dispatch control by Seller shall be immediately indicated through a status provided to Company through the RTU telemetry interface to the EMS.
(f)Minimum Load Capability. The Facility shall allow for a net minimum load capability under remote dispatch of seven (7) MW at Company’s sole discretion as necessary due to system constraints, system balancing and frequency control. The output of the Facility may be directed to operate at less than the net minimum load capability of seven (7) MW by instruction from the Company System Operator under disturbances or other unusual operating conditions which could be mitigated or addressed by the reduction of the Facility in the judgment of the Company System Operator, such as, but not limited to: excess energy conditions due to abnormal operating conditions such as could be caused by unexpected loss of load, system over-frequency, transmission equipment overload or risk of transmission overloads due to contingencies, and high voltages in the vicinity of the interconnection.
(g)Ramp Rates.  At no time shall the available ramp rate for Company Dispatch be less than one (1.0) MW per minute for Facility output between 7 MW net to 10 MW net, or less than one-and-a-half (1.5) MW per minute for Facility output between 10 MW net to 15 MW net, or less than two (2.0) MW per minute for Facility output between 15 MW net and the Available Capacity.  Without limiting the foregoing, Seller shall use Good

SECTION 3.2

Engineering and Operating Practices, including the use of supplemental biodiesel firing, to  achieve an available ramp rate for Company Dispatch of two (2.0) MW per minute at all levels of Facility output between 7 MW and the Available Capacity.  When requested by Company through its remote dispatch or by other means, under emergency conditions, Seller shall use commercially reasonable efforts to maximize such ramp rates, greater than two (2.0) MW per minute, to the extent the Facility is capable of doing so within manufacturer’s specifications and warranties.  Seller shall inform Company of the maximum available ramp rate under remote control.

(h)Facility design and implementation shall be such as to minimize potential for single points of failure resulting in total loss of Facility power output.
(4) Harmonics Standards. Harmonic distortion caused by the Facility shall not exceed the limits stated in IEEE Standard 519-1992 “Recommended Practices and Requirements for Harmonic Control in Electric Power Systems” (or latest version). Seller is responsible for the installation of any necessary controls on hardware to limit the voltage and current harmonics generated from the Facility to levels defined in IEEE Standard 519-1992 (or latest version).
(5)Generator H Constant. In recognition of the Company System’s stability concerns, the Facility generator shall have an H constant of 3.16 or higher. A lower value of H constant may be accepted by Company if supported by a system stability study performed by Company and paid for by Seller. In any case, Seller must obtain Company’s written approval, which approval shall not be unreasonably withheld, of the H constant in the installed equipment.
(6)Operation of Synchronizing Breakers. Seller shall have the ability to trip and close its generator synchronizing breakers located at the Facility. Company will have trip control only and breaker status indication of the Facility generator synchronizing breakers. Seller shall notify Company of all operations of its generator synchronizing breaker in advance of such operation if practicable.
(7)Short Circuit Ratio. The short circuit ratio shall be between 0.4 and 1.0 inclusive.
(8)Open Circuit Transient Field Time Constant. The open circuit transient field time constant shall be thirteen (13) seconds or less.
(9)Generator Step-Up Transformer Impedance. The generator step-up transformer impedance shall be between seven percent (7%) and nine percent (9%), inclusive, on transformer OA rating.

SECTION 3.2

(10)Generator Excitation System. The excitation system for the generator shall be designed for the following capabilities and attributes:
(a)Ceiling Voltage. The excitation system ceiling voltage shall be at least four hundred percent (400%) of rated main generator field voltage.
(b)Response Ratio. The excitation system response ratio shall be three (3) or higher.
(c)Rotating Regulator. The excitation system shall have a brushless rotating exciter with static voltage regulation.
(d)Field Forcing Ability. The excitation system shall have field forcing ability.
(e)Excitation Source Immunity. The excitation source shall be immune to variations in system voltage as described under Section 3.2(C)(1) (Voltage/Reactive Power Requirements).
(f)Voltage/Reactive Power Requirements. The Facility shall have compound sources of power for its excitation system so that, in the event of a Company System fault, the Facility’s generator field does not collapse.
(11)Control Systems. The power source for control systems will be designed to be immune from system transients in accordance with Section 3.2(A)(6) (Facility Protection Equipment) and to meet the performance during under/over voltage and under/over frequency conditions pursuant to this Section 3.2(C) (Delivery of Power to the Company).
(12)Start-up Periods. The maximum time to full load under normal (non-emergency) system conditions shall be thirty (30) minutes when the unit has been off line for less than five (5) hours and two (2) hours for cold start-ups. When requested by Company under emergency conditions, Seller shall use commercially reasonable efforts to accelerate such start-up periods to the extent the Facility is capable of doing so within manufacturer’s specifications and warranties.
(13)Acceptance and Capacity Tests. Seller shall conduct and satisfactorily complete the Acceptance Tests to demonstrate to Company’s satisfaction that Seller is capable of complying with the requirements of this Section 3.2(C) (Delivery of Power to Company) and other requirements of this Agreement (including completing the modifications to the Facility pursuant to Attachment A (Diagram of Interconnection), and subsequently the Capacity Test in accordance with the testing procedures set forth in Attachment K (Acceptance And Capacity Testing Procedures). As provided in Section 2.3(A)(3)(c) (Acceptance Test), passing the Acceptance Test is a condition precedent to achieving the Commercial Operation Date. Following the Commercial Operation Date, the Capacity Charge payments shall be governed by Section 5.1(G) (Capacity Charge). As provided in Section 2.3(A)(4) (On or Before Commencement of Capacity Charge Payments), passing the Capacity Test is a condition precedent to commencement of Capacity Charge payments.

SECTION 3.2

(D)Warranties and Guarantees of Performance
(1)Renewable Energy Facility. Seller warrants and guarantees that the Facility will utilize Fuel as defined in this Agreement.
(2)Equivalent Availability Factor. Seller warrants and guarantees that, in each Contract Year during the Term, after the first Contract Year, the Facility will achieve an EAF of 90%. If a Force Majeure event(s) occurs, the Force Majeure period shall not count for the purposes of calculating EAF to compute Liquidated Damages or Event of Default criteria, but only to the extent that Seller’s inability to perform is caused by one (1) or more Force Majeure event(s).
(3)Equivalent Forced Outage Rate. Seller warrants and guarantees that, in each Contract Year during the Term after the first Contract Year, the Facility will not exceed a five percent (5%) EFOR. If a Force Majeure event(s) occurs, the Force Majeure period shall not count for the purposes of calculating EFOR to compute Liquidated Damages or Event of Default criteria, but only to the extent that Seller’s inability to perform is caused by one (1) or more Force Majeure event(s).
(4)(Reserved).
(5)Power Quality. Seller warrants and guarantees that the Facility will produce electric energy that meets the quality standards in Section 3.2(C)(l) (Voltage / Reactive Power Requirements), Section 3.2(C)(2) (Frequency Requirements), Section 3.2(C)(3) (Real Power Delivery), and Section 3.2(C)(4) (Harmonics Standards).
(6)Unit Trips. Seller warrants and guarantees that, during the first Contract Year, the Unit Trips of the Facility will not exceed four (4), and after the first Contract Year, the Unit Trips of the Facility will not exceed three (3) per annum.
(7)Liquidated Damages. In the event Seller fails to satisfy the warranties and guarantees of performance in this Section 3.2(D) (Warranties and Guarantees of Performance), Seller shall be liable for Liquidated Damages as provided in Article 9 (Liquidated Damages).
(8)Exclusive Warranties of Performance. The foregoing warranties and guarantees of performance constitute the exclusive warranties and guarantees of performance under this Agreement and operate in lieu of all other warranties and guarantees of performance, whether oral or written. Seller and Company disclaim any other warranty and guarantee of performance, express or implied, including without limitation, warranties of merchantability or fitness for a particular purpose.
(E)Metering, Generator Remote Control, Data Acquisition/Communications
(1)Meters
(a)Seller shall furnish, install and maintain in accordance with Company’s requirements and at no charge to Company, all conductors, service switches, fuses,

SECTION 3.2

meter sockets and cases, meter and instrument transformers, switchboard meter test switches, meter panels, steel structures and similar devices required for service connection and meter installations. The Interconnection Agreement between Company and Seller, a form of which is attached to this Agreement as Attachment E (Interconnection Agreement), shall identify in greater detail the equipment and devices to be furnished by Seller and the specifications and performance standards for such equipment and devices.
(b)Company shall purchase and own meters suitable for measuring the integrated Net Real Power of the Facility in kW and kWh on a time of use basis and of reactive power flow in kilovar and kilovarhours. Company will calibrate these devices in accordance with the latest edition of the American National Standards Institute Code for Electricity Metering. The kilovarhour meters shall be ratcheted to prevent reversal in the event the power factor is leading. Company shall install, maintain and annually test such meters, and Seller shall reimburse Company on an annual basis for all reasonably incurred costs and expenses (including applicable Hawaii General Excise Taxes) for such installation, maintenance and testing work. Seller shall install, maintain and test revenue meter PT's and CT's every five years. Company shall install two (2) complete sets of metering equipment using one set of instrument transformers for each metering station. Seller may, at its own expense, monitor (by electronic means or otherwise) any meters described in this Section 3.2(E)(1) (Meters) and shall inform Company of any errors in such meter readings.
(2)Communications, Telemetering and Generator Remote Control Equipment
(a)At Seller’s expense, Company shall purchase, install and own such communications, telemetering, remote control equipment, and all equipment related thereto as may reasonably be required in order to allow Company to dispatch the electric energy from the Facility as required to optimize economic and reliable operation of Company System.
(b)In addition, at Seller’s expense, Company shall purchase, install and own communications, telemetering, and other related equipment, as Company reasonably deems appropriate, so Company can access information from Seller’s operation including but not limited to the information necessary for Company to utilize its EMS and information on breaker position, generator amps, vars, voltage, var limits, and other information required by Company to monitor and control the Facility in accordance with the terms of this Agreement. All equipment in this Section 3.2(E)(2) (Communications, Telemetering and Generator Remote Control Equipment) shall meet Company’s reasonable specifications for transmission of data to locations specified by Company. Seller shall reimburse Company for its reasonable engineering, procurement, installation, equipment testing, and maintenance costs for installing and maintaining such communications, telemetering and remote control equipment (including but not limited to the Remote Terminal Unit, generator control unit, and generator control panel). Seller shall install transducers as specified by Company, metering, Company-specified test switches for transducers and metering, AC and DC sources, telephone lines and/or microwave communication, and interconnecting wiring with proper identification for supervisory and communications equipment at no cost to Company. Subsequent to the Commercial Operation Date, Company may purchase and install additional communications, telemetering, and remote control equipment and may require Seller to install at Company’s

SECTION 3.2

expense, any reasonably necessary additional transducers, test switches, AC and DC sources, telephone lines and interconnecting wiring at any time during the Term; provided such installation is not disruptive to Seller’s operation of the Facility.
(3)Meter Testing. Company shall provide at least twenty-four (24) hours’ notice to Seller prior to any test it may perform on the metering or telemetering equipment. Seller shall have the right to have a representative present during each such test. Either Party may request additional tests in addition to the annual test provided for in Section 3.2(E)(l) (Meters) and such Party shall pay the cost of such additional test. If any of the metering equipment is found to be inaccurate at any time, Company shall promptly cause such equipment to be made accurate, and the period of inaccuracy, as well as the estimate for correct meter readings, shall be determined in accordance with Section 3.2(E)(4) (Corrections).
(4)Corrections. If any test of metering equipment conducted by Company indicates that its meter readings are in error by one percent (1%) or more, the meter readings from such equipment shall be corrected as follows: (i) determine the error by testing the meter at approximately ten percent (10%) of the rated current (test amperes) specified for the meter; (ii) determine the error by testing the meter at approximately one hundred percent (100%) of the rated current (test amperes) specified for the meter; and (iii) the average meter error shall then be computed as the sum of one-fifth (1/5) the error determined in (i) and four-fifths (4/5) the error determined in (ii). The average meter error shall be used to adjust the bills for the amount of electric energy supplied to Company for the previous six (6) Months from the Facility, unless Company’s or Seller’s records conclusively establish that such error existed for a greater or lesser period, in which case the correction shall cover such actual period of error, except as specified in Section 6.4 (Adjustments).
(F)Fuel and Other Materials
(1)Fuel. Seller shall be responsible for acquiring, transporting and storing at the Facility adequate supplies of Fuel and other materials used in the operation of the Facility during the Term. An adequate supply of Fuel at the Facility shall include sufficient Fuel to operate the Facility for at least thirty-seven (37) Days including thirty (30) Days of readily available log storage and seven (7) Days of prepared biomass fuel, which shall be determined by Seller in good faith based upon (i) the average level of Company Dispatch during the previous six (6) Months and (ii) the expected level of Company Dispatch during the following month as indicated by Company, pursuant to Section 3.3(A)(2) (Dispatch Forecast). Seller shall promptly notify Company should Fuel supplies fall below these levels.
(2)Fuel Report. Where applicable, Seller shall be responsible for providing Company with the annual Fuel Report in the format described in Section 2.3(A)(2) (Executed Project Documents) which demonstrates Seller’s plans to acquire Fuel to support the operation of the Facility pursuant to the terms and conditions of the Agreement for the Term of the Agreement. The Fuel Report shall include but not be limited to forestry development plan, crop rotation, harvesting and regeneration rates and schedule, silviculture practices in place, tree condition (or biomass crop), inventory, growth progress as well as cost of harvesting, processing and hauling to plant site to support the operation of the plant at warranted levels for the remaining life of the contact. The Fuel Report will include long term plans for the

SECTION 3.2

sustainable fuel inventory with 5, 10 and 15 year projections. The Fuel Report will also include copies of all fuel harvesting contracts, land leases and other pertinent information to reasonably satisfy Company that the Fuel Report is adequate for continuous operations for the Term of this Agreement; provided that contracts, leases and other evidence of long-term agreements supporting the ability of Seller to perform under this Agreement and which have been submitted as part of a prior Fuel Report need not be resubmitted with future Fuel Reports to the extent those documents and agreements have not been amended or modified in any way. Seller shall provide its first Fuel Report to Company prior to the Parties’ execution of the Agreement. Thereafter, Seller shall submit to Company a Fuel Report update by January 1 of each Calendar Year the Agreement remains in force. Company shall have the right to comment on such annual report within thirty (30) Days of receipt, and to suggest reasonable modifications thereto which are consistent with the terms and conditions of this Agreement, which suggested modifications Seller will consider in its reasonable discretion and inform Company within thirty (30) Days of receipt of such suggestions, whether it will make such changes. If so, a revised report shall be issued within thirty (30) Days thereafter.
(3)Renegotiation. Should the Fuel Report filed immediately prior to the transition from initial plantation harvesting to leucaena harvesting indicate a variance in the projected costs of cultivation, harvesting, processing and hauling of fuel of more than 10% from that reflected in the first Fuel Report, the parties agree to renegotiate the Agreement pricing such that savings due to lower fuel costs shall be reflected in the Agreement energy pricing for future years.
(4)Audit Rights for Inspection of Fuel Storage. Company shall have the right throughout the Term, and following the end of the Term, as extended, upon reasonable prior notice, to (i) inspect the Fuel stored at the Facility, and (ii) audit the books and records of Seller (which may be redacted to protect suppliers’ confidential commercial information) to verify Seller’s compliance with Section 3.2(F)(1) (Fuel). Seller shall make such records available at its offices in Hawaii during normal business hours.
(G)Waste Handling. Seller shall be responsible for the handling and proper disposal of any waste products produced by the Facility, including but not limited to waste water and ash, and for any costs associated therewith. Seller shall comply with all applicable laws, rules and regulations in executing its duties.
(H)Emissions. Seller shall be responsible for the control and consequences of any and all emissions produced as a result of operation of the Facility and for all costs and expenses associated therewith.
(I)Compliance with Laws. Seller shall at all times comply with all valid and applicable federal, state and local laws, rules, regulations, orders, ordinance, permit conditions and other governmental actions (collectively “Laws”) and shall be responsible for all costs associated therewith. To the extent any such Laws would hinder Seller’s ability to operate the Facility in full compliance with all requirements of this Agreement, Seller shall make commercially reasonable efforts to obtain a waiver or exemption from such Laws to the extent available.

SECTION 3.2

(J)Adequate Spare Parts. Seller shall at all times keep on hand or have ready access to sufficient spare parts to maintain the Facility in a manner which provides reasonable assurance, consistent with Good Engineering and Operating Practices, that the performance of the Facility will meet the requirements of this Agreement.
(K)Periodic Meetings. Seller’s General Manager or an appropriate alternate designated representative of Seller satisfactory to Company shall attend periodic meetings with appropriate Company representatives, as such meetings may be requested by either Party from time to time, and each Party shall be prepared to discuss Facility operations and maintenance and interface with Company System operations. Such meetings may be regularly scheduled or called by either Party specifically to address particular problem areas.
(L)Notice of Certain Events. To the extent any of the following events occur and could reasonably be likely to have a material adverse effect on Seller’s performance under this Agreement, Seller shall provide Company with timely written notice of the occurrence of such event and Seller’s proposed measures to ensure that such event will not lead to an Event of Default or otherwise materially impair Seller’s ability to perform its obligations under this Agreement:
(1)Reserved.
(2)Reserved.
(3)Payments for Materials or Labor. Seller shall fail to make any payment for materials or labor used in the engineering, design, construction, maintenance or operation of the Facility exceeding One Million Dollars ($1,000,000) in the aggregate within ninety (90) Days after the due date thereof, except for payment obligations contested in good faith by Seller or adequately bonded to the reasonable satisfaction of Company or contract retentions withheld during Seller’s review of a contractor’s performance.
(4)Financing Documents. The Financing Parties shall declare an event of default under the Financing Documents.
(5)Permits. Seller shall have received any notice that it is not in compliance with any of the Permits that enable Seller to operate the Facility.
(M)Financial Compliance
(1)Financial Compliance. Seller shall provide or cause to be provided to Company on a timely basis, as reasonably determined by Company, all information, including but not limited to information that may be obtained in any audit referred to below (the “Information”), reasonably requested by Company for purposes of permitting Company and its parent company, HEI, to comply with the requirements (initial and on-going) of (i) the accounting principles of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 810, Consolidation (“FASB ASC 810”), (ii) Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), (iii) FASB ASC 840 Leases (“FASB ASC 840”), and (iv) all clarifications, interpretations and revisions of and regulations implementing FASB ASC 810, SOX 404 and FASB ASC 840 issued by the FASB, Securities and Exchange

SECTION 3.2

Commission, the Public Company Accounting Oversight Board, Emerging Issues Task Force or other Governmental Authorities. In addition, if required by Company in order to meet its compliance obligations, Seller shall allow Company or its independent auditor, to audit, to the extent reasonably required, Seller’s financial records, including its system of internal controls over financial reporting; provided, however, that Company shall be responsible for all costs associated with the foregoing, including but not limited to Seller’s reasonable internal costs. Company shall limit access to such Information to persons involved with such compliance matters and restrict persons involved in Company's monitoring, dispatch or scheduling of Seller and/or the Facility, or the administration of this Agreement, from having access to such Information (unless approved in writing in advance, by Seller).
(2)Confidentiality. Company shall, and shall cause HEI to, maintain the confidentiality of the Information as provided in this Section 3.2(M) (Financial Compliance). Company may share the Information on a confidential basis with HEI and the independent auditors and attorneys for HEI and Company. (Company, HEI, and their respective independent auditors and attorneys are collectively referred to in this Section 3.2(M) (Financial Compliance) as “Recipient”). If either Company, or HEI, in the exercise of their respective reasonable judgments, concludes that consolidation or financial reporting with respect to Seller and/or this Agreement is necessary, Company, and HEI each shall have the right to disclose such of the Information as Company or HEI, as applicable, reasonably determines is necessary to satisfy applicable disclosure and reporting or other requirements and give Seller prompt written notice thereof (in advance to the extent practicable under the circumstances). If Company or HEI disclose Information pursuant to the preceding sentence, Company and HEI shall, without limitation to the generality of the preceding sentence, have the right to disclose Information to the PUC and the Division of Consumer Advocacy of the Department of Commerce and Consumer Affairs of the State of Hawaii (“Consumer Advocate”) in connection with the PUC’s rate making activities for Company and other HEI affiliated entities, provided that, if the scope or content of the Information to be disclosed to the PUC exceeds or is more detailed than that disclosed pursuant to the preceding sentence, such Information will not be disclosed until the PUC first issues a protective order to protect the confidentiality of such Information. Neither Company nor HEI shall use the Information for any purpose other than as permitted under this Section 3.2(M) (Financial Compliance).
(3)Required Disclosure. In circumstances other than those addressed in the immediately preceding paragraph, if any Recipient becomes legally compelled under applicable law or by legal process (e.g., deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or a portion of the Information, such Recipient shall undertake reasonable efforts to provide Seller with prompt notice of such legal requirement prior to disclosure so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 3.2(M) (Financial Compliance). If such protective order or other remedy is not obtained, or if Seller waives compliance with the provisions at this Section 3.2(M) (Financial Compliance), Recipient shall furnish only that portion of the Information which it is legally required to so furnish and to use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed material.

SECTION 3.2

(4)Exclusions from Confidentiality. The obligation of nondisclosure and restricted use imposed on each Recipient under this Section 3.2(M) (Financial Compliance) shall not extend to any portion(s) of the Information which (i) was known to such Recipient prior to receipt, or (ii) without the fault of such Recipient is available or becomes available to the general public, or (iii) is received by such Recipient from a third party not bound by an obligation or duty of confidentiality.
(5)Consolidation and Capital Lease. Neither Company nor Seller want to be subject to consolidation and capital lease treatment as set forth in FASB ASC 810 and 840, respectively, as issued and amended from time to time by FASB. Company and Seller acknowledge that as of the Execution Date, this Agreement does not cause Seller to be consolidated into Company’s financial statements, nor does this Agreement constitute a capital lease.
(a)Consolidation and Capital Lease. In the event that, following the Execution Date, any changed circumstances, including, but not limited to, revised accounting rules and interpretations thereof, result in (i) this Agreement causing Seller to be consolidated into Company’s financial statements, or (ii) this Agreement being considered a capital lease, then the Parties will take all commercially reasonable steps, including modification of this Agreement, to eliminate the consolidation treatment or the capital lease treatment, while preserving the economic "benefit of the bargain" to both Parties. In the event the consolidation treatment or the capital lease treatment cannot be eliminated and the economic “benefit of the bargain” to both Parties cannot be maintained on a mutually acceptable basis, then Seller shall, within 90 days, reduce its Gearing Ratio as of the date of the determination of either consolidation as set forth in (i) above or capital lease treatment as set for in (ii) above, to 90% of Company’s Gearing Ratio as of the determination date. If Seller fails to reduce its Gearing Ratio in accordance with the preceding sentence, then Company may terminate this Agreement.
(b)Notwithstanding the foregoing, under any circumstances where Company shall be required to consolidate Seller into Company’s financial statements, Seller shall immediately provide audited financial statements (including footnotes) in accordance with U.S. generally accepted accounting principles (and as of the reporting periods Company is required to report thereafter) in order for Company to consolidate and file its financial statements within the reporting deadlines of the Securities and Exchange Commission.
(c)Termination. In the event Seller shall fail to comply with either Section 3.2(M)(5)(a) (Consolidation and Capital Lease) or Section 3.2(M)(5)(b), Company shall have the right to terminate this Agreement and Seller shall be liable for damages as specified in Section 9.3 (Damages in the Event of Termination by the Company).
(N)Seller’s Obligation to Deliver Facility. Upon the exercise by Company of its rights under Section 8.2(D) (Company’s Right to Enter and Operate the Facility), as applicable, Seller shall deliver the Facility to Company in proper working order in accordance with then current electric utility industry standards for a facility similar to the Facility. If Seller fails to meet this obligation, Company shall have the right to put the Facility in proper working order in accordance with such standards either directly or through a qualified contractor. Seller shall reimburse Company within thirty (30) Days of written demand for payment in immediately available funds for any and all reasonable costs incurred by Company in connection with such

SECTION 3.2

work. Where such payments are reimbursements for amounts paid by Company to third parties prior to receipt of payment from Seller, interest shall be paid thereon at the Base Rate for the period between payment by Company and receipt of payment from Seller. The obligations of Seller under this Section 3.2(N) (Seller’s Obligation to Deliver Facility) shall survive the expiration or termination of this Agreement.
(O)Expedited Dispute Resolution. If there is a disagreement between Company and Seller regarding Seller's compliance with the standards set forth in Section 3.2(B)(5) (Operating and Maintenance Records), Section 3.2(B)(6) (Schedule of Outages), Section 3.2(C) (Delivery of Power to Company), and Section 3.2(D) (Warranties and Guarantees of Performance), then, within fifteen (15) Business Days of the date on which the disagreement arises, authorized representatives from Company and Seller, having full authority to settle the disagreement, shall meet in Hawaii (or by telephone conference) and attempt in good faith to settle the disagreement. Unless otherwise agreed in writing by the Parties, the Parties shall devote no more than thirty (30) Business Days to settle the disagreement in good faith. In the event the Parties are unable to settle the disagreement after the expiration of the time period, then either Party may pursue the dispute resolution procedure set forth in Article 17 (Dispute Resolution) of this Agreement.

SECTION 3.2

3.3    Rights and Obligations of Company
(A)    Dispatch of Facility Power
(1)    Routine Dispatch
(a)    Company shall have the right to dispatch capacity and real and reactive power delivered from the Facility to the Company System as it deems appropriate in its reasonable discretion, subject only to and consistent with Good Engineering and Operating Practices, the requirements set forth in Section 3.2(C) (Delivery of Power to Company) of this Agreement and Seller’s maintenance schedule determined in accordance with Section 3.2(B)(6) (Schedule of Outages). If Seller does not deliver any portion of its Firm Capacity as requested by Company according to the terms of this Agreement, Seller shall be subject to penalties in accordance with Section 9.1 (Liquidated Damages) of this agreement.
(b)    Company Dispatch will either be by Seller’s manual control under the direction of the Company System Operator or by remote computerized control by the EMS as provided in Section 3.2(B)(2) (Control of Facility), in each case at Company’s reasonable discretion. Unless otherwise agreed to, Company may request Facility’s Net Real Power anywhere between the maximum real power output at 0.90 lagging to 0.95 leading power factor. The real power Dispatch Range under remote control is from seven (7) MW to the Available Capacity. Notwithstanding anything to the contrary, the power produced by the Facility shall always be subject to remote or manual dispatch by Company. The minimum routine real power dispatch under remote control by the Company EMS shall be ten (10) MW on an hourly average basis (provided the Available Capacity is greater than the above minimum dispatch level); except under non-routine system conditions requiring supplemental frequency control or significant balancing operations (i.e.; system disturbances, outage conditions, periods of excess energy on Company System, and other conditions creating frequency deviations and power imbalances) and as further described in Section 3.2(C)(3)(f) (Minimum Load Capability).
(c)     Refusal or inability of Seller to provide the level of output required by the Company Dispatch shall result in the assumption that the Available Capacity is equal to the Net Real Power from the Facility. Thereafter, with no further notice or action required by the Company, the Facility shall be considered derated so that the Available Capacity is equal to the Net Real Power for the purpose of calculating Seller’s EAF and EFOR. The size of the derating will be determined by subtracting the Available Capacity (equal to the Net Real Power) from the Firm Capacity, from the time the inability to meet the Company Dispatch request occurs until such time as Seller is able to deliver the Net Real Power requested by Company. Nothing in this Section 3.3(A)(1)(c), shall relieve Seller of its obligation under the terms of this Agreement to utilize the full capability of the Facility to deliver the Firm Capacity subject to Company Dispatch.
(d)    The Company System Operator may require dispatch below the levels of the remote dispatch, under Seller’s manual control, under disturbances or other unusual operating conditions which could be mitigated or addressed by the reduction of the Facility in the judgment of the Company System Operator, such as, but not limited to:
Company System excess energy conditions due to abnormal operating conditions such as could be caused by unexpected loss of load, Company System over-frequency, transmission equipment overload or risk of transmission overloads due to contingencies, and high voltages in the vicinity of the interconnection.

SECTION 3.3

3796320.3

(2)     Dispatch Forecast. Company shall provide Seller with a forecast of the following: (i) the annual dispatch which shows the amount of energy Company expects the Facility to produce on a monthly basis for the following Calendar Year, no later than sixty (60) Days prior to the anticipated Commercial Operation Date for the first Contract Year, and prior to September 1 for each Contract Year thereafter. Company’s failure to comply with the foregoing forecast provisions shall not affect Company’s right to dispatch the Facility pursuant to this Section 3.3(A) (Dispatch of Facility Power).
(3)     Voltage Regulation. Seller shall provide voltage regulation for the Facility at the Point of Interconnection. The voltage regulation shall be able to maintain voltage by utilizing the entire range of the Facility’s Mvar capability. For this purpose, Mvar high and low limits based on the capability curve shall be provided to the Company EMS via telemetry. The Company System Operator shall be able to specify the voltage target remotely from the EMS.
(4)    Demonstration of Facility. Company shall have the right at any time, other than during start-up periods, maintenance or other outages, to notify Seller in writing of Seller's failure, as observed by Company and set forth in such written notice, to meet the operational and performance requirements specified in Section 3.2(C) (Delivery of Power to Company) and Seller’s requirements under Section 3.3(A)(1) (Routine Dispatch) and Section 3.3(A)(3) (Voltage Regulation) and to require documentation or testing to verify compliance. A period not to exceed one hundred eighty (180) Days, unless mutually extended by Parties, will be allowed to address the problem following the written notification.
(B)    Company Right to Require Independent Engineering Assessment
(1)    Implementation of Independent Engineering Assessment
(a)    If (i) Seller is failing to operate the Facility in accordance with Section 2.1(E) (Requirements for Electric Energy Supply by Seller), Section 3.2(A)(6) (Facility Protection Equipment), Section 3.2(B)(1) (Standards), Section 3.2(B)(2) (Control of Facility), Section 3.2(B)(3) (Protective Equipment), and Section 3.2(B)(4) (Personnel and System Safety), is otherwise failing to comply with Good Engineering and Operating Practices, or fails to comply with Section 10.4(B) (Correction of Certain Conditions), and fails to remedy such failure within ninety (90) Days of written notice thereof from Company, and Seller reasonably believes that such failure is likely to result in a failure to meet the performance standards set forth in Section 3.2(C) (Delivery of Power to Company); (ii) Seller is in breach of this Agreement with respect to the performance or operation of the Facility and has not cured such breach within the time limits specified in Article 8 (Default); (iii) otherwise required by Article 8 (Default), or (iv) as required by Section 3.2(A)(5)(c) (Process for Resolving Disagreements), Company may require that the practices in question be assessed by a qualified professional engineering firm to be chosen from Attachment H (Qualified Independent

SECTION 3.3

Engineering Companies) and revised from time to time under Section 3.3(B)(2) (Qualified Independent Engineering Companies). During the ninety (90) Day period following written notice from Company of Seller’s failure, Seller may request a meeting with Company’s authorized representatives to discuss possible solutions, as provided for above. Within fifteen (15) Business Days of the date on which Seller provides notice to Company that it would like to request a meeting, authorized representatives from Company and Seller, having full authority to settle the disagreement, shall meet in Hawaii (or by telephone conference) and attempt in good faith to settle the disagreement. Unless otherwise agreed in writing by the Parties, the Parties shall devote no more than thirty (30) Business Days to settle the disagreement in good faith. However, such meeting shall have no effect on Company’s right to request an Independent Engineering Assessment, if such failure is not remedied within the ninety (90) Day period provided for above.
(b)    The Parties shall promptly undertake to agree on a firm to be used from the Qualified Independent Engineering Companies list; provided, however, that if such agreement is not reached within seven (7) Days after Company gives notice to Seller that it is invoking its rights under this Section 3.3(B) (Company Right to Require Independent Engineering Assessment), both parties shall promptly choose a firm from the Qualified Independent Engineering Companies list and those two firms shall, within five (5) Days of their selection, choose by mutual agreement a third firm from the Qualified Independent Engineering Companies list, and such third firm shall complete the Independent Engineering Assessment. If either of the two firms refuse to appoint a third firm, or the two selected firms otherwise fail to agree upon the appointment of a third firm from the Qualified Independent Engineering Companies list or if the third firm appointed by the two selected firms declines to perform the Independent Engineering Assessment for any reason, the firm shall be chosen by Company.
(c)    The Qualified Independent Engineering Company selected shall make an Independent Engineering Assessment as to whether the practices in question conform to Good Engineering and Operating Practices as promptly as possible under the circumstances. If such determination is that the practices in question do not so conform, the engineering firm shall recommend necessary actions by Seller to bring it within Good Engineering and Operating Practices. If the Independent Engineering Assessment requires action by Seller to change its practices, Seller shall take such actions. Where the Independent Engineering Assessment requires action by Seller, the engineering firm shall determine, after reasonable consultation with Seller within thirty (30) Days (or such longer period as deemed appropriate by such engineering firm) after its recommendation is first made, whether Seller has taken adequate action to carry out such recommendation. If the engineering firm then certifies that Seller has failed to take adequate action, Company shall notify Seller and the Financing Parties in writing of such certification and the basis therefor. Such notice shall state that failure to respond adequately may result in the termination of this Agreement within thirty (30) Days. If within thirty (30) Days of such actual written notice to Seller and the Financing Parties, neither has begun to implement such recommendation, such failure shall be an Event of Default under Section 8.1(A)(8) (Default by Seller). If within such thirty (30) Day period Seller or any Financing Party does begin to implement such recommendation, the engineering firm shall monitor whether the implementation thereof is being diligently pursued. If, after reasonable consultation with the parties involved in such implementation, the engineering firm determines that such implementation is not being diligently pursued, it shall promptly so certify to Company.

SECTION 3.3

Company shall thereupon promptly notify Seller and the Financing Parties in writing of such certification and the basis therefor (the “Second Notice”). Such Second Notice shall state that failure to respond adequately may result in the termination of this Agreement after thirty (30) Days. If at any time after the thirty (30) Day period commencing with receipt of the Second Notice by Seller and the Financing Parties, the engineering firm again certifies to Company that implementation of its recommendation is not being diligently pursued, such certification shall constitute an Event of Default by Seller under Section 8.1(A)(8) (Default by Seller). Seller shall bear all costs of the engineering firm’s services unless the firm’s initial recommendation is that the practices in question were in accordance with Good Engineering and Operating Practices, in which case Company shall bear all costs of the engineering firm’s services.
(2)    Qualified Independent Engineering Companies. Company and Seller shall agree on the Qualified Independent Engineering Companies list which shall be attached hereto as Attachment H (Qualified Independent Engineering Companies) containing the names of engineering firms which both Parties agree are fully qualified to perform the Independent Engineering Assessment under Section 3.3(B)(1) (Implementation of Independent Engineering Assessment). At any time, except when an Independent Engineering Assessment is being made under Section 3.2(A)(5)(c) (Process for Resolving Disagreements) and Section 3.3(B)(1) (Implementation of Independent Engineering Assessment), either Party may remove a particular company from the Qualified Independent Engineering Companies List by giving written notice of such removal to the other Party. However, neither Party may remove a company or companies from the Qualified Independent Engineering Companies List without approval of the other Party if such removal would leave the Qualified Independent Engineering Companies List with less than four (4) companies. During January of each Calendar Year, both Parties shall review the current Qualified Independent Engineering Companies List and give notice to the other Party of any proposed additions to the Qualified Independent Engineering Companies List and any intended deletions. Intended deletions shall be effective upon receipt of notice by the other Party, provided that such deletions do not leave the Qualified Independent Engineering Companies List with less than two (2) companies. Proposed additions to the Qualified Independent Engineering Companies List shall automatically become effective thirty (30) Days after notice is received by the other Party unless written objection is made by such other Party within said thirty (30) Days. By mutual agreement between the Parties, a new company or companies may be added to the Qualified Independent Engineering Companies List at any time.

SECTION 3.3

ARTICLE 4 - SUSPENSION OR REDUCTION OF DELIVERIES
4.1    Initiation by Company. This section shall apply to suspensions or reductions of electric energy deliveries from the Facility directly resulting from instructions or remote control actions by the Company System Operator. This section does not apply to changes in electric energy output of the Facility within the normal Dispatch Range. This section does not apply to suspensions and/or reductions of energy output from the Facility initiated by Facility Personnel and/or equipment in response to conditions on the Company System, such as by the action of protective equipment or governor droop response to Company System frequency.
(A)    Adverse Impact on Company System or Customer Equipment. In the event that Company determines and notifies Seller that a condition exists in the Facility which is likely to endanger the integrity of Company System or is likely to have an adverse effect on the equipment of Company’s customers, and which, in Company’s sole judgment, requires a change in electric energy deliveries by Seller, Seller shall immediately suspend or reduce electric energy deliveries as requested by the Company System Operator upon remote control, oral or written notice, as appropriate, to the extent required to eliminate such adverse impact. If oral notice is provided, written notice shall be provided to Seller as soon as practicable thereafter.
(B)    Company System Problem. In the event that a system emergency, safety problem, Forced Outage or period of unscheduled maintenance on Company System is the cause of an adverse condition, Company shall use reasonable efforts to limit the duration of any such occurrence or take other appropriate action so that full deliveries of electric energy by Seller can be restored as soon as practicable.
(C)    Safety of Persons and/or Property. If Company System Operator determines, in Company’s sole judgment, that an immediate danger to personnel or equipment exists, Company System Operator may remotely separate the Facility from Company’s electrical system by tripping the Facility’s synchronizing breakers via the Energy Management System without prior notice; followed by written notice as soon as reasonably practicable thereafter.
(D)    Reclosing or Removal of Reduction. If the Facility is separated from Company System or the Facility output is reduced at the initiation by Company, under no circumstances shall Seller reclose into Company System or increase electrical energy without first obtaining specific approval to do so from the Company System Operator, which approval shall be granted promptly upon the removal of the condition requiring the disconnection or reduction.
(E)    Duration of Disconnection or Reduction. The Facility shall remain disconnected, or energy deliveries reduced, until such time that the condition specified above in Section 4.1(A) (Adverse Impact on Company System or Customer Equipment), Section 4.1(B) (Company System Problem) or Section 4.1(C) (Safety of Persons and/or Property) has been corrected.

SECTION 4.1

(F)    Facility Problems. If the operation of the Facility is causing or substantially contributing to an adverse condition described in Section 4.1(A) (Adverse Impact on Company System or Customer Equipment) or Section 4.1(B) (Safety of Persons and/or Property) due to the failure to meet the requirements of Section 2.1(E) (Requirements for Electric Energy Supplied by Seller), Section 3.2(B)(l) (Standards), Section 3.2(B)(3) (Protective Equipment), or Section 3.2(B)(4) (Personnel and System Safety), or Good Engineering and Operating Practices, Seller shall, at its own cost, modify its electric equipment or operations to the extent necessary to promptly resume full deliveries of electric energy at the quality of electric service required. Company and Seller shall use reasonable efforts to minimize the frequency and duration of any such conditions and shall seek to promptly restore full deliveries of electric energy in accordance with the terms of this Agreement. Upon Seller’s reasonable request, Company will modify Company System to assist Seller in resuming full deliveries, provided that Seller reimburses tCompany for all costs and expenses incurred by Company in making such modifications.

4.2    No Obligation to Accept Energy
(A)    General. During periods in which Seller has reduced or suspended deliveries of electric energy as requested by Company under Section 4.1(A) (Adverse Impact on Company System or Customer Equipment) or Section 4.1(C) (Safety of Persons and/or Property) or if the Facility has been separated from Company System pursuant to Section 4.1(F) (Facility Problems), Company shall have no obligation to accept any electric energy which might otherwise have been received from the Facility during such period, and Company shall have no obligation to pay for electric energy which otherwise would have been available or received from the Facility during such period, and, except as provided in Section 4.2(C) (Review By Seller), the Facility shall be considered unavailable during such period for purposes of calculating Seller’s EAF, EFOR and Unit Trips.
(B)    Company System Problems. During periods in which Seller has reduced or suspended deliveries of electric energy as requested by Company pursuant to Section 4.1(B) (Company System Problems), Company shall have no obligation to accept any electric energy which otherwise would have been received from the Facility during such period. However, Company shall pay for electric energy (to the extent accepted) in accordance with Section 5.1 (Capacity and Energy Purchased by Company), and the duration of the period of separation will not be counted against Seller’s EAF, EFOR and Unit Trips.
(C)    Review By Seller. The claim of occurrence of any of the conditions described above in Section 4.1(A) (Adverse Impact on Company System or Customer Equipment), Section 4.1(C) (Safety of Persons and/or Property) or Section 4.1(F) (Facility Problems) shall be subject to verification by Seller. If it is determined that Company did not have a valid reason for disconnecting the Facility, Company shall have no obligation to accept any electric energy which otherwise would have been received from the Facility during such period, and Company shall have no obligation to pay for electric energy which otherwise would have been available or received from the Facility during such period, however, the duration of the period

SECTION 4.2

of separation will not be counted against EAF or EFOR or for the purpose of calculating any other performance standard.

4.3    Initiation by Seller. If Seller suspends, or can reasonably anticipate the need to suspend or substantially reduce, deliveries of electric energy below the level called for by Company Dispatch pursuant to Section 3.3(A) (Dispatch of Facility Power) for any reason other than a request by Company pursuant to Section 4.1 (Initiation By Company) or a scheduled outage, it shall provide immediate oral notice and subsequent written notice to Company as soon as practicable, containing a reasonably detailed statement of the reasons for such suspension or reduction and the likely duration thereof. Seller shall use commercially reasonable efforts to restore full deliveries of electric energy as soon as practicable.

SECTION 4.3

ARTICLE 5 - RATES FOR PURCHASE
5.1    Capacity and Energy Purchased by Company
(A)    Energy and Capacity. Subject to the other provisions of this Agreement, Company shall accept and pay for the Net Real Power generated by the Facility and delivered to Company and make payments of Capacity Charge to Seller when such capacity is available as set forth herein. The Net Real Power and capacity (demand) shall be metered in accordance with Section 3.2(E) (Metering, Generator Remote Control, Data Acquisition/Communications) and such metering shall constitute the official and legal measurements for any payments hereunder.
(B)    Seller’s Start-up Plan. Prior to the Commercial Operation Date, Company will use reasonable efforts to accept electric energy from the Facility during the Acceptance Test and Capacity Test conducted pursuant to Section 3.2(C)(13) (Acceptance and Capacity Tests) and as requested by Seller for purposes of Facility commissioning and preparation activities for the Acceptance and Capacity Test. Seller shall provide to Company a written, detailed, and comprehensive start-up plan thirty (30) Days in advance of delivering any electric energy to Company and shall provide written notice to Company of any changes to such start-up plan as soon as reasonably practicable, but no less than three (3) Days in advance of implementing those changes. Seller and Company shall coordinate such start-up and testing so as to minimize any additional costs to Company as a result of departing from economic dispatch in the operation of Company System and shall reimburse Company for such additional costs. Net Real Power delivered to Company pursuant hereto shall be considered non-firm, unscheduled energy, but must meet all of the quality standards established in this Agreement. Company shall only pay Energy Charges for any such Net Real Power actually delivered from the Facility.
(C)    Hawaii General Excise Tax. Company shall not be liable for payment of the applicable Hawaii General Excise Tax levied and assessed against Seller as a result of this Agreement. The rates and charges in this Article 5 (Rates for Purchase) shall not be adjusted by reason of any subsequent increase or reduction of the applicable Hawaii General Excise Tax.
(D)    No Payment of Emission Fees. Company shall not be liable for payment of the applicable air pollutant emission fees imposed by the DoH or U.S. EPA on Seller as a result of operating or having the potential to operate the Facility.
(E)    No Payment of Other Taxes or Fees. Company shall not be liable for payment of nor reimbursement of any Seller payment of any new or modified tax or fee imposed by any Governmental Authority.

SECTION 5.1

(F)    Energy Charge
Formula. The monthly Energy Charge shall be computed by the following formula:
Energy Charge = (Fuel Component + Variable O&M Component) where:

(1)    Fuel Component. The fuel component shall be $0.08005/kWh as of January 1, 2017, adjusted each year on January 1, starting in 2018, at one-hundred percent (100%) of the change in GDPIPD but shall not exceed 4% increase in any given term year, using the adjustment methodology set forth in Attachment I (Adjustment of Charges), and also adjusted on the sixth (6th) anniversary of the Commercial Operation Date to increase the then-applicable fuel component by fifteen (15%).

(2)    Variable O&M Component. The Facility’s Variable O&M Component shall consist of the per kWh Variable Component of $0.0099/kWh as of January 1, 2017, adjusted each year on January 1, starting in 2018, at one-hundred percent (100%) of the change in GDPIPD but shall not exceed 4% increase in any given term year, using the adjustment methodology set forth in Attachment I (Adjustment of Charges).

SECTION 5.1

(G)    Capacity Charge
(1)    Commencement of Capacity Charge Payments: The Capacity Charge payments under Section 5.1(G) (Capacity Charge) and Fixed O&M payments shall begin only when all of the following have occurred: the Facility has achieved the Commercial Operation Date and the Capacity Rate Inclusion Date has occurred as provided in Section 2.2(C)(3) (Company Performance Contingent).
(a)    Seller shall be paid a Capacity Charge for the Firm Capacity as calculated in accordance with Section 5.1(G)(2) (Calculation of Capacity Charge (monthly)) and other services provided herein.
(2)    Calculation of the Capacity Charge (monthly). The Capacity Charge (monthly) shall take into account the amount by which the Available Capacity of the Facility was less than the Firm Capacity during the preceding Calendar Month. On and after the Commercial Operation Date, the monthly Capacity Charge shall be computed by the following formula:
Capacity Charge (monthly) =
(Firm Capacity x Available Capacity Factor) x
(Capacity Charge Rate + Fixed O&M Rate)

(a) Firm Capacity: per definition in MW
(b) Available Capacity Factor Formula: Available Capacity Factor shall be determined as follows:
Total Service Hours in prior month minus the total of Equivalent Forced Derated Hours (as defined in Attachment C (Selected Portions of NERC GADS)), Equivalent Planned Derated Hours (as defined in Attachment C (Selected Portions of NERC GADS)), and Equivalent Unplanned Derated Hours (as defined in Attachment C (Selected Portions of NERC GADS)) during the prior month (other than those excluded pursuant to Section 3.2(B)(3) (Protective Equipment) and Section 4.2 (No Obligation to Accept Energy)), divided by total hours in prior month.

(c)    Capacity Charge Rate: $54,000.00 per MW per Calendar Month.
(d)    Fixed O&M Rate: $25,000.00 per MW per Calendar Month as pf January 1, 2017, adjusted each year on January 1, starting in 2018, at one hundred percent (100%) of the change in GDPIPD but shall not exceed 4% increase in any given term year, using the adjustment methodology set forth in Attachment I (Adjustment of Charges).

SECTION 5.1

5.2    Acceptance and Capacity Tests and Changes in Firm Capacity
(A)    Capacity Tests. After successful completion of the Acceptance Test, Seller shall be allowed to conduct the Capacity Test (subject to inspection by Company) in accordance with the testing procedures set forth in Attachment K (Acceptance and Capacity Testing Procedures), to determine the Firm Capacity of the Facility and whether Capacity Charge payments may be adjusted in accordance with Section 5.2(B) (Initial Capacity Shortfall; Corrective Period) and should begin in accordance with Section 5.1(G)(1) (Commencement of Capacity Charge Payments).
(B)    Initial Capacity Shortfall; Corrective Period. In the event the Commercial Operation Date is achieved and the initial Capacity Tests conducted in accordance with Attachment K (Acceptance and Capacity Testing Procedures) demonstrate that the Facility is unable to provide a Firm Capacity equal to the Committed Capacity at the time of the Commercial Operation Date, the following provisions shall apply:
(1)    The Commercial Operation Date Deadline will be deemed to be met, provided that Seller shall, during the next twelve (12) Months or such shorter period (“Corrective Period”) use commercially reasonable efforts to increase the Facility’s capacity level to the Committed Capacity as verified through a Capacity Test in accordance with the procedures in Attachment K (Acceptance and Capacity Testing Procedures). During the Corrective Period, the Capacity Charge shall be calculated in accordance with the Capacity Charge formula using the Firm Capacity determined in the initial Capacity Test as the Firm Capacity in the formula.
(2)    If the Facility has not achieved the Committed Capacity after the Corrective Period, then the amount of such Firm Capacity cannot be increased by subsequent Capacity Tests unless mutually agreed to by the Parties.
(3)    Company shall not be required to pay any additional capacity payment for any power supplied by Seller in addition to the Firm Capacity, either at Company’s or Seller’s request.
(4)    A failure by Seller to provide the required Firm Capacity to Company shall result in the reduction in the capacity payment due to Seller from Company in accordance with Section 5.1(G) (Capacity Charge) of this Agreement. Company shall not have any obligation to pay capacity payments to Seller for periods in which Seller is unable to provide any Available Capacity to Company, including but not limited to circumstances which are subject to Article 18 (Force Majeure) of this Agreement.
(5)    Permanent Reduction in Firm Capacity. If, at any time after the Commercial Operation Date, (1) the Facility is continuously unable to achieve the Firm Capacity level for a period of eighteen (18) or more consecutive Months, or (2) the Facility is unable to achieve an average Available Capacity of ninety percent (90%) of the established Firm Capacity level for a period of eighteen (18) or more consecutive Months, then Company or Seller, at the option of either Party, shall have the right to give written notice to the other

SECTION 5.2

Party asking that a Capacity Test consistent with Good Engineering and Operating Practices and reasonably satisfactory to both Parties be conducted on the Facility pursuant to Section 3.2(C)(13) (Acceptance and Capacity Tests) and Attachment K (Acceptance and Capacity Testing Procedures). If the Capacity Test demonstrates that the Facility is unable to deliver Firm Capacity continuously, then the Firm Capacity amount shall be revised to reflect the capacity established by the Capacity Test as the maximum capacity that the Facility is capable of delivering under Company Dispatch. The maximum capacity thus established shall thereupon become the Firm Capacity under this Agreement, and this revised Firm Capacity will be used in the EAF and EFOR calculations. The revised Firm Capacity will be effective with the next Monthly Invoice following the date of receipt of the results of the Capacity Test. In the event that the Capacity Test demonstrates that the Facility is unable to continuously deliver more than ten (10) MW, then the Firm Capacity under this Agreement shall be revised to ten (10) MW. In no case shall the Firm Capacity under this Agreement be revised to lower than ten (10) MW. Firm Capacity which is reduced through a Capacity Test (or otherwise reduced pursuant to this section) cannot be increased by subsequent Capacity Tests unless otherwise agreed to by both Parties in their sole and absolute discretion.

SECTION 5.2

ARTICLE 6 - BILLING AND PAYMENT
6.1    Monthly Invoice. As soon as practicable, but not later than the fifth (5th) Business Day of each Calendar Month, Company shall provide Seller with the appropriate data for Seller to compute the payment due for capacity provided and electric energy delivered to Company in the Billing Period as determined in accordance with this Agreement. Seller shall compute the Energy Charge and Capacity Charge (monthly) and submit by the tenth (10th) Business Day of the month an invoice (“Monthly Invoice”) for the Energy Charge and Capacity Charge (monthly) to be paid to Seller for the Billing Period. Each Monthly Invoice shall include Seller’s backup data for the computation of the Energy Charge and Capacity Charge (monthly) available as of the date of such Monthly Invoice. The Parties shall not be limited to reported operational data in calculating the monthly payment(s), and the Parties may make that calculation on the basis of all information available to the Parties, including results of Facility response to requests for changes in operation.
Unless and until Company designates a different address, the Monthly Invoice shall be delivered via certified mail return receipt to the following address:

Hawaii Electric Light Company, Inc.
1200 Kilauea Avenue
Hilo, Hawaii 96720-4295
Attention: Manager, Production

6.2    Payment
(A)    Date Payment Due. As soon as practicable, but in no event later than five (5) Business Days following Company’s receipt of the Monthly Invoice from Seller, Company shall pay, in immediately available funds, such monthly Capacity Charge and Energy Charge payments as computed in Article 5 (Rates for Purchase), or provide to Seller an itemized statement of its objections to all or any portion of such Monthly Invoice and pay any undisputed amount. If any Capacity Charge or Energy Charge payments are made more than five (5) Business Days after Company’s receipt of the related Monthly Invoice, Company shall also include interest on such payments, which shall be computed at the average daily Base Rate at the Bank of Hawaii for the period.
(B)    Set Off. In accordance with Article 16 (Set Off), Company at any time may set off against any and all amounts that may be due and owed to Seller under this Agreement that are owed by Seller to Company pursuant to this Agreement or are past due under other accounts Seller has with Company for other services. Undisputed and non-set off portions of amounts invoiced under this Agreement shall be paid on or before the due date.

SECTIONS 6.1 AND 6.2

(C)    Any amounts due from either Party under this Agreement other than monthly Energy Charges and Capacity Charges shall be paid or objected to within thirty (30) Days following receipt from either Party of an itemized invoice from the other Party setting forth, in reasonable detail, the basis for such invoice.
6.3    Billing Disputes. Either Party may dispute invoiced amounts, but shall pay to the other Party at least the undisputed portion of invoiced amounts on or before the invoice due date. To resolve any billing dispute, the Parties shall use the procedures set forth in Article 17 (Dispute Resolution). When the Billing dispute is resolved, the Party owing shall pay the amount owed within five (5) Business Days of the date of such resolution, with interest from the date that such disputed amount was payable until the date that the amount owed is paid at the average daily Base Rate at the Bank of Hawaii for the period.
6.4    Adjustments
(A)    Adjustments Due to Inaccuracies. In the event adjustments are required to correct inaccuracies in Monthly Invoices, the Party requesting adjustment shall use the method described in Section 3.2(E)(4) (Corrections), if applicable, to determine the correct measurements, and shall recompute the amounts due during the period of such inaccuracies. Except as noted below, the difference between the amount paid and that recomputed for each Monthly Invoice affected shall be paid, or repaid, with interest from the date that such Monthly Invoice was payable until the date that such recomputed amount is paid at the average daily Base Rate for the period, or objected to by the Party responsible for such payment within thirty (30) Days following its receipt of such request. The difference between the amount paid and that recomputed for the invoice, shall either be (i) paid to Seller or set-off by Company as appropriate, in the next invoice payment to Seller, or (ii) objected to by the Party responsible for such payment within thirty (30) Days following its receipt of such request. If the Party responsible for such payment objects to the request, then the Parties shall work together in good faith to resolve the objection. If the Parties are unable to resolve the objection, the matter shall be resolved pursuant to Article 17 (Dispute Resolution). All claims for adjustments shall be waived for any deliveries of electric energy made more than thirty-six (36) Months preceding the date of any such request.
(B)    Adjustments Related to Escalation Indices. Adjustments to correct Monthly Invoices resulting from escalation indices not being published at the time such Monthly Invoices were prepared shall be paid or refunded without interest. The escalation indices initially published by the appropriate governmental or industry body for the period covered by the invoice shall be the indices applied.

SECTIONS 6.3 AND 6.4

ARTICLE 7 - CREDIT ASSURANCE AND SECURITY
7.1    Security Fund
(A)    General. Seller is required to post and maintain Development Period Security and Operating Period Security based on the requirements of this Article 7 (Credit Assurance and Security).
(B)    Development Period Security: To guarantee Seller's undertaking to meet the Commercial Operation Date Deadline, Seller shall provide financial security to Company within seven (7) Days of the date upon which the PUC Approval of Amendment Order becomes a non‑appealable order within the meaning of the definition of a Non-appealable PUC Approval of Amendment Order in Section 25.12(B) (Non-appealable PUC Approval of Amendment Order) in an amount equal to $40/kW of the Committed Capacity (the “Development Period Security”). When the Commercial Operation Date has been achieved, the Development Period Security minus an amount, if any, for Daily Delay Damages that is due and owing to Company but not previously paid by Seller, shall be converted to Operating Period Security unless the Parties otherwise agree.
(C)    [RESERVED]
(D)    Operating Period Security: To guarantee the performance of Seller’s obligations under the Agreement for the period starting from the Commercial Operation Date to the end of the Term, Seller shall provide financial security to Company in the amount equal to $3.8 million (the “Operating Period Security”). When the Commercial Operation Date has been achieved, the Development Period Security minus an amount that is due and owing to Company, but not previously paid by Seller (including but not limited to Daily Delay Damages) shall be converted to Operating Period Security unless the Parties otherwise agree. Any additional amount necessary to fully fund the Operating Period Security shall be due within thirty (30) Days of the Commercial Operation Date.
(E)    Form of Security: Seller may supply the Development Period Security and Operating Period Security required in the form of: (i) cash or (ii) an Irrevocable Letter of Credit substantially in the form attached to this Agreement as Attachment P (Form of Irrevocable Letter of Credit) from a bank or other financial institution with a credit rating of “A-” or better (the “Security Funds”), as measured by Standard & Poors. If the rating of the bank or financial institution issuing the Irrevocable Letter of Credit falls below A-, Company may require Seller to replace the Irrevocable Letter of Credit with an Irrevocable Letter of Credit from another bank or financial institution with a credit rating of “A-” or better. If Security Funds in the form of an Irrevocable Letter of Credit is utilized by Seller, such security must be issued for a minimum term of one (1) year. Furthermore, at the end of each year the Security Funds must be renewed for an additional one (1) year term so that at the time of such renewal, the remaining term of any such Security Funds shall not be less than one (1) year. Security Funds in the form of an Irrevocable Letter of Credit shall be consistent with this Agreement and include a provision for at least thirty (30) Days advance notice to Company of any expiration or earlier

SECTION 7.1

termination of the Security Funds so as to allow Company sufficient time to exercise its rights under said security if Seller fails to extend or replace the Security Funds.
(F)    Security Funds. The Security Funds established, funded, and maintained by Seller pursuant to the provisions of this Section 7.1 (Security Fund) shall be available to pay any amount due Company pursuant to this Agreement, and to provide Company security that Seller will construct the Facility to meet the Commercial Operation Date Deadline. The Security Funds shall also provide security to Company to cover damages, should Seller fail to achieve the Commercial Operation Date or otherwise not operate the Facility in accordance with this Agreement. Seller shall maintain the Security Funds at the contractually-required level throughout the Term of this Agreement Seller shall replenish the Security Funds to the required level within fifteen (15) Business Days after any draw on the Security Funds by Company or any reduction in the value of Security Funds below the required level for any other reason.
(G)    Company’s Right to Draw From Security Funds. Company may, before or after termination of this Agreement, draw from the Security Funds such amounts as are necessary to recover amounts Company is owed pursuant to this Agreement or the IRS Letter Agreement, including, but without limitation, any damages due Company, any interconnection costs owed pursuant to Attachment E (Interconnection Agreement) and any amounts for which Company is entitled to indemnification under this Agreement. Company may, in its sole discretion, draw all or any part of such amounts due Company from any form of security to the extent available pursuant to this Section 7.1 (Security Fund), and from all such forms, and in any sequence Company may select. Any failure to draw upon the Security Funds or other security for any damages or other amounts due Company shall not prejudice Company’s rights to recover such damages or amounts in any other manner.
(H)    Establishment of Security Funds. The Security Funds, maintained at Seller’s expense, shall be originated by or deposited in a financial institution or company (“Issuer”) acceptable to Company. Seller may change the form of the Security Funds at any time and from time to time upon reasonable prior notice to Company, but the Security Funds must at all times be comprised of one or a combination of the forms specified above in Section 7.1(E) (Form of Security).
(I)    Certain Requirements. The form of such Security Funds must meet Company’s requirements to ensure that claims or draw-downs can be made unilaterally by Company in accordance with the terms of this Agreement. If the Security Funds are not renewed or extended as required herein, Company shall have the right to draw immediately upon the Security Funds and to place the amounts so drawn, at Seller’s cost and with Seller’s funds, in an interest bearing escrow account in accordance with Section 7.1(J) (Security In the Form of Cash), until and unless Seller provides a substitute form of such Security Funds meeting the requirements of this Section 7.1 (Security Fund). In all cases, the reasonable costs and expenses of establishing, renewing, substituting, canceling, increasing reducing, or otherwise administering the Security Funds shall be borne by Seller.
(J)    Security In The Form of Cash. If the form of Security Funds is cash as permitted in Section 7.1(E) (Form of Security), above, the cash shall be United States currency,

SECTION 7.1

in which Company holds a first and exclusive perfected security interest, deposited with a reputable, federally-insured bank, under a control agreement and other agreements required by Company (executed by Seller, Company and Issuer, as necessary) in form and content satisfactory to Company to perfect Company's security interest in the Security Funds and giving Company the sole authority to draw from the account. Security Funds provided in the form of cash shall include a requirement for immediate notice to Company from Issuer and Seller in the event that the sums held as security in the account do not at any time meet the required level for the Security Fund as set forth in this Section 7.1 (Security Fund). Funds held in the account may be deposited in a money-market fund, short-term treasury obligations, investment-grade commercial paper and other liquid investment-grade investments with maturities of three (3) Months or less, with all investment income thereon to be taxable to, and to accrue for the benefit of, Seller. After the Commercial Operation Date is achieved, annual account sweeps for recovery of interest earned by the Security Fund shall be allowed by Seller. At such times as the balance in the account exceeds the amount of Seller’s obligation to provide security hereunder, Company shall remit to Seller on demand any excess in the account above Seller’s obligations. For the avoidance of doubt such obligations shall include, but not limited to, any and all damages owed by Seller to Company under the terms of this Agreement.
(K)    Release of Security Funds. Promptly following the end of the Term and the complete performance of all of Seller’s obligations under this Agreement, including, but not limited to, the obligation to pay any and all damages owed by Seller to Company, under this Agreement, Company shall release the Security Funds (including any accumulated interest, if applicable) to Seller.

SECTION 7.1

ARTICLE 8 - DEFAULT

8.1    Events of Default
(A)    Default by Seller. The occurrence of any of the following events at any time during the Term of this Agreement shall constitute an Event of Default by Seller:
(1)    Company declares an Event of Default in accordance with Section 2.4(B)(3)(b) (Termination Right).
(2)    RESERVED
(3)    Company declares Event of Default in accordance with Section 2.4(A)(1)(c) (Termination and Pre-COD Termination Damages).
(4)    Seller shall fail to pay Company any amount as and when due under this Agreement (less any amounts disputed in good faith pursuant to Article 17 (Dispute Resolution)) and neither Seller nor the Financing Parties remedy such non-payment within thirty (30) Days after written demand therefor by Company served upon Seller with a copy served upon the Financing Parties.
(5)    Seller shall fail to comply with Section 3.2(D)(1) (Renewable Energy Facility).
(6)    Seller shall fail to design, refurbish, operate, maintain or repair the Facility in accordance with the terms of this Agreement such that a condition exists in the Facility which has an adverse physical impact on Company System or the equipment of Company’s customers or which Company reasonably determines presents an immediate danger to personnel or equipment, and Seller shall fail to initiate and diligently pursue reasonable action to cure such failure within seven (7) Days after actual receipt by Seller and the Financing Parties of demand therefor by Company.
(7)    Seller shall: (i) abandon the Facility prior to the Commercial Operation Date; or (ii) fail to maintain continuous service to the extent required by this Agreement for a period of fourteen (14) or more consecutive Days, or as extended in Company’s sole discretion, the last forty-eight (48) hours of which shall be after notice by Company to Seller that it is not in compliance with this provision, unless such abandonment or failure is caused by Force Majeure or an Event of Default by Company. For purposes of this Section 8.1(A)(7)(i), abandonment of the Facility prior to the Commercial Operation Date shall mean the failure by Seller, after the PUC Approval of Amendment Date, to proceed with or prosecute in a diligent manner the planning, design, engineering, permitting, completion (including, without limitation, purchasing, accounting, training and administration) and start up of the Facility for a consecutive period of thirty (30) Days, the last ten (10) Days of which shall be after notice from Company to Seller that it is not in compliance with this provision.

SECTION 8.1

(8)    Company declares an Event of Default in accordance with Section 3.3(B)(l)(c) (Implementation of Independent Engineering Assessment).
(9)    RESERVED
(10)    Seller shall fail to meet the performance requirements specified in Section 3.2(D)(2) (Equivalent Availability Factor) or Section 3.2(D)(3) (Equivalent Forced Outage Rate) by more than ten (10) percentage points on average in any three (3) full consecutive Contract Years or if Seller fails, after the twelfth (12th) full Calendar Month following the Commercial Operation Date, to maintain an EAF greater than sixty percent (60%) on a twelve-month rolling average basis; provided, that to the extent such failure of performance is attributable to an event of Force Majeure, the contribution of such event of Force Majeure to such failure of performance shall be eliminated from the EAF calculation for the purposes of, and only for the purposes of, establishing an Event of Default of Seller pursuant to this Section, and provided further, that the event of Force Majeure contributing, in whole or in part, to such failure of performance is subject to the provisions of Article 18 (Force Majeure).
(11)    Seller shall fail to meet:
(a)    the performance requirements specified in Section 3.2(D)(6) (Unit Trips) by more than 10 Unit Trips in any one (1) full Contract Year or by more than twelve (12) Unit Trips in any two (2) consecutive Contract Years.
(b)    Company’s performance requirements, as described in Section3.2(C) (Delivery of Power to Company).
(12)    The following event shall occur: without the prior written consent of Company, such consent not to be unreasonably withheld, Seller is no longer the operator of the Facility; provided, however, that to the extent that the grant of consent by Company is dependent upon qualifications to carry out the role of Seller, Company’s consent shall be granted if Company is reasonably satisfied that the substitute operator (i) has the qualifications or has contracted with an entity having the qualifications to operate the Facility in a manner consistent with the terms and conditions of this Agreement and (ii) has provided Company with evidence satisfactory to Company of its creditworthiness and ability to perform its obligations hereunder in a manner consistent with the terms and conditions of this Agreement.
(13)    Seller shall: (i) be dissolved, be liquidated, be adjudicated as bankrupt, or become subject to an order for relief under any federal bankruptcy law; (ii) fail to pay, or admit in writing its inability to pay, its debts generally as they become due; (iii) make a general assignment of substantially all its assets for the benefit of creditors other than to the Financing Parties; (iv) apply for, seek, consent to, or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for itself or any substantial part of its property; (v) institute any proceedings seeking an order for relief or to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency,

SECTION 8.1

reorganization or relief of debtors; or (vi) take any action to authorize or effect any of the foregoing actions.
(14)    Without the application, approval or consent of Seller, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Seller, or any part of its property required for operation of the Facility, or a proceeding described in Section 8.1(A)(13)(v) shall be instituted against Seller and such appointment shall continue undischarged or such proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive Days or Seller shall fail to file in a timely manner, an answer or other pleading denying the material allegations filed against it in any such proceeding.
(15)    Seller shall fail to comply with the requirements of Section 20.1 (Assignment by Seller) or Section 12.1(F) (Substitute Principal).
(16)    RESERVED
(17)    Seller’s failure to establish and maintain the funding of the Security Funds in accordance with Section 7.1 (Security Fund) and such failure continues for forty-five (45) Days after written notice of noncompliance with this section by Company.
(18)    If the Security Funds are established in the form of an Irrevocable Letter of Credit and Seller shall fail to maintain in full force and effect throughout the Term an Irrevocable Letter of Credit in accordance with the provisions of Article 7 (Credit Assurance and Security) and such failure continues for forty-five (45) Days after written notice of noncompliance with this section by Company.
(19)    Seller shall fail to comply with an arbitrator’s decision under Article 17 (Dispute Resolution) within thirty (30) Days after such decision becomes binding on the Parties in accordance with Section 17.2 (Dispute Resolutions Procedures) or, if such decision cannot be complied with within thirty (30) Days, Seller shall fail to have commenced efforts designed to comply and diligently continued such efforts until compliance is attained.
(20)    RESERVED
(21)    Seller shall fail to perform a material obligation of this Agreement and/or the Interconnection Agreement not otherwise specifically referred to in this Section 8.1(A) (Default by Seller), which failure has a material adverse effect on Seller’s delivery of capacity and energy to Company in accordance with the terms of this Agreement and which failure shall continue for forty-five (45) Days after written demand by Company for performance thereof.
(22)    Seller makes any representation or warranty to Company required by, or relating to Seller’s performance of, this Agreement that Seller knew was incomplete, inaccurate, false or misleading in any material respect when made.

SECTION 8.1

(23)    Seller shall fail to comply with the requirements of Section 21.1 (Company’s Right of First Negotiation).
(24)    Seller shall fail to comply with the requirements of Section 3.2(M)(5)(a) (Consolidation and Capital Lease) or Section 3.2(M)(5)(b).
(B)    Default by Company. The occurrence of any of the following at any time during the Term of this Agreement shall constitute an Event of Default by Company:
(1)    Company shall fail to pay Seller any amount as and when due under this Agreement (less any amounts disputed in good faith pursuant to Section 6.2 (Payment)) and shall fail to remedy such non-payment within thirty (30) Days after demand therefor from Seller.
(2)    Company shall fail to construct, operate, maintain or repair the Interconnection Facilities for which Company is responsible under the Interconnection Agreement, in accordance with the terms of this Agreement, such that the safety of persons or property, the Facility, Seller’s equipment, or Seller’s entitlement to payments hereunder for capacity or energy is adversely affected, and shall fail to cure such failure within forty-five (45) Days after demand therefor from Seller.
(3)    Company shall abandon the Interconnection Facilities or shall discontinue purchases of capacity and electric energy required under this Agreement, unless such discontinuance is caused by reasons of Force Majeure or an Event of Default by Seller, and shall fail to cure such failure within fourteen (14) Days after demand therefor from Seller.
(4)    Company shall: (i) be dissolved, be adjudicated as bankrupt, or become subject to an order for relief under any federal bankruptcy law; (ii) fail to pay, or admit in writing its inability to pay, its debts generally as they become due; (iii) make a general assignment of substantially all its assets for the benefit of creditors; (iv) apply for, seek, consent to, or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for itself or any substantial part of its property; (v) institute any proceedings seeking an order for relief or to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors; or (vi) take any action to authorize or effect any of the foregoing actions.
(5)    Without the application, approval or consent of Company, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Company or any part of its respective property, or a proceeding described in Section 8.1(B)(4)(v) shall be instituted against Company and such appointment shall continue undischarged or such proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive Days or Company shall fail to file timely an answer or other pleading denying the material allegations filed against it in any such proceeding.

SECTION 8.1

(6)    Company shall fail to comply with an arbitrator’s decision under Article 17 (Dispute Resolution) within thirty (30) Days after such decision becomes binding on the Parties in accordance with Section 17.2(F)(4) (Decision) or, if such decision cannot be complied with within thirty (30) Days, Company shall fail to have commenced efforts designed to comply and diligently continued such efforts until compliance is attained.
(7)    Company shall fail to perform a material obligation of this Agreement not otherwise specifically referred to in this Section 8.1(B) (Default by Company), which failure shall have a material adverse effect on its ability to accept and pay for, or Seller’s ability to deliver, capacity and energy in accordance with the terms of this Agreement and which failure shall continue for forty-five (45) Days after written demand by Seller for performance thereof.
(8)    Company makes any representation or warranty to Seller required by, or relating to Company’s performance of, this Agreement that Company knew was incomplete, inaccurate, false or misleading in any material respect when made.
(C)    Cure Periods and Force Majeure Exceptions. Before becoming an Event of Default, the occurrences set forth in Section 8.1(A) (Default by Seller) and Section 8.1(B) (Default by Company) are subject to cure periods and Force Majeure exceptions as follows:
(1)    Under Section 8.1(A)(1) (Default by Seller), grace periods and the consequences of Force Majeure are addressed in Section 2.4(B) (Failure to Meet Commercial Operation Date Deadline) and no further opportunity to cure or Force Majeure exceptions are applicable;
(2)    Under Section 8.1(A)(3) (Default by Seller), grace periods and the consequences of Force Majeure are addressed in Section 2.4(A) (Failure to Meet Milestone Dates) and the consequences of Force Majeure are addressed in Section 18.3(A) (Milestone Dates) and no further opportunity to cure or Force Majeure exceptions are applicable;
(3)    Under Section 8.1(A)(13) through Section 8.1(A)(15), Section 8.1(A)(22), Section 8.1(B)(4), Section 8.1(B)(5) and Section 8.1(B)(8), no opportunities to cure or Force Majeure exceptions are applicable;
(4)    Under Section 8.1(A)(4), Section 8.1(A)(6), Section 8.1(A)(7), Section 8.1(A)(8), Section 8.1(A)(10), Section 8.1(A)(11), Section 8.1(A)(12), Section 8.1(A)(17), Section 8.1(A)(18), Section 8.1(A)(19), Section 8.1(A)(21), Section 8.1(B)(1), Section 8.1(B)(2), Section 8.1(B)(3), and Section 8.1(B)(7):
(a)    If the occurrence is not the result of Force Majeure, non-performing Party shall be entitled to a cure period, if any, to the limited extent expressly set forth in each section;
(b)    If the occurrence is not the result of Force Majeure, but it results from Catastrophic Equipment Failure and Seller is diligently working to repair or replace the affected equipment, Seller shall be entitled to a cure period equal to the lessor of the time it actually takes to replace the equipment which suffered a Catastrophic Equipment Failure or

SECTION 8.1

three hundred sixty (360) Days from the occurrence or inception of the Catastrophic Equipment Failure; or
(c)    If the occurrence is the result of Force Majeure, and if and so long as the conditions set forth in Section 18.2(A) (No Liability) are satisfied, the non-performing Party shall be entitled to a grace period as provided in Section 18.4 (Effect of Force Majeure on Other Events of Default), which shall apply in lieu of any cure periods provided in Section 8.1(C) (Cure Periods and Force Majeure Exceptions).

SECTION 8.1

8.2    Rights and Obligations of the Parties Upon Default
(A)    Notice of Default. Upon the occurrence of an Event of Default specified in Section 8.1 (Events of Default), the non-defaulting Party shall deliver to the defaulting Party (with a copy to the Financing Parties and/or the collateral agent designated therefor) a written notice which (i) declares that an Event of Default has occurred under Section 8.1 (Events of Default) of this Agreement; and (ii) identifies the specific provision or provisions of such section under which such Event of Default shall have occurred.
(B)    Right to Terminate
(1)    Notice of Termination. If an Event of Default under Section 8.1 (Events of Default) shall have occurred and not been cured within the cure periods provided in Section 8.1(C) (Cure Periods and Force Majeure Exceptions), or, as to Events of Default under Section 8.1(A)(8) pursuant to the remedial provisions described therein, or such other cure periods provided under the Financing Documents to which Company is a party, as applicable, the non-defaulting Party shall have the right to terminate this Agreement by delivering a written notice of termination which shall be effective thirty (30) Days from the date such notice is delivered, provided that if such notice of termination is not given within ninety (90) Days of the date such right to terminate is triggered, such termination shall not be effective.
(2)    Termination by Company
Without limitation to the other provisions of this Agreement, the earliest Day upon which a termination of this Agreement can be effective as a result of a failure to achieve the Commercial Operation Date Deadline would be the Day following expiration of the 180 Day COD Delay LD Period provided in Section 2.4(B)(3) (Daily Delay Damages and Termination Right).
(C)    Right to Demand Independent Engineering Assessment and Modification
(1)    If an Event of Default described in Section 8.1(A)(10), or Section 8.1(A)(11) occurs, Company shall, prior to exercising its rights under Section 8.2(A) (Notice of Default) or Section 8.2(B) (Right to Terminate) on the basis thereof, give written notice to Seller that it will obtain an Independent Engineering Assessment concerning the failure to meet the specified warranted levels. Within thirty (30) Days after receipt by Seller of such notice, a president, vice president, or other authorized delegate of Company and Seller, both having full authority to settle the matter, shall personally meet in Hawaii and attempt in good faith to make the determination described in Section 8.2(C)(2). If these officials reach agreement on a determination, the provisions of Section 8.2(C)(3) and Section 8.2(C)(4) shall apply thereto. If no meeting takes place within thirty (30) Days of Seller’s receipt of the aforesaid written notice, or if agreement between these officials is not reached within forty-five (45) Days of Seller’s receipt of such notice, Company may at any time thereafter require that an Independent Engineering Assessment be conducted in accordance with Section 3.3(B) (Company Right to Require Independent Engineering Assessment) except that in every instance all costs and expenses of such Independent Engineering Assessment shall be borne by Seller.

SECTION 8.2

(2)    The representatives of the Parties or the Qualified Independent Engineering Company based on the Independent Engineering Assessment, as applicable, shall determine whether there are commercially reasonable changes in the Facility, or in the manner in which Seller operates the Facility, which (i) could be implemented within two hundred and seventy (270) Days (or such other time period which Company and Seller mutually agree upon) after such findings are made by the Parties or the Qualified Independent Engineering Company, as the case may be, and (ii) could reasonably be expected to result in future operation of the Facility in each Contract Year at the following levels:
(a)    An EAF not less than ninety percent (90%) computed in accordance with Section 3.2(D)(2) (Equivalent Availability Factor);
(b)    An EFOR not to exceed five percent (5%) computed in accordance with Section 3.2(D)(3) (Equivalent Forced Outage Rate);
(c)    The Facility shall have the capability, within Good Engineering and Operating Practices and within the design limitations of the Facility equipment, of producing the Firm Capacity; or
(d)    No more than four (4) Unit Trips in the first Contract Year and no more than three (3) Unit Trips in any subsequent Contract Year.
(3)    If the representatives of the Parties or the Qualified Independent Engineering Company based on the Independent Engineering Assessment, as applicable, determine that there are no commercially reasonable changes meeting the requirements of Section 8.2(C)(2), Company may thereafter declare an Event of Default on the basis of the failure described in Section 8.1(A)(10) or Section 8.1(A)(11) which preceded Company’s request for an Independent Engineering Assessment.

SECTION 8.2

(4)    If the representatives of the Parties or the Qualified Independent Engineering Company based on the Independent Engineering Assessment, as applicable, determine that there are commercially reasonable changes meeting the requirements of paragraph (2) above, Company may not declare an Event of Default on the basis of the failure described in Section 8.1(A)(10) or Section 8.1(A)(11) which preceded Company’s request for an Independent Engineering Assessment unless Seller either (i) fails to diligently carry out such recommended changes as determined in accordance with the procedures and requirements set forth in Section 3.3(B) (Company Right to Require Independent Engineering Assessment) or (ii) implements such changes but the Facility nevertheless does not meet the standards of Section 8.2(C)(2) in the first full Contract Year after such changes are implemented; provided that, if such right to declare an Event of Default is not exercised within three (3) Months after such first full Contract Year, Company shall be deemed to have waived such right. In the event that Seller implements such changes but the Facility nevertheless does not meet the standards of Section 8.2(C)(2) by the end of the first full Contract Year after such changes are implemented, Company may grant Seller additional time to implement additional changes in Company’s sole discretion.
(D)    Company’s Right to Enter and Operate the Facility. If an Event of Default by Seller under Section 8.1 (Events of Default) shall have occurred and not been cured within the cure periods provided in Section 8.1(C) (Cure Periods and Force Majeure Exceptions), and Company elects not to terminate this Agreement pursuant to Section 8.2(B) (Right to Terminate), Seller shall grant Company a license, upon five (5) calendar days prior written notice, to enter the Facility and to operate the same for no more than 365 consecutive Days for the purpose of curing Seller’s default in accordance with the operational and performance requirements of this Agreement, including, but not limited to Section 3.2 (Rights and Obligations of Seller) and Article 4 (Suspension or Reduction of Deliveries). Company, in its sole discretion, may use either Seller’s operator or Company’s employees or contractors, to staff the Facility for the period during which Company is operating the Facility as provided in this Section 8.2(D). If Company chooses to use Seller’s operator during this period, Seller shall cooperate with Company in directing Seller’s operator to operate and maintain the Facility in accordance with Company’s instructions. If in Company’s sole discretion, Seller’s default cannot be cured, Company may terminate this Agreement with immediate effect at any time within the period during which Company is operating the Facility as provided in this Section 8.2(D). Seller shall reimburse Company for all costs incurred by Company, including, but not limited to, its labor expenses for overtime and its expenses for contract labor in connection with operating the Facility until such time as the matter giving rise to the Event of Default has been cured, or Company terminates this Agreement pursuant to this Section 8.2(D). Seller shall reimburse Company within thirty (30) days of Company’s request for reimbursement. In the event Seller fails to make timely reimbursement, Company may set off all amounts due from Seller for reimbursement against any amounts due by Company to Seller pursuant to Section 6.2(B) (Set Off) and Article 16 (Set Off). Company may also draw upon the Operating Period Security to satisfy Seller’s unpaid obligations for reimbursement required by this Section 8.2(D). Seller shall remain fully responsible for performing all of its obligations under the Financing

SECTION 8.2

Documents and for meeting all payment obligations to its contractors and suppliers and for maintaining all necessary Permits to operate the Facility during the period in which Company is operating the Facility as provided in this Section 8.2(D).
8.3     Equitable Remedies. Seller acknowledges that Company is a public utility and is relying upon Seller's performance of its obligations under this Agreement, and that Company and/or its customers may suffer irreparable injury as a result of the failure of Seller to perform any of such obligations, whether or not such failure constitutes an Event of Default or otherwise gives rise to one or more of the remedies set forth in Section 8.2 (Rights and Obligations of the Parties Upon Default). Accordingly, the remedies set forth in Section 8.2 (Rights and Obligations of the Parties Upon Default) shall not limit or otherwise affect Company's right to seek specific performance, injunctions or other available equitable remedies for Seller's failure to perform any of its obligations under this Agreement, irrespective of whether such failure constitutes an Event of Default.

SECTION 8.3

ARTICLE 9 - LIQUIDATED DAMAGES
9.1    Liquidated Damages. Recognizing that Company must provide the ultimate service to its customers and that the capacity and energy produced by the Facility is needed to meet the requirements of Company’s customers, and in order to avoid the difficulties of proof in connection with the damages Company would incur in the event of a failure of the Facility to meet the performance standards herein, the Parties agree that the following Liquidated Damages for failure by Seller to attain required performance: (i) constitute a reasonable and good faith estimate of the anticipated or actual loss or damage which would be incurred by Company as a result of such failure; (ii) are not intended as a penalty; (iii) may be invoked by Company to ensure that the Facility meets the performance standards established under this Agreement; and (iv) constitute Company’s sole and exclusive monetary remedy with respect to the matters set forth in Section 9.2 (Calculation of Liquidated Damages) and Section 9.3 (Damages in the Event of Termination by Company), provided, however, that Company’s invoking Liquidated Damages shall not limit or otherwise affect Company’s right to seek: (i) monetary damages when Liquidated Damages are not applicable under the terms of this Agreement and when Company has not terminated this Agreement; and (ii) specific performance or injunctive relief when monetary damages will not provide adequate relief.
9.2    Calculation of Liquidated Damages
(A)    Equivalent Availability Factor (EAF). For each one-tenth (1/10) of a percentage point that the Equivalent Availability Factor of the Facility falls below the guaranteed level of ninety percent (90%) as specified in Section 3.2(D)(2) (Equivalent Availability Factor) on average for each Contract Year, Seller shall pay to Company Liquidated Damages in the amount set forth in the following table (on a progressive basis) upon proper demand at the end of such Contract Year. Said payment and any Liquidated Damages paid pursuant to this Section 9.2(A) (Calculation of Liquidated Damages, Equivalent Availability Factor) shall fully provide Liquidated Damages for any failure in the same period to meet the standards set out in Section 3.2(D)(2) (Equivalent Availability Factor).
EAF Damages Schedule:
90.0% - 100.0%     - 0 -
85.0% - 89.9%    $3,400 per 0.1%
80.0% - 84.9%    $4,500 per 0.1%
79.9% and below    $5,500 per 0.1%

SECTIONS 9.1 AND 9.2

(B)    Equivalent Forced Outage Rate (EFOR). For each one-tenth (1/10) of a percentage point that the EFOR exceeds the guaranteed level of five percent (5%) as specified in Section 3.2(D)(3) (Equivalent Forced Outage Rate) on average for each Contract Year, Seller shall pay Company Liquidated Damages in the amount set forth in the following table (on a progressive basis) upon proper demand at the end of the current Contract Year:
EFOR Damages Schedule:
0.0 – 4.9%     - 0 -
5.0 – 9.9%    $1,500 per 0.1%
10.0 – 14.9%    $2,000 per 0.1%
15.0 and above    $2,500 per 0.1%

(C)    Excessive Unit Trips. For each Unit Trip in excess of the limit set forth in Section 3.2(D)(6) (Unit Trips) on average for the current Contract Year, Seller shall pay Company Liquidated Damages in the amount set forth in the following table (on a progressive basis) upon proper demand at the end of the current Contract Year:
Excessive Unit Trips:
1-3 unit trips            $6,500 per trip
4-7 unit trips            $9,500 per next trip
8-10 unit trips            $12,600 per next trip

(D)    Damages in the Event of Seller Labor Disputes. Liquidated Damages under this Agreement shall include payments required to be made by Seller as provided in Section 3.2(B)(7) (Seller’s Obligation to Maintain Workforce).
(E)    Milestone Delay Damages. Liquidated Damages under this Agreement shall include payments required to be made by Seller as provided in Section 2.4(A) (Failure to Meet Milestone Dates).
(F)    Daily Delay Damages. Liquidated Damages under this Agreement shall include Daily Delay Damages provided in Section 2.4(B)(3) (Daily Delay Damages and Termination Right).
(G)    Termination Damages. Liquidated Damages under this Agreement shall include Pre-COD Termination Damages and Post-COD Termination Damages provided in Section 9.3 (Damages in the Event of Termination by Company).

SECTION 9.2

9.3    Damages in the Event of Termination by Company
(A)    Pre-COD Termination Damages. If the Agreement is terminated by Company in accordance with this Agreement before the Commercial Operation Date due to an Event of Default where Seller is the defaulting Party, Company shall be entitled to Liquidated Damages in the amount of $500,000 (“Pre-COD Termination Damages”) in addition to any Milestone Delay Damages and Daily Delay Damages paid by Seller.
(B)    Post-COD Termination Damages. If the Agreement is terminated by Company in accordance with this Agreement after the Commercial Operation Date due to an Event of Default where Seller is the defaulting Party, Company shall be entitled to Liquidated Damages in the amount of $1 million (“Post-COD Termination Damages”).
(C)    Liquidated Damages Appropriate. Each Party agrees and acknowledges that (i) the damages that Company would incur due to early termination of the Agreement pursuant to Section 8.2(B) (Right to Terminate) would be difficult or impossible to predict with certainty, and (ii) the Pre-COD Termination Damages and Post-COD Termination Damages, as applicable, are an appropriate approximation of such damages.

SECTION 9.3

9.4    Payment of Liquidated Damages
(A)    Day Payment is Due. Seller shall pay the aggregate amount of Liquidated Damages provided in Section 9.2(A) (Equivalent Availability Factor) through Section 9.2(D) (Damages in the Event of Seller Labor Disputes) for each Contract Year within thirty (30) Days after such Contract Year; provided that, at Seller’s option, Seller may pay such amount in one-twelfth (1/12) increments per Calendar Month during the following Contract Year, along with a carrying charge on the balance of such amount computed at the Prime Rate plus three percent (3%) per annum. In the event Seller fails to pay Company undisputed amounts of Liquidated Damages due under this Section 9.4(A) within thirty (30) Days of receipt of Company’s written demand, Company may offset such undisputed amounts due against payments it is otherwise obligated to make under this Agreement.
(B)    Failure to Meet Milestones. Seller shall pay the aggregate amount of Liquidated Damages provided in Section 9.2(E) (Milestone Delay Damages) as provided in Section 2.4(A) (Failure to Meet Milestone Dates).
(C)    Daily Delay. Seller shall pay the aggregate amount of Liquidated Damages provided in Section 9.2(F) (Daily Delay Damages) as provided in Section 2.4(B)(3)(a) (Daily Delay Damages and Termination Right).
(D)    Termination. Seller shall pay the aggregate amount of Liquidated Damages provided in Section 9.2(G) (Termination Damages) within thirty (30) Days of the effective date of the termination of this Agreement by Company pursuant to Section 8.2(B) (Right to Terminate).
9.5    Adjustments. All of the dollar values noted in Section 9.2(A) (Equivalent Availability Factor) and Section 9.2(B) (Equivalent Forced Outage Rate) will be adjusted each Contract Year in accordance with Attachment I (Adjustment of Charges).
9.6    Other Rights Upon Default. Upon the occurrence of an Event of Default by either Party, the non-defaulting Party, subject to the rights described in this Agreement, including, but not limited to, Section 8.1(C) (Cure Periods and Force Majeure Exceptions), Section 8.2(B) (Right to Terminate), Section 8.2(C) (Right to Demand Independent Engineering Assessment and Modification), may exercise, at its election, any rights and claim and obtain any remedies it may have at law or in equity, including, but not limited to, compensation for monetary damages, injunctive relief and specific performance.

SECTIONS 9.4, 9.5, AND 9.6

ARTICLE 10 - COMPANY’S USE OF AND ACCESS TO FACILITY
10.1    Entry for Work On Site. Seller shall permit Company, its employees and agents (including but not limited to affiliates and contractors and their employees) to enter upon the Facility, with such prior notice as is reasonable under the circumstances and with at least prior oral notice in any event, to take such action as may be necessary in the reasonable opinion of Company to: (i) maintain, inspect, read and test meters and other Company equipment pursuant to Section 3.2(E) (Metering, Generator Remote Control, Data Acquisition/Communications); (ii) interconnect, interrupt (including, but not limited to, operating the manual disconnect device provided by Seller in accordance with Section 3.2(B)(4) (Personnel and System Safety)), monitor or measure electric generation produced at the Facility in accordance with the terms of this Agreement; and (iii) exercise any other rights Company may have under this Agreement.
10.2    Provision of Site Space. Seller shall provide without charge suitable space on the Site for all Company equipment to be placed on the Site under this Agreement. Suitable space as used herein means space appropriate for the intended use with adequate electric power, air conditioning, telecommunication wiring, security, and other necessary building services. In addition, Seller shall provide a means for reasonable access by Company to the Site, also without charge to Company, including suitable work space at the Site for Company.
10.3    No Ownership Interest. Neither Seller nor any Financing Party shall acquire any ownership interest or security interest in or lien or mortgage on any equipment installed, owned, and maintained at the Site by Company pursuant to this Agreement, and Company shall have a reasonable time after termination of this Agreement in which to remove such equipment.
10.4    Inspection of Facility Operation
(A)    Company’s Right to Inspect. Seller shall permit Company, its employees and agents (including but not limited to affiliates and contractors and their employees), from the Execution Date, to enter upon and inspect the Facility and the Facility’s design manuals and drawings, its operating and maintenance manuals, and Seller’s construction, operation and maintenance thereof from time to time, upon reasonable prior notice and accompaniment by Seller or a representative thereof.

SECTIONS 10.1, 10.2, 10.3 AND 10.4

(B)    Correction of Certain Conditions. If Company observes a condition that is not in compliance with the terms of this Agreement, Company may make a written request for Seller to correct such condition and Seller shall provide a written report on such condition within thirty (30) Days. If Company disagrees with Seller’s proposal to remedy the condition, a Qualified Independent Engineer will be chosen from the Qualified Independent Engineer’s List pursuant to Section 3.3(B)(1)(b) (Implementation of Independent Engineering Assessment) and the Qualified Independent Engineer will make a recommendation to remedy the situation. Seller shall abide by the Qualified Independent Engineer’s recommendation. Both Parties shall equally share in the cost for the Independent Engineering Assessment. However, Seller shall pay all costs associated with implementing the recommendation. Company’s inspection of Seller’s equipment or operation shall not be construed as endorsing the design thereof nor as any warranty of the safety or reliability of said equipment or operation nor as a waiver of any right by Company.

SECTION 10.4

ARTICLE 11 - AUDIT RIGHTS
11.1    Rights of Company. Company shall have the right throughout the Term and for a period of three (3) years following the end of the Term, as extended, upon reasonable prior notice, to audit the books and records of Seller only to the limited extent necessary to verify the basis for any claim by Seller for payments from Company. Company shall not have the right to audit other financial records of Seller. Seller shall make such records available at its offices in Hawaii during normal business hours. Company shall pay Seller’s reasonable actual, verifiable costs for such audits, including allocated overhead.
11.2    Rights of Seller. Seller shall have the right throughout the Term and for a period of three (3) years following the end of the Term, as extended, upon reasonable prior notice, to audit the books and related records of Company only to the limited extent necessary to verify the basis for charges invoiced by Company to Seller under this Agreement. Seller shall not have the right to audit other records of Company. Company shall make such information available during normal business hours at its offices in Hawaii. Seller shall pay Company’s reasonable actual, verifiable costs for such audits, including allocated overheads.

SECTIONS 11.1 AND 11.2

ARTICLE 12 - REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1 By Seller. Seller represents, warrants and covenants as follows:

(A)Duly Organized. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power, authority and legal right to execute and deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by any bankruptcy, reorganization, insolvency, moratorium or similar laws affecting generally the enforcement of creditors' rights from time to time in effect.
(B)No Conflict. The execution and delivery of, and performance by Seller of its obligations under this Agreement will not result in a violation of, or be in conflict with, any provision of its Operating Agreement, or result in a violation of, or be in conflict with, or constitute a default or an event which would, with notice or lapse of time, or both, become a default under, any mortgage, indenture, contract, agreement or other instrument to which Seller is a party or by which it or its property is bound, where such violation, conflict, default or potential default would materially adversely affect Seller's ability to perform its obligations under this Agreement, or result in a violation of any statute, rule, order of any court or administrative agency, or regulation applicable to Seller or its property or by which it or its property may be bound, or result in a violation of, or be in conflict with, or result in a breach of, any term or provision of any judgment, order, decree or award of any court, arbitrator or governmental or public instrumentality binding upon Seller or its property, where such violation, conflict, or breach would have a material adverse affect on Seller's ability to perform its obligations under this Agreement.

(C)No Default. Seller is not in default, and no condition exists which, with notice or lapse of time, or both, would constitute a default by Seller under any mortgage, loan agreement, deed of trust, indenture or other agreement with respect thereto, evidence of indebtedness or other instrument of a material nature, to which it is party or by which it is bound, or in violation of, or in default under, any rule, regulation, order, writ, judgment, injunction or decree of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, where such default, condition or violation would have a material adverse affect on Seller's ability to perform its obligations under this Agreement.

(D)No Litigation. Except as set forth on Attachment R (Seller’s Litigation Schedule), there is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending against such Seller, or of which Seller has otherwise received official notice, or which to the knowledge of Seller is threatened against Seller, wherein an adverse decision, ruling or finding would have a material adverse affect on Seller's ability to perform its obligations under this Agreement.

SECTION 12.2

(E)Experience, Qualifications and Resources. Seller has entered into this Agreement in connection with the conduct of its business and it has the experience, qualifications and access to financial resources necessary to operate and maintain the Facility in accordance with the terms and conditions of this Agreement.
(F)Substitute Principal. Except where Company’s consent is not required under Section 20.1 (Assignment by Seller), in the event Seller proposes a substitute managing member or members, principal entity or entity operating facility to avoid an Event of Default under Section 8.1(A)(15) (Default by Seller), the qualifications of such substitute managing member(s) to carry out the role of managing member and financial substance shall be reasonably satisfactory to Company.
(G)Substitute Entity Operating Facility. In the event Seller proposes a substitute entity operating facility to avoid an Event of Default under Section 8.1(A)(12) (Default by Seller), (i) the substitute entity operating facility shall have the qualifications or has contracted with an entity having the qualifications to operate the Facility in a manner consistent with the terms and conditions of this Agreement and (ii) the substitute entity operating facility shall have the creditworthiness and ability to perform its obligations hereunder in a manner consistent with the terms and conditions of this Agreement.
(H)Adequate Fuel Supply. Seller shall maintain at the Facility a supply of Fuel adequate to give Seller the ability to support the operation of the Facility pursuant to the terms and conditions of the Agreement.
(I)Non-Fossil Fuel. The Facility will operate solely on Fuel as defined in this Agreement.
(J)Own Account. Seller is acting for its own account and its decision to enter into this Agreement is based upon its own judgment, not in reliance upon the advice or recommendations of Company and it is capable of assessing the merits of, and understands and accepts the terms, conditions and risks of this Agreement. It has not relied upon any promises, representations, statements or information of any kind whatsoever that are not contained in this Agreement in deciding to enter into this Agreement.

12.2 By Company. Company represents and warrants as follows:

(A) Duly Organized. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Hawaii. Company has full power, authority and legal right to execute and deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by Company and constitutes a legal, valid and binding obligation of Company, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by any bankruptcy, reorganization, insolvency, moratorium or similar laws affecting generally the enforcement of creditors' rights from time to time in effect.
(B) No Conflict. The execution and delivery of, and performance by Company of its obligations under this Agreement will not result in a violation of, or be in conflict with, any provision of the articles of incorporation or bylaws of Company, or result in a violation of, or be

SECTION 12.2

in conflict with, or constitute a default or an event which would, with notice or lapse of time, or both, become a default under, any mortgage, indenture, contract, agreement or other instrument to which Company is a party or by which it or its property is bound, where such violation, conflict, default or potential default would materially adversely affect Company's ability to perform its obligations under this Agreement, or result in a violation of any statute, rule, order of any court or administrative agency, or regulation applicable to Company or its property or by which it or its property may be bound, or result in a violation of, or be in conflict with, or result in a breach of, any term or provision of any judgment, order, decree or award of any court, arbitrator or governmental or public instrumentality binding upon Company or its property, where such violation, conflict, or breach would have a material adverse affect on Company's ability to perform its obligations under this Agreement.

(C) No Default. Company is not in default, and no condition exists which, with notice or lapse of time, or both, would constitute a default by Company under any mortgage, loan agreement, deed of trust, indenture or other agreement with respect thereto, evidence of indebtedness or other instrument of a material nature, to which it is party or by which it is bound, or in violation of, or in default under, any rule, regulation, order, writ, judgment, injunction or decree of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, where such default, condition or violation would have a material adverse affect on Company's ability to perform its obligations under this Agreement.

(D) No Litigation. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before or by any court, public board or body, pending against such Company, or of which Company has otherwise received official notice, or which to the knowledge of Company is threatened against Company, wherein an adverse decision, ruling or finding would have a material adverse affect on Company's ability to perform its obligations under this Agreement.

SECTION 12.2

ARTICLE 13 - INDEMNIFICATION
13.1    Indemnification of Company
(A)    Personal Injury, Death or Property Damage. Seller shall indemnify, defend, and hold harmless Company, its successors, permitted assigns, affiliates, controlling persons, directors, officers, employees, servants and agents, including but not limited to contractors and their employees (collectively referred to as an “Indemnified Company Party”), from and against any Losses suffered, incurred or sustained by any Indemnified Company Party or to which any Indemnified Company Party becomes subject, resulting from, arising out of or relating to any Claim by a third party not controlled by or under common ownership and/or control with Company (whether or not well founded, meritorious or unmeritorious) relating to any actual or alleged personal injury or death or damage to property, in any way arising out of, incident to, or resulting directly or indirectly from the acts or omissions of Seller or its agents or subcontractors, except to the extent that any of the foregoing is attributable to the gross negligence or willful misconduct of an Indemnified Company Party.
(B)    Compliance with Laws. Any Losses incurred by an Indemnified Seller Party for noncompliance by Seller or an Indemnified Seller Party with applicable Laws shall not be reimbursed by Company but shall be the sole responsibility of Seller. Seller shall indemnify, defend and hold harmless each Indemnified Company Party from and against any and all Losses in any way arising out of, incident to, or resulting directly or indirectly from the failure of Seller to comply with any Laws.
(C)    Notice. If Seller shall obtain knowledge of any Claim subject to Section 13.1(A) (Personal Injury, Death or Property Damage), Section 13.1(B) (Compliance with Laws) or otherwise under this Agreement, Seller shall give prompt notice thereof to Company, and if Company shall obtain any such knowledge, Company shall give prompt notice thereof to Seller.
(D)    Indemnification Procedures.
(1)    Notice. In case any Claim subject to Section 13.1(A) (Personal Injury, Death or Property Damage) or Section 13.1(B) (Compliance with Laws) or otherwise under this Agreement, shall be brought against an Indemnified Company Party, Company shall notify Seller of the commencement thereof and, provided that Seller has acknowledged in writing to Company its obligation to an Indemnified Company Party under this Section 13.1 (Indemnification of Company), Seller shall be entitled, at its own expense, acting through counsel acceptable to Company, to participate in and, to the extent that Seller desires, to assume and control the defense thereof, provided that Seller shall not compromise or settle a Claim against an Indemnified Company Party without the prior written consent of Company which consent shall not be unreasonably withheld.
(2)    Assumption and Control of Defense. Seller shall not be entitled to assume and control the defense of any such Claim subject to Section 13.1(A) (Personal Injury, Death or Property Damage), Section 13.1(B) (Compliance with Laws) or otherwise under this Agreement, if and to the extent that, in the opinion of Company, such Claim involves the

SECTION 13.1

potential imposition of criminal liability on an Indemnified Company Party or a conflict of interest between an Indemnified Company Party and Seller, in which case Company shall be entitled, at its own expense, acting through counsel acceptable to Seller to participate in any Claim, the defense of which has been assumed by Seller. Company shall supply Seller with such information and documents requested by Seller as are necessary or advisable for Seller to possess in connection with its participation in any Claim to the extent permitted by this Section 13.1(D)(2) (Assumption and Control of Defense). An Indemnified Company Party shall not enter into any settlement or other compromise with respect to any Claim without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed.
(3)    Subrogation. Upon payment of any Losses by Seller pursuant to this Section 13.1 (Indemnification of Company) or other similar indemnity provisions contained herein to or on behalf of Company, Seller, without any further action, shall be subrogated to any and all claims that an Indemnified Company Party may have relating thereto.
(4)    Cooperation. Company shall fully cooperate and cause all Company Indemnified Parties to fully cooperate, in the defense of or response to any Claim subject to Section 13.1 (Indemnification of Company).
13.2    Indemnification of Seller.
(A)    Personal Injury, Death or Property Damage. Company shall indemnify, defend, and hold harmless Seller, its successors, permitted assigns, affiliates, controlling persons, directors, officers, employees, servants and agents, including but not limited to contractors and their employees (collectively referred to as an “Indemnified Seller Party”), from and against any Losses suffered, incurred or sustained by any Indemnified Seller Party or to which any Indemnified Seller Party becomes subject, resulting from, arising out of or relating to any Claim by a third party not controlled by or under common ownership and/or control with Seller (whether or not well founded, meritorious or unmeritorious) relating to any actual or alleged personal injury or death or damage to property, in any way arising out of, incident to, or resulting directly or indirectly from the acts or omissions of Company or its agents or subcontractors, except to the extent that any of the foregoing is attributable to the gross negligence or willful misconduct of an Indemnified Seller Party.
(B)    Compliance with Laws. Any Losses incurred by an Indemnified Company Party for noncompliance by Company or an Indemnified Company Party with applicable Laws shall not be reimbursed by Seller but shall be the sole responsibility of Company. Company shall indemnify, defend and hold harmless each Indemnified Seller Party from and against any and all Losses in any way arising out of, incident to, or resulting directly or indirectly from the failure of Company to comply with any Laws.

SECTION 13.2

(C)    Notice. If Company shall obtain knowledge of any Claim subject to Section 13.2(A) (Personal Injury, Death or Property Damage) or otherwise under this Agreement, Company shall give prompt notice thereof to Seller, and if Seller shall obtain any such knowledge, Seller shall give prompt notice thereof to Company.
(D)    Indemnification Procedures.
(1)    Notice. In case any action, suit or proceeding subject to Section 13.2(A) (Personal Injury, Death or Property Damage), or otherwise under this Agreement, shall be brought against an Indemnified Seller Party, Seller shall notify Company of the commencement thereof and, provided that Company has acknowledged in writing to Seller its obligation to an Indemnified Seller Party under this Section 13.2 (Indemnification of Seller), Company shall be entitled, at its own expense, acting through counsel acceptable to Seller, to participate in and, to the extent that Company desires, to assume and control the defense thereof, provided, however, Company shall not compromise or settle a Claim against an Indemnified Seller Party without the prior written consent of Seller which consent shall not be unreasonably withheld.
(2)    Assumption and Control of Defense. Company shall not be entitled to assume and control the defense of any such Claim subject to Section 13.2(A) (Personal Injury, Death or Property Damage), or otherwise under this Agreement, if and to the extent that, in the opinion of Seller, such Claim involves the potential imposition of criminal liability on an Indemnified Seller Party or a conflict of interest between an Indemnified Seller Party and Company, in which case Seller shall be entitled, at its own expense, acting through counsel acceptable to Company, to participate in any Claim the defense of which has been assumed by Company. An Indemnified Seller Party shall supply Company with such information and documents requested by Company as are necessary or advisable for Company to possess in connection with its participation in any Claim, to the extent permitted by this Section 13.2(C)(2) (Assumption and Control of Defense). An Indemnified Seller Party shall not enter into any settlement or other compromise with respect to any Claim without the prior written consent of Company, which consent shall not be unreasonably withheld or delayed.
(3)    Subrogation. Upon payment of any Losses by Company pursuant to this Section 13.2 (Indemnification of Seller) or other similar indemnity provisions contained herein to or on behalf of Seller, Company, without any further action, shall be subrogated to any and all claims that an Indemnified Seller Party may have relating thereto.
(4)    Cooperation. Seller shall fully cooperate and cause all Seller Indemnified Parties to fully cooperate, in the defense of or response to any Claim subject to Section 13.2 (Indemnification of Seller).

SECTION 13.2

ARTICLE 14 - CONSEQUENTIAL DAMAGES

Except to the extent such damages are included in any Liquidated Damages provided in Article 9 (Liquidated Damages), indemnification as provided in Article 13 (Indemnification), damages from claims arising from or related to gross negligence or willful misconduct of a party or other specified measure of damages expressly provided for herein, neither party shall be liable to the other party for special, punitive, indirect, exemplary or consequential damages, whether such damages are allowed or provided by contract, tort (including negligence), strict liability, statute or otherwise.

ARTICLE 14

ARTICLE 15 - INSURANCE
15.1    Required Coverage. Seller shall, at its own expense, acquire and maintain, or cause to be maintained, commencing with the start of construction of the Facility, as applicable, and continuing throughout the Term, as applicable, the minimum insurance coverage set forth in Attachment J (Required Insurance), or such higher amounts as Seller and/or the Financing Parties reasonably determine to be necessary during construction and operation of the Facility. The insurance coverage required hereunder shall provide that it is primary with respect to Seller and Company. Seller's indemnity and other obligations shall not be limited by the foregoing insurance requirements. Any deductible shall be the responsibility of Seller.
15.2    Additional Insureds. The insurance policies specified in Section 2 (General Liability Insurance) and Section 3 (Automobile Liability Insurance) of Attachment J (Required Insurance) shall include Company as an additional insured, as its interest may appear, with respect to any and all third party bodily injury and/or property damage claims arising from Seller’s performance of this Agreement and, to the extent permitted by such insurers after commercially reasonable efforts of Seller to obtain such notice, shall require at least thirty (30) Days’ written notice to Seller prior to cancellation of, or material modification to, such policy and ten (10) Days’ written notice to Seller of cancellation due to failure by Seller to pay such premium. Such cancellation notice shall be disclosed to Company within two (2) Business Days of receipt. The insurance policies specified in Section 4 (Builders All Risk Insurance) and Section 5 (All Risk Property/Comprehensive Boiler and Machinery Insurance (Upon Completion of Construction)) of Attachment J (Required Insurance) shall include Company as loss payee, after the interests of the Financing Parties, as its interest may appear with respect to any property or boiler and machinery losses. Company acknowledges that Financing Parties shall be entitled to receive and distribute any and all loss proceeds as stipulated by any Financing Documents related to any policy described in this Article 15 (Insurance) and Attachment J (Required Insurance).
15.3    Evidence of Policies Provided to Company. Evidence of insurance for the coverage specified in this Article 15 (Insurance) shall be provided to Company within thirty (30) Days after Seller has bound coverage of the related policies or by the date specified in Section 2.3(A) (Company Conditions Precedent), whichever is later. Within thirty (30) Days of any change of any policy and upon renewal of any policy Seller shall provide certificates of insurance to Company. During the Term, Seller, upon Company’s reasonable request, shall make available to Company for its inspection at Seller’s designated location, certified copies of the insurance policies described in this Article 15 (Insurance) and Attachment J (Required Insurance).

SECTIONS 15.1, 15.2 AND 15.3

15.4    Deductibles. Company acknowledges that any policy required herein may contain reasonable deductibles or self-insured retentions, the amounts of which will be reviewed for acceptance by Company. Acceptance will not be unreasonably withheld.
15.5    Application of Proceeds From All Risk Property/Comprehensive Boiler and Machinery Insurance. Seller shall use commercially reasonable efforts to obtain provisions in the Financing Documents, on reasonable terms, providing for the insurance proceeds from All Risk Property/Comprehensive Boiler and Machinery Insurance to be applied to repair of the Facility.
15.6    Annual Review by Company. The coverage limits shall be reviewed annually by Company and if, in Company's reasonable discretion, Company determines that the coverage limits should be increased, Company shall so notify Seller and the reasons therefor. The amount of any increase of the coverage limits, when considered as a percentage of the then existing coverage limits, shall not exceed the cumulative amount of increase in the Consumer Price Index occurring after the coverage limits herein were last set. Seller shall within thirty (30) Days of notice from Company increase the coverage as directed in such notice and the costs of such increased coverage limits shall be borne by Seller.

SECTIONS 15.4, 15.5 AND 15.6

ARTICLE 16 - SET OFF
Company shall have the right to set off any payment due and owing by Seller, including but not limited to any payment under this Agreement and any payment due under any arbitration award made under Article 17 (Dispute Resolution), against Company's payments of subsequent monthly invoices as necessary.

ARTICLE 16

ARTICLE 17 - DISPUTE RESOLUTION
17.1    Good Faith Negotiations. Except as otherwise expressly set forth in this Agreement, before submitting any claims, controversies or disputes (“Dispute(s)”) under this Agreement to the dispute resolution procedures set forth in Section 17.2 (Dispute Resolution Procedures), the presidents, vice presidents, or authorized delegates from both Seller and Company having full authority to settle the Dispute(s), shall personally meet in Hawaii and attempt in good faith to resolve the Dispute(s) (the “Management Meeting”).
17.2    Dispute Resolutions Procedures
(A)    Mediation. Except as otherwise expressly set forth in this Agreement and subject to Section 17.1 (Good Faith Negotiations), any and all Dispute(s) arising out of or relating to this Agreement, (i) which remain unresolved for a period of twenty (20) Days after the Management Meeting takes place or (ii) for which the Parties fail to hold a Management Meeting within sixty (60) Days of the date that a Management Meeting was requested by a Party, may upon the agreement of the Parties, first be submitted to confidential mediation in Honolulu, Hawaii pursuant to the administration by, and in accordance with the Mediation Rules, Procedures and Protocols of, Dispute Prevention & Resolution, Inc. (or its successor) or, in their absence, the American Arbitration Association (“DPR”) then in effect. If the Parties agree to submit the Dispute to confidential mediation, the parties shall each pay fifty percent (50%) of the cost of the mediation (i.e., the fees and expenses charged by the mediator and DPR) and shall otherwise each bear their own costs and attorney’s fees. If settlement of the Dispute(s) is not reached within sixty (60) Days after commencement of the mediation, either Party may initiate arbitration as set forth in Section 17.2(C) (Initiation of Arbitration) below.
(B)    Arbitration. If (i) any Disputes remain unresolved after such mediation concludes or the 60-Day mediation period has expired, or (ii) the Parties do not mutually agree to invoke mediation procedures, the Parties agree to submit any such Dispute(s) to binding arbitration in Honolulu, Hawaii pursuant to the administration by DPR, and in accordance with (aa) the Arbitration Rules, Procedures, and Protocols of DPR then in effect (or the commercial arbitration rules then in effect of its successor) (“Arbitration Rules”), (bb) HRS Chapter 658A (“Chapter 658A”) or the Federal Arbitration Act, 9 U.S.C. § 1 et seq., if applicable (“FAA”), and (cc) the procedures of this Section 17.2 (Dispute Resolution Procedures). To the extent that these procedures are permissible under Chapter 658A if the Parties agree to waive or vary the terms of the applicable Arbitration Rules and/or Chapter 658A and/or the FAA, the Parties do hereby so agree without prejudice to any application for judicial relief authorized by Chapter 658A. Capitalized and otherwise undefined terms in this Article 17 (Dispute Resolution) shall have the meanings set forth in the Arbitration Rules. The final award and order of the arbitrator(s) is binding upon the Parties and judgment upon the final award and order rendered may be entered in any court of competent jurisdiction.
(C)    Initiation of Arbitration. A Party shall initiate arbitration by giving to the other Party its written notice of its demand for arbitration, which notice shall include a detailed statement of its contentions of law and fact and remedies sought, and submitting such notice to DPR in accordance with the applicable Arbitration Rules. No such notice shall be valid or

SECTIONS 17.1 AND 17,2

effective to the extent that any claim(s) set forth therein would be barred by the applicable statute of limitations or laches. Such notice must be signed by the president, vice president or authorized delegate of the Party giving and submitting the notice and be delivered to the president of the other Party. The other Party shall file a detailed answering statement within twenty (20) Days of receipt of the notice of the demand for arbitration.
(D)    Procedures for Appointing Arbitrator(s). The Parties hereby agree that arbitrator(s) shall be appointed according to the following procedure, notwithstanding any contrary or inconsistent provision of the Arbitration Rules.
(1)    Single Arbitrator. Within twenty (20) Days of the receipt by the initiating Party of the detailed answering statement, the Parties shall attempt to agree on a single arbitrator with apparent and substantial experience, knowledge or expertise with respect to electric utility practices and procedures or the design, construction and operation of biomass electric generating facilities, or as otherwise relevant to the subject matter of the Dispute.
(2)    Three-Arbitrator Panel. Should the Parties fail to agree on a single arbitrator within such 20-Day period, each Party may appoint one arbitrator within fourteen (14) Days thereafter pursuant to the Arbitration Rules. If any Party does not appoint an arbitrator within that 14-Day period, or if the arbitrator appointed by such Party is disqualified for any reason, Dispute Prevention & Resolution, Inc. shall appoint one or both of the arbitrator(s), as appropriate. Within twenty (20) Days of the appointment of the second arbitrator, the two appointed arbitrators shall attempt to agree upon the appointment of a third arbitrator to serve as the chair of the panel of arbitrators. If the two appointed arbitrators fail to agree upon the appointment of the third arbitrator within this 20-Day period or if the third arbitrator appointed by the two arbitrators is disqualified for any reason, Dispute Prevention & Resolution, Inc. shall appoint the third arbitrator. In the event of any selection of an arbitrator by DPR, the Parties hereby request that DPR give preference first to arbitrators with apparent and substantial experience, knowledge or expertise relevant to the subject matter of the Dispute and second to the residents of the State of Hawaii. The arbitration panel shall determine all matters by majority vote.
(3)    Disclosures and Objections. The Parties shall have 48 hours from the receipt of notice of the appointment of an arbitrator to request disclosures and shall have 48 hours from receipt of the notice of appointment of the arbitrator or the arbitrator’s last disclosure in which to assert an objection to the arbitrator’s appointment.
(E)    Conduct of the Arbitration by the Arbitrator(s). Each arbitrator appointed pursuant to Section 17.2(D) (Procedures for Appointing Arbitrators) shall swear to conduct such arbitration in accordance with (i) the terms of this Article 17 (Dispute Resolution), (ii) the applicable Arbitration Rules, (iii) the laws of the State of Hawaii, (iv) the most recent Guidelines for Arbitrator Reimbursement established by the Financial Industry Regulatory Authority (or its successor) and (v) the Code of Ethics of the American Arbitration Association (“Code of Ethics”), provided that, notwithstanding any thing in the Code of Ethics to the contrary, and regardless of whether appointed by a single Party, each arbitrator shall (aa) be neutral, impartial and not predisposed to favor either Party and (bb) subsequent to appointment as an arbitrator, refrain from any and all ex parte communication with any Party.

SECTION 17.2

(F)    Arbitration Procedures.
(1)    Duration of Proceedings. The Parties shall have one hundred twenty (120) Days from the date of the appointment of the single agreed arbitrator or the third arbitrator of the arbitration panel to perform discovery and present evidence and argument to the arbitrator(s), including, without limitation, all evidence and argument with respect to the costs of arbitration, attorney fees and costs, and all other matters to be considered for inclusion in the final award and order issued by the arbitrator(s).
(2)    Hearing. During this 120-Day period, the arbitrator(s) shall conduct a hearing to receive and consider all such evidence submitted by the Parties as the arbitrator(s) may choose to consider. The arbitrator(s) may limit the amount of time allotted to each Party presentation of evidence and argument at the hearing, provided that such time be allocated equally to each Party. Subject to the foregoing sentence, the arbitrator(s) shall have complete discretion over the mode and order of prehearing discovery, the issuance of subpoenas and subpoenas duces tecum for the production of witnesses and/or evidence prior to and at the hearing, the presentment of evidence, and the conduct of the hearing. The arbitrator(s) shall not consider any evidence or argument not presented during this 120-Day period. This 120-Day period may be extended for sufficient cause by the arbitrator(s) or by agreement of the Parties.
(3)    Discovery. The arbitrator(s) shall use all reasonable means to expedite discovery and may sanction a Party’s non-compliance with obligations hereunder to produce evidence or witnesses prior to the hearing, at depositions or at the hearing. Each Party shall require and warrant that (i) all records of such Party, its partners, members, or affiliates pertaining to the negotiation, administration, and enforcement of this Agreement shall be maintained in the possession of such Party for no fewer than seven (7) years, and (ii) each of its officers, employees, consultants, general partners, or managing members shall submit to the jurisdiction of the arbitrator(s) and shall comply with all orders and subpoenas issued with respect to the production of witnesses or evidence at and/or prior to the hearing. All such evidence and witnesses shall be made available at such Party’s sole expense in Honolulu, Hawaii.
(4)    Decision. Upon the conclusion of such 120-Day period, the arbitrators shall have thirty (30) Days to reach a determination and to give a written decision to the Parties, stating their findings of fact, conclusions of law and final award and order. The final award and order shall also state which Party prevailed or that neither Party prevailed over the other.

SECTION 17.2

(5)    Fees and Costs. The costs of arbitration (i.e., the fees and expenses charged by the arbitrator(s) and DPR), the reasonable attorney fees of the Party that prevailed (but not including any attorney fees attributable to or charged by in-house counsel), and the reasonable costs of the Party that prevailed to the extent that such costs are recoverable pursuant to HRS § 607-9 (but not including testifying or nontestifying expert witness or consultant fees), shall be determined by the arbitrator(s) and awarded to the prevailing Party in the final award and order issued by the arbitrator(s); provided, however, that the arbitrator(s) shall have no power to award any costs incurred more than thirty (30) Days prior to the date of the notice and demand for arbitration. In the event neither Party prevails, the Parties shall each pay fifty percent (50%) of the cost of the arbitration (i.e., the fees and expenses charged by the arbitrator(s) and DPR) and shall otherwise each bear their own arbitration costs, attorney fees, costs and all other expenses of arbitration, including without limitation their own testifying or nontestifying expert witness and consultant fees.
(6)    Payment. To the extent the final award and order directs either Party to pay any amounts to the other Party, including, monetary damages, costs of arbitration, or reasonable attorney fees and costs:
(a)    if neither Party seeks judicial review of the final award and order, payment shall be made within ninety-five (95) Days after the final award and order is issued.
(b)    if either Party seeks judicial review of the final award and order, payment shall be made within thirty (30) Days after the available judicial review is exhausted.
(G)    Authority of the Arbitrators. Notwithstanding anything herein or in the Arbitration Rules to the contrary, the authority of the arbitrator(s) in rendering the final award and order is limited to the interpretation and/or application of the terms of this Agreement and to ordering any remedy allowed by this Agreement. The arbitrator(s) shall have no power to change any term or condition of this Agreement, deprive any Party of a remedy expressly provided hereunder, or provide any right or remedy that has been excluded hereunder. Notwithstanding anything herein or in the Arbitration Rules to the contrary, any Party who contends that the final award and order of the arbitrator(s) was in excess of the authority of the arbitrator(s) as set forth herein may seek judicial relief in the Circuit Court of the State of Hawaii for the circuit in which the arbitration hearing was held, provided that such judicial proceeding is initiated within thirty (30) Days of the final award and order and not otherwise.
17.3    Exclusion. The provisions of this Article 17 (Dispute Resolution) shall not apply to any disputes within the authority of an Independent Evaluator under Section 9 (Dispute) of Attachment U (Renewable Portfolio Standards).

SECTION 17.2 AND 17.3

ARTICLE 18 - FORE MAJEURE
18.1    Definition of Force Majeure. The term “Force Majeure” as used in this Agreement means a cause or event, which (i) is not within the reasonable control of the Party affected thereby, (ii) could not have been avoided by the affected Party's operation in accordance with Good Engineering and Operating Practices, and (iii) is not the result of the failure to act or the negligence of the affected Party. To the extent that such event satisfies the test set forth in the preceding sentence, Force Majeure includes without limitation: acts of God, sudden actions of the elements such as floods, earthquakes, landslides, storms, hurricanes, tornadoes, or volcanic activity; high winds or heavy rains of sufficient strength or duration to materially damage the Facility or significantly impair its construction, operation or repair of the Facility for a period of time; lightning; drought; fire; sabotage; vandalism beyond that which could reasonably be prevented by the Party claiming Force Majeure; terrorism; war; riots; environmental or climactic impacts; explosion; blockades; civil insurrection; island wide strikes; and emergency orders issued by a Governmental Authority; provided that the Facility shall be designed to withstand and operate during the events identified in Section 3.2(B)(1)(d) (Natural Events); and provided that none of the following constitute Force Majeure:
(A)    strikes or labor disturbances occurring at the Facility, except to the extent such strikes or labor disturbances at the Site are directly related to strikes or labor disturbances that are simultaneously disrupting other business operations on the island of Hawaii;
(B)    any acts or omissions of any third party, including, without limitation, any vendor, materialman, customer, or supplier of Seller, unless such acts or omissions are themselves caused by an event of Force Majeure as herein defined;
(C)    any full or partial curtailment in the electric output of the Facility that is caused by or arises from a mechanical or equipment breakdown or other conditions attributable to normal wear and tear;
(D)    changes in market conditions that affect the cost of Seller’s supplies, or that otherwise render this Agreement uneconomic or unprofitable for Seller;
(E)    Seller’s inability to obtain Permits, Land Rights or approvals of any type for the construction, operation, or maintenance of the Facility, unless such inability to obtain Permits, Land Rights or approvals for the construction, operation, or maintenance of the Facility is caused by Force Majeure as herein defined;
(F)    Seller’s inability to obtain sufficient Fuel, power or materials to operate the Facility, except if Seller’s inability to obtain sufficient Fuel, power or materials is caused by Force Majeure as herein defined;
(G)    Seller’s failure to obtain additional funds, including funds authorized by a state or the federal government or agencies thereof, to supplement the payments made by Company pursuant to this Agreement;

SECTION 18.1

(H)    litigation or administrative or judicial action pertaining to Seller’s interest in this Agreement, the Site, Land Rights, the Facility, any Permits, or the design, construction, maintenance or operation of the Facility; and
(I)    any full or partial curtailment in either the ability of the Facility to deliver its Firm Capacity or in the ability of Company to accept the Firm Capacity which is caused by any action or inaction of a third party, including but not limited to any vendor or supplier of Seller or Company, except to the extent such action or inaction is caused by Force Majeure as herein defined.
18.2    Consequences of Force Majeure
(A)    No Liability. Except to the extent otherwise provided in Section 18.3 (Effect of Force Majeure on Milestone Dates and Commercial Operation Date Deadline), neither Party shall be responsible or liable for any delay or failure in its performance under this Agreement, nor shall any delay, failure, or other occurrence or event become an Event of Default, to the extent such delay, failure, occurrence or event is substantially caused by conditions or events of Force Majeure, provided that:
(1)    The non-performing Party gives the other Party written notice within ten (10) Days of the event or occurrence giving rise to Force Majeure describing the particulars of the occurrence of Force Majeure;
(2)    The suspension of performance is of no greater scope and of no longer duration than is required by Force Majeure;
(3)    The non-performing Party proceeds with due diligence to remedy its inability to perform and provides weekly progress reports to the other Party describing actions taken to end or minimize the effects of the Force Majeure and the anticipated duration of the Force Majeure; and
(4)    When the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect.
(B)    Duty to Mitigate. The Party so excused shall make all reasonable efforts, to cure, mitigate or remedy such Force Majeure event. Any payments due as compensation for the obligation so excused shall also be excused for so long as the obligation is not performed due to Force Majeure. The burden of proof shall be on the Party claiming Force Majeure pursuant to this Article 18 (Force Majeure).

SECTION 18.2

(C)    Limited Relief. Other than as provided in Section 18.3(B) (Commercial Operation Date Deadline) and Section 18.4 (Effect of Force Majeure on Other Events of Default), neither Party shall be responsible or liable for any delays or failures in its performance under this Agreement as and to the extent (i) such delays or failures are substantially caused by conditions or events of Force Majeure, and (ii) the conditions of Section 18.2(A) (No Liability) are satisfied.
18.3    Effect of Force Majeure on Milestone Dates and Commercial Operation Date Deadline
(A)    Milestone Dates. During the occurrence of a Force Majeure event, each Condition Precedent in Section 2.3(A) (Company Conditions Precedent) and each Milestone Date in Attachment B (Milestone Events), shall be extended on a day-for-day basis until the end of such Force Majeure event; provided, however, in no event shall Force Majeure extend any such Milestone Date beyond the Commercial Operation Date Deadline as such date is extended by Force Majeure as provided in Section 2.4(B)(1)(a) (Force Majeure). In no event will any delay or failure to perform caused by any condition or event of Force Majeure extend this Agreement beyond its stated Term.
(B)    Commercial Operation Date Deadline. A condition or event of Force Majeure affecting the achievement of the Commercial Operation Date Deadline shall not relieve Seller from liability for any of the following: Milestone Delay Damages under Section 2.4(A)(1)(b) (Milestone Delay Damages), Daily Delay Damages under Section 2.4(B)(3) (Daily Delay Damages and Termination Right) and Section 9.4(C) (Daily Delay), or Pre-COD Termination Damages for early termination under Section 2.4(A)(1)(c) (Termination and Pre-COD Termination Damages) and Section 9.3(A) (Pre-COD Termination Damages), although such a condition or event of Force Majeure shall, if and for so long as the conditions or event of Section 18.2(A) (No Liability) are satisfied, have the effect of deferring such liability to the extent of the applicable grace period provided in Section 2.4(B)(1)(a) (Failure to Meet Commercial Operation Date Deadline, Force Majeure).
18.4    Effect of Force Majeure on Other Events of Default
(A)    Application. The provisions of Section 18.4(B) (Other Events of Default) shall apply to all Events of Default not covered by Section 18.3 (Effect of Force Majeure on Milestone Dates and Commercial Operation Date Deadline).
(B)    Other Events of Default. Subject to the limitation set forth in Section 18.4(A) (Application), if an occurrence that would constitute an Event of Default under Article 8 (Default) is the result of a condition or event of Force Majeure, Seller shall not be relieved from liability for Pre-COD Termination Damages or Post-COD Termination Damages for early termination under Section 9.3 (Damages in the Event of Termination By Company), although such a condition or event of Force Majeure shall, if and for so long as the conditions set forth in Section 18.2(A) (No Liability) are satisfied, have the effect of deferring such liability for the lesser of the duration of the Force Majeure or three hundred sixty (360) Days from the

SECTIONS 18.3 AND 18.4

occurrence or inception of the Force Majeure, as noticed pursuant to Section 18.2(A) (No Liability).
18.5    Obligations Remaining After Event of Force Majeure. No monetary obligations of either Party which arose before the occurrence of an event of Force Majeure causing the suspension of performance shall be excused as a result of such occurrence. The obligation to pay in a timely manner any payments owed pursuant to Article 5 (Rates for Purchase), and any other money for obligations and liabilities which matured prior to the occurrence of an event of Force Majeure is absolute and shall not be subject to the Force Majeure provisions. In the event of a Seller Force Majeure which reduces or limits the Facility’s capability to deliver capacity and/or energy, Company shall be obligated to pay for capacity and/or energy only to the extent such capacity and/or energy is made available by Seller. In the event of a Company Force Majeure which reduces or limits Company’s capability to purchase energy, Company shall pay for such reduced energy as it may accept, but shall remain obligated to pay for capacity to the extent made available by Seller in accordance with this Agreement.

SECTION 18.5

ARTICLE 19 - ELECTRIC SERVICE SUPPLIED BY COMPANY
This Agreement does not provide for any electric services by Company to Seller. If Seller requires any electric services from Company, Company shall provide such service on a non-discriminatory basis in accordance with Company’s applicable tariff schedule, as of the Execution Date, as amended or revised from time to time by Company or successors thereof.

ARTICLE 19

ARTICLE 20 - ASSIGNMENT
20.1    Assignment by Seller. This Agreement shall not be assignable by Seller without the prior written consent of Company (which consent shall not be unreasonably withheld, delayed or conditioned); provided that Seller may, without the consent of Company, assign this Agreement (A) as required by the Financing Parties (if any) or otherwise in connection with Financing Documents (if any), or (B) to an affiliate, a wholly-owned subsidiary or a successor of Seller. If Seller plans to assign this agreement without the consent of Company, Seller shall provide written notice to Company with proof reasonably satisfactory to Company that the Agreement will be assigned (A) as required by the Financing Parties (if any) or otherwise in connection with Financing Documents (if any), or (B) to an affiliate, a wholly-owned subsidiary or a successor of Seller.
20.2    Assignment by Company. This Agreement shall not be assignable by Company without the prior written consent of Seller, which consent shall not be unreasonably withheld; provided that Company shall have the right, without the consent of Seller, to assign its interest in this Agreement to any affiliated company owned in whole or in part by Hawaiian Electric Industries, Inc., provided further that such assignment does not impair the ability of Seller to continue to receive the payments it is entitled to under this Agreement and, further provided that Company will remain directly responsible for any obligations under this Agreement that only Company, as the public utility serving the Island of Hawaii, can carry out.
20.3    Binding on Assigns. This Agreement and all of its covenants, terms and provisions shall be binding upon and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.
20.4    Transfer Without Consent is Null and Void. Any sale, transfer, or assignment of any interest in the Facility or in this Agreement made without fulfilling the requirements of the Agreement shall be null and void and shall constitute an Event of Default pursuant to Article 8 (Default).

ARTICLE 20

ARTICLE 21 - SALE OF FACILITY BY SELLER
21.1    Company’s Right of First Negotiation
(A)    Right of First Negotiation. Should Seller ever desire to dispose of its right, title, or interest in the Facility, in whole or in part, other than the sale and leaseback of the Facility or other assignment or disposition of part or all of its ownership interest in the Facility to provide financing for the Facility, it shall first offer to sell such interest to Company. Seller shall not solicit any offers for the sale of the Facility with any other entity without first negotiating with Company for at least ninety (90) Days. The Parties may agree in writing to extend this period for negotiations. (Such 90-Day period, as extended as aforesaid, is referred to herein as the "Right of First Negotiation Period".) During the Right of First Negotiation Period, the Parties shall negotiate in good faith concerning a purchase by Company unless, during that period, Company gives written notice that such negotiations are terminated. This Section shall not apply to unsolicited offers received by Seller or the sale or transfer of interests in Seller (except the sale or transfer of one hundred percent (100%) of the interests in Seller, or sales within a two-year period of interests totaling 100% of the interests in Seller) or the sale or transfer initiated by the Financing Parties pursuant to the Financing Documents. In the event Seller receives an unsolicited offer from a third party to purchase Seller’s right, title or interest in the Facility, Seller shall provide to Company a sworn affidavit from an officer of Seller made under the penalties of perjury that neither (1) such officer, nor (2) any employee or agent of Seller with the authority to legally bind Seller, nor (3) any other employee or agent of Seller acting on the instructions of an officer or agent of Seller with authority to legally bind Seller, solicited an offer to purchase Seller’s right, title or interest in the Facility from such third party. The sworn affidavit shall be provided by Seller to Company thirty (30) Days prior to closing the sale of its right, title and/or interest to such third party.
(B)    No Exercise of Right by Company.     In the event that Company does not exercise its right to purchase such interest in the Facility, Seller shall have the right to transfer or sell its interest in the Facility to any person or entity which proposes to acquire the Facility with the intent to continue the operation of the Facility in accordance with the provisions of this Agreement pursuant to an assignment of this Agreement as provided in Article 20 (Assignment). In such event, Company will grant assignment of this Agreement to the purchaser upon being reasonably satisfied that the assignee (i) has the qualifications or has contracted with an entity having the qualifications to operate the Facility in a manner consistent with the terms and conditions of this Agreement and (ii) has provided Company with reasonably adequate assurances of its creditworthiness and ability to perform its financial obligations hereunder in a manner consistent with the terms and conditions of this Agreement.
(C)    Right of Second Look. In the event the Parties fail to agree upon a sale of the Facility to Company prior to the expiration of the Right of First Negotiation Period, and Seller thereafter offers to sell the Facility to a third party during the following six months on terms, including but not limited to, price, conditions and timing, less favorable than those Company had offered, Seller shall notify Company in writing of such offer and Company shall have thirty (30) Days to submit its own offer. Thereafter, Seller shall negotiate exclusively with Company for ninety (90) days if the terms of Company’s offer are more favorable to Seller. If thereafter

SECTION 21.1

Seller and Company fail to reach an agreement for the sale of the Facility, Seller shall be deemed free to undertake negotiations with third parties for the sale of the Facility.
21.2    Purchase and Sale Agreement. If Seller and Company reach agreement on the terms for the sale of Facility to Company, the Parties agree to undertake good faith negotiations to execute a purchase and sale agreement within forty-five (45) Days. The purchase and sale agreement shall contain mutually acceptable terms and conditions, including but not limited to, the following, which are expressly subject to finalization of the complete set of terms and conditions:
(A)    Seller shall, as of the closing of the sale, convey good and marketable title to the Facility and Site, including all rights of Seller in the Facility or relating thereto, free and clear of all liens, claims, encumbrances, or rights of others, except as approved by Company in writing;
(B)    Seller shall assign or otherwise make available to Company all of Seller’s interest in all Project Documents and Permits that are then in effect and that are utilized for the operation or maintenance of the Facility;
(C)    Seller shall execute and deliver to Company such deeds, bills of sale, assignments and other documentation as Company may request to convey good and marketable title to the Facility free from all liens, claims, encumbrances, or rights of others;
(D)    Seller shall cause all liens on the Facility for monies owed (including liens arising from Financing Documents), and any liens in favor of Seller’s affiliates, to be released prior to closing on the sale of the Facility to Company;
(E)    Seller shall warrant, as of the date of the closing of the sale of the Facility to Company, good and marketable title to the Facility, free and clear of all other liens, claims, encumbrances and rights of others, except as approved by Company in writing;
(F)    Company shall have no liability for damages (including without limitation, any development and/or investment losses, liabilities or damages, and other liabilities to third parties) incurred by Seller on account of Company's purchase of the Facility, nor any other obligation to Seller except for the purchase price, and Seller shall indemnify Company against any such losses, liabilities or damages;
(G)    Company shall assume all of Seller's obligations with respect to the Facility accruing from and after the date of closing on the sale of the Facility to Company, including (a) to the extent assignable, all Permits held by, for, or related to the Facility, and (b) all of Seller's agreements with respect to the Facility provided to and approved by Company at least sixty (60) Days prior to the date of closing on the sale of the Facility to Company, except for such agreements Company has elected to terminate, in which case any related termination expenses shall be, at Company's option, paid directly by Company and deducted from the purchase price;
(H)    Seller shall indemnify Company against all of Seller's obligations with respect to the Facility accruing through the date of closing the sale of the Facility to Company;

SECTION 21.2

(I)    Seller shall warrant that the Facility is in good operating order and repair, ordinary wear and tear excepted, in condition to perform in accordance with past practice, with no major maintenance items deferred, except as disclosed to and approved by Company in writing at least sixty (60) Days prior to the date of closing on the sale of the Facility to Company; and
(J)    Seller shall warrant that, except as disclosed to and approved by Company in writing at least sixty (60) Days prior to the date of closing on the sale of the Facility to Company, the Facility conforms and has been operated by Seller in conformity with all Laws.
21.3    PUC Approval. Any purchase and sale agreement related to the Facility entered into by the Parties is subject to approval by the PUC and the Parties’ respective obligations thereunder are conditioned upon receipt of such approval, except as specifically provided otherwise therein.
(A)    PUC Approval. Company shall submit the purchase and sale agreement to the PUC for approval promptly after execution by both Parties. Seller will provide reasonable cooperation to expedite obtaining a PUC approval order including providing Company non-confidential information requested by the PUC and parties to the PUC proceeding in which approval is being sought.
(B)    Deadline for Obtaining Non-appealable PUC Approval of Amendment Order. The Non-appealable PUC Approval of Amendment Order must be obtained, and closing of the purchase and sale transaction must occur, within nine (9) Months of execution of the purchase and sale agreement by both Parties, or any extension of such period as agreed by the Parties in writing.
(C)    Failure to Obtain Non-appealable PUC Approval of Amendment Order. If a Non-appealable PUC Approval of Amendment Order has not been obtained prior to the deadline provided in Section 21.5(B) (Deadline for Obtaining Non-appealable PUC Approval of Amendment Order), either Party may give written notice to the other Party that it does not wish to proceed further with a sale of the Facility to Company.
(D)    Denial by PUC. If the Non-appealable PUC Approval of Amendment Order does not approve the purchase and sale agreement, either (i) the Parties may agree to renegotiate and submit a revised purchase and sale agreement to the PUC, or (ii) either Party may give written notice to the other Party that it does not wish to proceed further with a sale of the Facility to Company.

SECTIONS 21.3

ARTICLE 22 - RESERVED

ARTICLE 22

ARTICLE 23 - EQUAL EMPLOYMENT OPPORTUNITY

23.1    Equal Employment Opportunity. (Applicable to all contracts of $10,000 or more in the whole or aggregate. 41 CFR 60-1.4 and 41 CFR 60-741.5). Seller is aware of and is fully informed of Seller's responsibilities under Executive Order 11246 (reference to which includes amendments and orders superseding in whole or in part) and shall be bound by and agrees to the provisions as contained in Section 202 of said Executive Order and the Equal Opportunity Clause as set forth in 41 CFR 60-1.4 and 41 CFR 60-741.5(a), which clauses are hereby incorporated by reference.
23.2    Equal Opportunity For Disabled Veterans, Recently Separated Veterans, Other Protected Veterans and Armed Forces Service Medal Veterans. (Applicable to (i) contract of $25,000 or more entered into before December 31, 2003 (41 CFR 60-250.4) or (ii) each federal government contract of $100,000 or more, entered into or modified on or after December 31, 2003 (41 CFR 60 300.4) for the purchase, sale or use of personal property or nonpersonal services (including construction)). If applicable to Seller under this Agreement, Seller agrees that it is, and shall remain, in compliance with the rules and regulations promulgated under The Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended by the Jobs for Veterans Act of 2002, including the requirements of 41 CFR 60-250.5(a) (for orders/contracts entered into before December 31, 2003) and 41 CFR 60-300.5(a) (for orders/contracts entered into or modified on or after December 31, 2003) which are incorporated into this Agreement by reference.

ARTICLE 23

ARTICLE 24 - RESERVED

ARTICLE 24

ARTICLE 25 - MISCELLANEOUS

25.1    Notices
(A)    All notices, consents and waivers under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with printed confirmation of transmission), (iii) sent by certified mail, return receipt requested, or (iv) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Party):
Company:

By Mail:

Hawaii Electric Light Company, Inc.
P.O. Box 2017
Hilo, Hawaii 96729-1027
Attn: Manager, Production

Delivered:

Hawaii Electric Light Company, Inc.
1200 Kilauea Avenue
Hilo, Hawaii 96720-4295
Attn: Manager, Production

By facsimile:

Hawaii Electric Light Company, Inc.
Attn: Manager, Production
(808) 969-0425

SECTION 25.1

Seller:
By Mail or Delivered:
Hu Honua Bioenergy, LLC
One Embarcadero Center, Suite 1320
San Francisco, California 94111
Attention: Chief Executive Officer
With Copy to:
Hu Honua Bioenergy, LLC
P.O. Box 8
Pepeekeo, Hawaii 96783
By facsimile:
Hu Honua Bioenergy, LLC
Attn: Chief Executive Officer
    Facsimile: (415) 901-0907

(B)    Notice sent by mail shall be deemed to have been given on the date of actual delivery or at the expiration of the fifth Day after the date of mailing, whichever is earlier. Any Party hereto may change its address for written notice by giving written notice of such change to the other Party hereto.
(C)    Any notice delivered by facsimile must be followed by personal or mail delivery and the effective date of such notice shall be the date of personal delivery or, if by mail, the earlier of the actual date of delivery or the expiration of the fifth Day after the date of mailing.
(D)    The Parties may agree in writing upon additional means of providing notices, consents and waivers under this Agreement in order to adapt to changing technology and commercial practices.
25.2    Entire Agreement. This Agreement, including all Attachments, together with any confidentiality or non-disclosure agreements entered into by the Parties during the process of negotiating this Agreement and/or discussing the specifications of the Facility, including but not limited to that certain Mutual Confidentiality and Non-Disclosure Agreement entered into by and between the Parties on April 25, 2017, constitutes the entire agreement between the Parties relating to the subject matter hereof, superseding all prior agreements, understandings or undertakings, oral or written. Each of the Parties confirms that in entering into this Agreement, it has not relied on any statement, warranty or other representation (other than those set out in this Agreement) made or information supplied, by or on behalf of the other Party.

SECTION 25.2 And 25.3

25.3    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives, and permitted assigns.
25.4    Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute either Party hereto as partner, agent or representative of the other Party or to create any fiduciary relationship between the Parties. Seller does not hereby dedicate any part of Facility to serve Company, Company's customers or the public.
25.5    Further Assurances. If either Party determines in its reasonable discretion that any further instruments, assurances or other things are necessary or desirable to carry out the terms of this Agreement, the other Party will execute and deliver all such instruments and assurances and do all things reasonably necessary or desirable to carry out the terms of this Agreement.
25.6    Severability. If any term or provision of this Agreement or the application thereof to any person, entity or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law, and the Parties will take all commercially reasonable steps, including modification of the Agreement, to preserve the economic “benefit of the bargain” to both Parties notwithstanding any such aforesaid invalidity or unenforceability.
25.7    No Waiver. Except as otherwise provided in this Agreement, no delay or forbearance of Company or Seller in the exercise of any remedy or right will constitute a waiver thereof, and the exercise or partial exercise of a remedy or right shall not preclude further exercise of the same or any other remedy or right.

SECTIONS 25.4, 25.5, 25.6, AND 25.7

25.8    Modification or Amendment. No modification, amendment or waiver of all or any part of this Agreement shall be valid unless it is reduced to a paper writing and signed via manual signature by both Parties. Seller shall not modify or amend or consent to a modification or amendment to any of the Financing Documents or Project Documents that adversely effects Company’s rights in Section 8.2(D) (Company’s Right to Enter and Operate the Facility) without the prior written consent of Company. Notwithstanding the foregoing, administrative changes mutually agreed by Company and Seller, such as changes to settings shown in Attachment A (Diagram of Interconnection) and changes to numerical values of performance standards in Section 3.2(C) (Delivery of Power to Company), shall not be considered amendments to this Agreement requiring PUC approval.
25.9    Governing Law, Jurisdiction and Venue. Interpretation and performance of this Agreement shall be in accordance with, and shall be controlled by, the laws of the State of Hawaii, other than the laws thereof that would require reference to the laws of any other jurisdiction. By entering into this Agreement, Seller submits itself to the personal jurisdiction of the courts of the State of Hawaii and agrees that the proper venue for any civil action arising out of or relating to this Agreement shall be Honolulu, Hawaii.
25.10    Facsimile Signatures and Counterparts. This Agreement may be executed and signatures transmitted electronically via the Internet or facsimile. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument binding all Parties notwithstanding that all of the Parties are not signatories to the same counterparts. For all purposes, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document.
25.11    Computation of Time. In computing any period of time prescribed or allowed under this Agreement, the Day of the act, event or default from which the designated period of time begins to run shall not be included. If the last Day of the period so computed is not a Business Day, then the period shall run until the end of the next Day which is a Business Day.

SECTIONS 25.8, 25.9, 25.10, AND 25.11

25.12    PUC Approval
(A)    PUC Approval of Amendment Order. The Parties acknowledge and agree that this Agreement is subject to approval by the PUC and the Parties’ respective obligations hereunder are conditioned upon receipt of such approval, except as specifically provided otherwise herein. Upon execution of this Agreement, the Parties shall use good faith efforts to obtain, as soon as practicable, an order from the PUC (“PUC Approval of Amendment Order”) that does not contain terms and conditions deemed to be unacceptable to Company or Seller, and is in a form deemed to be reasonable by Company, in its sole, but nonarbitrary, discretion, ordering that:
(1)    this Agreement is approved;
(2)    the Interconnection Agreement is approved;
(3)    the purchased power costs to be incurred by Company as a result of this Agreement are reasonable;
(4)    Company’s purchased power arrangements under this Agreement, pursuant to which Company will purchase energy and Firm Capacity from Seller, are prudent and in the public interest;
(5)    RESERVED.
(6)    the Fuel Component incurred by Company pursuant to this Agreement may be included in Company’s Energy Cost Adjustment Clause to the extent such costs are not included in base rates.
(7)    increases and decreases in the Fuel Component incurred by Company pursuant to this Agreement may be included in Company’s Energy Cost Adjustment Clause during the Term of the Agreement; and
(8)    if the Purchased Power Adjustment Clause is approved by the PUC, the costs incurred as a result of the Capacity Charge and the Variable O&M Cost component may be included in the Purchased Power Adjustment Clause to the extent such costs are not included in base rates.
(B)    Non-appealable PUC Approval of Amendment Order. The term “Non-appealable PUC Approval of Amendment Order” means a PUC Approval of Amendment Order that is not subject to appeal to any Circuit Court of the State of Hawaii, Intermediate Court of Appeals of the State of Hawaii, or the Supreme Court of the State of Hawaii, because the period permitted for such an appeal (the “Appeal Period”) has passed without the filing of notice of such an appeal, or that was affirmed on appeal to any Circuit Court of the State of Hawaii, Intermediate Court of Appeals of the State of Hawaii, or the Supreme Court of the State of Hawaii, or was affirmed upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal and/or further

SECTIONS 25.12

appellate process such as a motion for reconsideration or an application for writ of certiorari has passed without the filing of notice of such an appeal or the filing for further appellate process.
(C)    Company's Written Statement.
(1)    Within two (2) Days of Company’s receipt of a PUC order regarding the approval of this Agreement, Company shall provide Seller with a copy of such order together with a written statement as to whether the conditions set forth in Section 25.12(A) (PUC Approval of Amendment Order) have been satisfied.
(2)    Within two (2) Days of Seller’s receipt of a PUC order regarding the approval of this Agreement, Seller shall provide Company with a written statement as to whether such order is acceptable to Seller. Notwithstanding any other provision to the contrary, if Seller’s or Company’s written statement provides that the order is not acceptable to Seller or Buyer, the order shall not be a “PUC Approval of Amendment Order,” the PUC Approval of Amendment Date shall not occur, and this Agreement shall be of no force of effect.
(3)    Within thirty (30) Days after the issuance of a PUC Approval of Amendment Order, Company shall provide Seller with a written statement as to whether the conditions set forth in Section 25.12(B) (Non-appealable PUC Approval of Amendment Order) have been satisfied.
(D)    PUC Approval of Amendment Date. As used in this Agreement, the term "PUC Approval of Amendment Date" shall be defined as follows:
(1)    If Company provides the written statements referred to in Section 25.12(C)(1) and Section 25.12(C)(3) (Company's Written Statement) to the effect that the only conditions referred to in Section 25.12(A) (PUC Approval of Amendment Order) and Section 25.12(B) (Non-appealable PUC Approval of Amendment Order) have been satisfied, the PUC Approval of Amendment Date shall be the date one Day after the issuance of the PUC Approval of Amendment Order; or
(2)    If Company provides the written statement referred to in Section 25.12(C)(2) (Company's Written Statement) to the effect that the condition referred to in Section 25.12(A) (PUC Approval of Amendment Order) has been satisfied, the PUC Approval of Amendment Date shall be as follows:
(a)    If a PUC Approval of Amendment Order is issued and is not made subject to a motion for reconsideration filed with the PUC or an appeal, the PUC Approval of Amendment Order Date shall be the date one Day after the expiration of Appeal Period following the issuance of the PUC Approval of Amendment Order;
(b)    If the PUC Approval of Amendment Order became subject to a motion for reconsideration, and the motion for reconsideration is denied or the PUC Approval of Amendment Order is affirmed after reconsideration, and such order is not made subject to an appeal, the PUC Approval of Amendment Date shall be deemed to be the date one Day after the expiration of the Appeal Period following the order denying reconsideration of or affirming the PUC Approval of Amendment Order; or

SECTIONS 25.12

(c)    If the PUC Approval of Amendment Order, or an order denying reconsideration of the PUC Approval of Amendment Order or affirming approval of the PUC Approval of Amendment Order after reconsideration, becomes subject to an appeal, then the PUC Approval of Amendment Date shall be the date upon which the PUC Approval of Amendment Order becomes a non‑appealable order within the meaning of the definition of a Non-appealable PUC Approval of Amendment Order in Section 25.12(B) (Non-appealable PUC Approval of Amendment Order).

SECTIONS 25.12

25.13    Change in Standard System or Organization
(A)    Consistent With Original Intent. If, during the Term of this Agreement, any standard, system or organization referenced in this Agreement should be modified or replaced in the normal course of events, such modification or replacement shall from that point in time be used in this Agreement in place of the original standard, system or organization, but only to the extent such modification or replacement is generally consistent with the original spirit and intent of this Agreement.
(B)    Eliminated or Inconsistent With Original Intent. If, during the Term of this Agreement, any standard, system or organization referenced in this Agreement should be eliminated or cease to exist, or is modified or replaced and such modification or replacement is inconsistent with the original spirit and intent of this Agreement, then in such event the Parties will negotiate in good faith to amend this Agreement to a standard, system or organization that would be consistent with the original spirit and intent of this Agreement.
25.14    Headings. The Table of Contents and paragraph headings of the various sections and attachments have been inserted in this Agreement as a matter of convenience for reference only and shall not modify, define or limit any of the terms or provisions hereof and shall not be used in the interpretation of any term or provision of this Agreement.

SECTIONS 25.13 AND 25.14

25.15    Definitions. Capitalized terms used in this Agreement not otherwise defined in the context in which they first appear are defined in Article 1 (Definitions).
25.16    No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.
25.17    Proprietary Rights. Seller agrees that in fulfilling its responsibilities under this Agreement, it will not use any process, program, design, device or material that infringes on any United States patent, trademark, copyright or trade secret (“Proprietary Rights”). Seller agrees to indemnify, defend and hold harmless Company from and against all losses, damages, claims, fees and costs, including but not limited to reasonable attorneys' fees and costs, arising from or incidental to any suit or proceeding brought against Company for infringement of third party Proprietary Rights arising out of Seller's performance under this Agreement, including but not limited to patent infringement due to the use of technical features of the Facility to meet the requirements of Section 3.2(B) (Operation and Maintenance of Facility), Section 3.2(C) (Delivery of Power to Company) and Section 3.2(D) (Warranties and Guarantees of Performance).
25.18    Limitations. Nothing in this Agreement shall limit Company's ability to exercise its rights as specified in Company's Tariff as filed with the PUC, or as specified in General Order No. 7 of the PUC's Standards for Electric Utility Service in the State of Hawaii, as either may be amended from time to time.
25.19    Settlement of Disputes. Except as otherwise expressly provided, any dispute or difference arising out of this Agreement or concerning the performance or the non-performance by either Party of its obligations under this Agreement shall be determined in accordance with the dispute resolution procedures set forth in Article 17 (Dispute Resolution) of this Agreement.
25.20    Environmental Credits and RPS. To the extent not prohibited by law, Company shall have the sole and exclusive right to use the electric energy purchased hereunder to meet the RPS and any Environmental Credit shall be the property of Company; provided, however, that such Environmental Credits shall be to the benefit of Company's ratepayers in that the value must be credited “above the line”. Seller shall use all commercially reasonable efforts to ensure such Environmental Credits are vested in Company, and shall execute all documents, including, but not limited to, documents transferring such Environmental Credits, without further compensation; provided, however, that Company agrees to pay for all reasonable costs associated with such efforts and/or documentation.
25.21    Attachments. Each Attachment referenced herein and attached hereto constitutes an essential and necessary part of this Agreement.
25.22    Hawaii General Excise Tax. Seller shall, when making any payments to Company under this Agreement, pay such additional amount as may be necessary to reimburse Company

SECTIONS 25.15 THROUGH 21.22.

for Hawaii General Excise Tax on gross income and all other similar taxes imposed on Company by any Governmental Authority with respect to payments in the nature of gross receipts tax, sales tax privilege tax or the like (including receipt of any payment made under this Section 25.22 (Hawaii General Excise Tax), but excluding federal or state net income taxes. By way of example and not limitation, as of the Execution Date, all payments subject to the 4.0% Hawaii general excise tax on Hawaii would be set at a rate of 4.16% so that the underlying payment will be net of such tax liability.
25.23    Survival of Obligations
(A)    The rights and obligations that are intended to survive a termination of this Agreement are all of those rights and obligations that this Agreement expressly provides shall survive any such termination and those that arise from Seller’s or Company’s covenants, agreements, representations, and warranties applicable to, or to be performed, at or during any time prior to or as a result of the termination of this Agreement, including, without limitation:
(1)    The obligation to pay Milestone Delay Damages under Section 2.4(A) (Failure to Meet Milestone Dates);
(2)    The obligation to pay Daily Delay Damages under Section 2.4(B)(3) (Daily Delay Damages and Termination Right);
(3)    The obligation to deliver the Facility under Section 3.2(N) (Seller’s Obligation to Deliver Facility);
(4)    Seller’s obligations under Section 8.2(B)(2) (Termination by Company);
(5)    The obligation to pay Pre-COD Termination Damages under Section 9.3(A) (Pre-COD Termination Damages) and Section 9.3(B) (Post-COD Termination Damages);
(6)    The requirements of Article 11 (Audit Rights);
(7)    The indemnity obligations to the extent provided in Article 13 (Indemnification);
(8)    The obligation of confidentiality set forth in Section 3.2(M) (Financial Compliance);
(9)    The requirements of Article 17 (Dispute Resolution);
(10)    The limitation of damages under Article 14 (Consequential Damages);
(11)    The obligations under Section 21.1(A) (Company’s Right of First Refusal) and Section 21.2(D) (Right of First Refusal).

SECTION 25.23

(12)    Article 25 (Miscellaneous).
25.24    Negotiated Terms. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement. Therefore, if an ambiguity or question or intent or interpretation arises as to any aspect of this Agreement, then it will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
25.25    Certain Rules of Construction. For purposes of this Agreement:
(A)    [Reserved]
(B)    “Including” and any other words or phrases of inclusion will not be construed as terms of limitation, so that references to “included” matters will be regarded as non‑exclusive, non‑characterizing illustrations.
(C)    “Copy” or “copies” means that the copy or copies of the material to which it relates are true, correct and complete.
(D)    When “Article,” “Section” or “Attachment” is capitalized in this Agreement, it refers to an article, section or attachment to this Agreement.
(E)    “Will” has the same meaning as “shall” and, thus, connotes an obligation and an imperative and not a futurity.
(F)    Titles and captions of or in this Agreement, the cover sheet and table of contents of this Agreement, and language in parenthesis following section references are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.
(G)    Whenever the context requires, the singular includes the plural and plural includes the singular, and the gender of any pronoun includes the other genders.
(H)    Each Attachment to this Agreement is hereby incorporated by reference into this Agreement and is made a part of this Agreement as if set out in full in the first place that reference is made to it.
(I)    Any reference to any statutory provision includes each successor provision and all applicable law as to that provision.
25.26    Settlement Agreement. Settlement Agreement. No later than June 20, 2017, Hu Honua Bioenergy LLC (“Hu Honua”) and Hawaiian Electric Industries, Inc., Hawaiian Electric Company, Inc., and Hawaii Electric Light Company, Inc. (collectively “Hawaiian Electric Companies”) shall enter into a written settlement agreement on terms and conditions agreeable to Hu Honua and Hawaiian Electric Companies that shall be subject to and conditioned on the

SECTIONS 25.24 AND 25.25.

PUC’s timely, non-appealable final approval of this PPA Agreement on terms satisfactory to Hu Honua and Hawaiian Electric Companies (“Settlement Agreement”). The Settlement Agreement shall include mutual releases by and between Hu Honua and the Hawaiian Electric Companies and a dismissal with prejudice of all claims asserted by Hu Honua against the Hawaiian Electric Companies, including any and all claims for monetary damages and other relief, in Hu Honua v. Hawaiian Electric Industries, Inc., Civil No. 16-00634. Such releases and dismissal shall only become effective upon satisfaction of all terms and conditions in the Settlement Agreement. For avoidance of doubt, the Settlement Agreement shall not require Seller to dismiss or release any claims against any person or entity other than the Hawaiian Electric Companies, and the Settlement Agreement shall be of no force or effect unless and until the PUC Approval of Amendment Order Date occurs. If the PUC Approval of Amendment Order Date does not occur for any reason, then this Section 25.26 notwithstanding, this Agreement shall have no effect on the right of Hu Honua or the Hawaiian Electric Companies to assert and pursue any and all claims and defenses in Civil No. 16-00634 or any other forum.

[SIGNATURES ON FOLLOWING PAGE]

SECTION 25.23

IN WITNESS WHEREOF, Company and Seller have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

Company: HAWAII ELECTRIC LIGHT COMPANY, INC., a Hawaii corporation

By:	/s/ Jay M. Ignacio
Name:	Jay M. Ignacio
Its:	President

By:	/s/ Susan A. Li
Name:	Susan A. Li
Its:	Vice President

Seller:    HU HONUA BIOENERGY, LLC, a Delaware limited liability company

By:	/s/ Harold H. Robinson
Name:	Harold H. Robinson
Its:	Member Board of Managers and Executive VP

SIGNATURE PAGE

ATTACHMENT A
DIAGRAM OF INTERCONNECTION

(See definitions of Metering Point and Point of Interconnection in Article 1 (Definitions) of the Agreement)

A.    The single-line diagram of the Company-Owned Interconnection Facilities is set forth in Schedule 1 to this Attachment.

B.    The Relay List and Trip Scheme for the Company-Owned Interconnection Facilities are set forth in Schedule 2 to this Attachment.

SCHEDULE 1
SWITCHYARD SINGLE-LINE DRAWING (4/13/12)

TO PUUEO 69KV 8400 LINE
TO WAILUKU 69KV 7400 LINE
TO HONOKAA 69KV 7600 LINE
54KV LA
NOTE 3
3-PT'S
40.25/69.0 Y KV
350/600:1
"A" 69KV BUS
"B" 69KV BUS
DISC. SW.
69KV
1200A
1200:5 Y
MRCT
69KV BKR
1200A CONT
19KAIC @
72.5KV
CB 8401
CB 7961
CB 7964
CB 7401
CB 7962
FUTURE
CB 7965
CB 7601
CB 7963
CB 7966
SEL-421
SEL-311C
NOTE 1 & 11
NOTE 11 & 16
'A' BUS PT
'B' BUS PT
PUUEO PT
HU HONUA GENERATION PT
WAILUKU PT
HONOKAA PT
TRANSF #1 HIGH SIDE PT
SEL-567Z
SEL-487B
SEL-587Z
SEL-387
SEL-351
FUTURE
69-12.47 KV
MVA TBD
TRANSF #1
Z = TBD
1 PT
40.25KV
350/600:1
S&C SMD-1A
1A STD.
PRIMARY STATION PWR. TRANSF.
50KVA, 1
69-.120/.240KV
200A
AUTO TRANSFER SWITCH
260A, 1Ø
3 WIRE, 120/240V
SEE NOTE 12-G
BACK-UP STATION PWR. TRANSF.
50KVA, 1Ø
69-.120/.240KV
125, 425, 725
325, 525, 925
TO 225
TO 525
TO 825
TO 825, 925
69-34.5 KV
10/12.5 MVA
TRANSF #1
Z = 8%
DELTA-GND ZIG ZAG
DISC. SW.
34.5 KV
600A
30KV LA
NOTE 3
TO HAKALAU 34.5KV 3100 LINE
20.125kV
300/175:1
3-PT'S
NOTE 17
HU HONUA GENERATION
AT PEPEEKEO SUBSTATION

GENERAL NOTES:

1. PILOT SCHEME WILL USE FIBER OPTIC.
2. ALL 69KV BUSHING CT'S ARE TO HAVE FULLY DISTRIBUTED WINDINGS ON ALL TAPS AND HAVE C800 ACCURACY CLASS AT FULL TAP.
3. METAL-OXIDE ARRESTOR RATING, SO CALLED DUTY CYCLE RATING, NOT TO BE CONFUSED WITH "MCOV" RATING. ARRESTER TO BE STATION CLASS ARRESTOR.
4. LINE AMPS (BØ) ARE TELEMETERED VIA SEL-DTA SUPERVISORY EQUIPMENT TO THE SYSTEM OPERATOR.
5. 69KV LINE VOLTAGE (CØ) IS TELEMETERED VIA SEL-DTA SUPERVISORY EQUIPMENT TO THE SYSTEM OPERATOR.
6. LINE WATT AND VAR FLOW ARE TELEMETERED VIA SEL-DTA SUPERVISORY EQUIPMENT TO THE SYSTEM OPERATOR.
7. DESIGNED FOR FUTURE BREAKER FAILURE RELAYING.
8. SYNCHRONIZING OF HU HONUA PLANT GENERATORS TO THE HELCO SYSTEM SHALL BE ACROSS THE PLANT 13.8KV GENERATOR BREAKERS.
9. THE 69KV BREAKERS ARE SYNCHOCHECKED ACROSS THEIR RESPECTIVE LINE AND BUS POTENTIALS BY DEVICE 25. THE 69KV BREAKERS SHALLBE MANUALLY CLOSED UNDER THE FOLLOWING CONDITIONS:
   - A) VOLTAGE IN PHASE AND OF EQUAL MAGNITUDE.
   - B) HOT BUS-DEAD LINE
   - C) DEAD BUS-HOT LINE
10. RECLOSE CAPABILITY FOR 69KV LINES SHALL BE DESIGNED TO BE OPERATED IN EITHER A "LEADER" OR A "FOLLOWER" MODE.
11. AUTO-RECLOSING FUNCTION (79) OF GCB'S 7401, 7601, AND 8401 SHALL BE INITIATED BY THE OPERATION OF ITS RESPECTIVE 121/167N (SEL-421) OR 221/267N (SEL-311C) RELAY AND SHALL BE PERMITTED FOR HOT BUS-DEAD LINE RECLOSING ONLY.
12. EACH OF THE FOLLOWING INITIATES A COMMON ALARM VIA SUPERVISORY EQUIPMENT TO THE SYSTEM OPERATOR AND WILL BE ALARMED INDIVIDUALLY ON THE ANNUNCIATOR LOCATED IN THE CONTROL ROOM:
   - A) LOSS OF LINE POTENTIAL
   - B) LOSS OF BUS POTENTIAL
   - C) LOSS OF RELAY POTENTIAL
   - D) LOSS OF RELAYING 125V DC POWER
   - E) LOSS OF GCB SF6 GAS PRESSURE
   - F) LOSS OF GCB AIR PRESSURE
   - G) LOSS OF AC STATION POWER
   - H) 48 VDC TROUBLE
   - I) 125 VDC TROUBLE
13. REVENUE METERING DESIGNED BY HU HONUA. HELCO PURCHASING & INSTALLING IN THE METER SOCKETS.
14. 69KV BUS DESIGNED FOR MINIMUM 1200AMP CONTINUOUS RATING AND 20,000AMP SYMMETRICAL FAULT CURRENT.
15. THE FOLLOWING INFORMATION SHALL BE TELEMETERED TO THE SYSTEM OPERATOR:
   - A) ALL 69KV GCB STATUS
   - B) (NET) MW, MVAR, KWH, VOLTS, AND AMPS AT HU HONUA'S STEP-UP TRANSFORMER.
16. DEVICE 25 (BE1-25) TO PERFORM SYNCH. CHECK FUNCTION.
17. CONNECTION TO HU HONUA FROM PARALLELING SECTION OF 8400 AND 7400 LINES BETWEEN UPPER PEPEEKEO SUBSTATION AND PEPEEKEO SUBSTATION.
18. POINT OF INTERCONNECTION AND METERING TO BE LOCATED AT 69 KV SIDE OF HU HONUA GENERATOR STEP UP TRANSFORMER AT HU HONUA GENERATING PLANT.

NO.	DATE	REVISIONS	BY	CHK'D	APP'D
Ø	4/13/12	NEW SUBSTATION, ADDITION OF HU HONUA			

ELECTRICAL SINGLE LINE DIAGRAM
UPPER PEPEEKEO SWITCHING STATION-HELCO

DESIGNED		DRAWN	DATE		SCALE:	NONE
CHECKED	ELEC.	MECH.	STRUC.	CIVIL	ENGINEERING DEPARTMENT HAWAII ELECTRIC LIGHT CO., INC. HILO, HAWAII	
APPROVAL					DRAWING NUMBER	REV. Ø
REG. NO.					W.O. NO.	T.M.K.

SCHEDULE 2
NEW SWITCHYARD RELAY LIST AND TRIP SCHEME (4/11/12)

EQUIPMENT PROTECTED	DESCRIPTION	TYPE	STYLE NUMBER	QTY	NEMA NO.	RANGE	BREAKERS TRIPPED 69 KV 8401	7961	7964	7401	7962		7601	7963	7966		34.5 KV			13.8 KV			AL	NOTES
Bus A	Primary Bus	SEL-487B	TBD	1	87B1	125 VDC	X			X			X										X	1, 2, 3
	Secondary Bus	SEL-587Z	TBD	1	87B2	125 VDC	X			X			X										X	1, 2, 3
Bus B	Primary Bus	SEL-487B	TBD	1	87B3	125 VDC			X		X				X								X	1, 2, 3
	Secondary Bus	SEL-587Z	TBD	1	87B4	125 VDC			X		X				X								X	1, 2, 3
8400 Line	Primary Line	SEL-311C	TBD	1	121/167N/179/147	125 VDC	X	X															X	1, 2, 3
	Secondary Line	SEL-421	TBD	1	221/267N/279/247	125 VDC	X	X															X	1, 2, 3
7400 Line	Primary Line	SEL-311C	TBD	1	121/167N/179/147	125 VDC				X	X												X	1, 2, 3
	Secondary Line	SEL-421	TBD	1	221/267N/279/247	125 VDC				X	X												X	1, 2, 3
7600 Line	Primary Line	SEL-311C	TBD	1	121/167N/179/147	125 VDC							X	X									X	1, 2, 3
	Secondary Line	SEL-421	TBD	1	221/267N/279/247	125 VDC							X	X									X	1, 2, 3
Hu Honua Line	Primary Line	SEL-311C	TBD	1	121/167N/179/147	125 VDC		X	X														X	1, 2, 3
	Secondary Line	SEL-421	TBD	1	221/267N/279/247			X	X														X	1, 2, 3
Transformer 1	Differential	SEL-387E	TBD	1	87/50/51	125 VDC								X	X								X	1, 2, 3
	Sudden Pressure	SPR	TBD	1	63									X	X								X	1, 2, 3
	Backup OC	SEL-351	TBD	1	50/51	125 VDC								X	X								X	1, 2, 3
3100 Line	Primary Line	SEL-311C	TBD	1	121/167N/179	125 VDC								X	X								X	1, 2, 3
	Secondary Line	SEL-421	TBD	1	221/267N/279	125 VDC								X	X								X	1, 2, 3

X = Trip
LS = Low Side Fault Trip
R = Retrip
S = Synch-check

NOTES:
1.) Initiates relay failure alarm to HELCO operations via supervisory equipment.
2.) Provide GPS time signal to relay.
3.) Provide remote access to relay.

REV	DATE	REVISIONS	BY	CHK'D	APP'D
0	4/11/2012	Initial issue for Upper Pepeekeo Substation for Hu Honua			

PROTECTIVE RELAY LIST
UPPER PEPEEKEO SWITCHING STATION

SHEET 1 OF 2

SCHEDULE 2
NEW SWITCHYARD RELAY LIST AND TRIP SCHEME (4/11/12)

EQUIPMENT PROTECTED	DESCRIPTION	TYPE	STYLE NUMBER	QTY	NEMA NO.	RANGE	BREAKERS TRIPPED 69 KV 8401	7961	7964	7401	7962		7601	7963	7966		34.5 KV	12 KV	AL	NOTES
CB 8401	Breaker Failure	SEL-501	TBD	1	150BF	125 VDC	R	X		X			X						X	1, 2, 3
CB 7961	Breaker Failure	SEL-501	TBD	1	250BF	125 VDC	X	R	X										X	1, 2, 3
CB 7964	Breaker Failure	SEL-501	TBD	1	350BF	125 VDC		X	R		X				X				X	1, 2, 3
CB 7401	Breaker Failure	SEL-501	TBD	1	450BF	125 VDC	X			R	X		X						X	1, 2, 3
CB 7962	Breaker Failure	SEL-501	TBD	1	550BF	125 VDC			X	X	R				X				X	1, 2, 3
(FUTURE)																				
CB 7601	Breaker Failure	SEL-501	TBD	1	750BF	125 VDC	X			X			R	X					X	1, 2, 3
CB 7963	Breaker Failure	SEL-501	TBD	1	850BF	125 VDC							X	R	X				X	1, 2, 3
CB 7966	Breaker Failure	SEL-501	TBD	1	950BF	125 VDC			X		X			X	R				X	1, 2, 3
CB 8401	Synch-check	BE1-25	TBD	1	125	125 VDC	S												X	
CB 7961	Synch-check	BE1-25	TBD	1	225	125 VDC		S											X	
CB 7964	Synch-check	BE1-25	TBD	1	325	125 VDC			S										X	
CB 7401	Synch-check	BE1-25	TBD	1	425	125 VDC				S									X	
CB 7962	Synch-check	BE1-25	TBD	1	525	125 VDC					S								X	
(FUTURE)																				
CB 7601	Synch-check	BE1-25	TBD	1	725	125 VDC							S						X	
CB 7963	Synch-check	BE1-25	TBD	1	825	125 VDC								S					X	
CB 7966	Synch-check	BE1-25	TBD	1	925	125 VDC									S				X	
8400 Line	Undervoltage	NGV	TBD	1	127														X	
7400 Line	Undervoltage	NGV	TBD	1	227														X	
7600 Line	Undervoltage	NGV	TBD	1	327														X	
Hu Honua Line	Undervoltage	NGV	TBD	1	427														X	
Bus A	Undervoltage	NGV	TBD	1	527														X	
Bus B	Undervoltage	NGV	TBD	1	627														X	

NOTES:
1.) Initiates relay failure alarm to HELCO operations via supervisory equipment.
2.) Provide GPS time signal to relay.
3.) Provide remote access to relay.

X = Trip
LS = Low Side Fault Trip
R = Retrip
S = Synch-check

REV	DATE	REVISIONS	BY	CHK'D	APP'D
0	4/11/2012	Initial issue for Upper Pepeekeo Substation for Hu Honua			

PROTECTIVE RELAY LIST
UPPER PEPEEKEO SWITCHING STATION

SHEET 2 OF 2

ATTACHMENT B
MILESTONE EVENTS

1.     Guaranteed Milestones. (See Section 2.4(A)(1) (Guaranteed Milestones Other than Commercial Operation Deadline) and Section 3.2(A)(2) (Milestone Dates) of the Agreement)

EVENT	MONTHS AFTER PUC APPROVAL OF AMENDMENT DATE
Pass boiler hydro test	14-Months
Commercial Operation Date Deadline	18-Months

2.    Reporting Milestones. (See Section 2.4(A)(1) (Guaranteed Milestones Other than Commercial Operation Deadline) and Section 3.2(A)(2) (Milestone Dates) of the Agreement)

EVENT	MONTHS AFTER PUC APPROVAL OF AMENDMENT DATE

Completion of necessary Emissions Testing	18-Months

B-1

ATTACHMENT C
SELECTED PORTIONS OF NERC GADS
The availability statistics are used in this Agreement to track the Available Capacity relative to the Firm Capacity. Capacity cannot be measured on the basis of energy delivery as energy is controlled by the Company Dispatch and thus energy produced is not necessarily equal to the Available Capacity.
Availability is based upon the Firm Capacity
The basis for the methodology are the definitions of EAF and EFOR in 2011 NERC GADS. For determination of the components of the calculation of EAF and EFOR, the unmodified 2010 NERC GADS methodology and definitions are to be utilized except that Forced Outage Hours, Equivalent Forced Derated Hours, Equivalent Planned Derated Hours, and Equivalent Unplanned Derated Hours will exclude hours where the derating or forced outage is the result of conditions identified as excluded from EAF and EFOR calculations in Section 3.2(D)(2) (Equivalent Availability Factor), Section 3.2(D)(3) (Equivalent Forced Outage Rate) Section 4.2(B) (Company System Problems) and Section 4.2(C) (Review by Seller). Where there is no definition provided here, the unmodified 2011 NERC GADS methodology and definitions should be utilized. For example, the determination as to whether outages and derations are considered Forced Outages and derations versus Planned Outages and derations shall be made in accordance with the NERC GADS guidelines. The intent of the following definitions and descriptions is meant to clarify application of the NERC methodology for this particular facility and incorporate the impact of excluding certain derations and outages due to Force Majeure and Company System Problems as described in Section 3.2(D)(2) (Equivalent Availability Factor), Section 3.2(D)(3) (Equivalent Forced Outage Rate) Section 4.2(B) (Company System Problems) and Section 4.2(C) (Review by Seller).
(AH) Available Hours – For this Facility, AH is the equivalent of SH.
(SH) Service Hours – The total number of Unit Service Hours (sum of all hours the unit is in service,).
(FOH) Forced Outage Hours – The sum of all hours when the Available Capacity is less than the Firm Capacity due to Forced Outages (U1, U2, U3) and/or Startup Failures (SF), excluding hours where the Forced Outage and/or Startup Failure is the result of Force Majeure or Company System Problem conditions identified as excluded from EAF and EFOR calculations in Section 3.2(D)(2) (Equivalent Availability Factor), Section 3.2(D)(3) (Equivalent Forced Outage Rate) Section 4.2(B) (Company System Problems) and Section 4.2(C) (Review by Seller).
(EFDH) Equivalent Forced Derated Hours - The sum of all hours when the Available Capacity is less than the Firm Capacity due to Forced Derating(s) (D1, D2, D3), excluding hours where the Forced Outage and/or Startup Failure is the result of Force Majeure or Company System Problem conditions identified as excluded from EAF and EFOR calculations in Section 3.2(D)(2) (Equivalent Availability Factor), Section 3.2(D)(3) (Equivalent Forced Outage Rate) Section 4.2(B) (Company System Problems) and Section 4.2(C) (Review by Seller). The time period of the deration is transformed into equivalent full outage hour(s) by multiplying the actual duration of the derating (hours) by the size of the reduction (in MW) and dividing by the Firm Capacity. The size of the reduction is equal to the Firm Capacity minus the Available Capacity. These equivalent hour(s) are then summed.
EFDH = Forced Derating Hours x (Size of Reduction)
(Firm Capacity )

(EPDH) Equivalent Planned Derated Hours - The sum of all hours when the Available Capacity is less than the Firm Capacity due to Planned Derating(s) (PD, DE), excluding hours where Planned Derating is the result of Force Majeure or Company System Problem conditions identified as excluded from EAF and EFOR calculations in Section 3.2(D)(2) (Equivalent Availability Factor), Section 3.2(D)(3) (Equivalent Forced Outage Rate) Section 4.2(B) (Company System Problems) and Section 4.2(C) (Review by Seller). The time period of the deration is transformed into equivalent full outage hour(s). This is calculated by multiplying the actual duration of the derating (hours) by the size of the reduction (in MW) and dividing by the Firm Capacity. The size of the reduction is equal to the Firm Capacity minus the Available Capacity. These equivalent hour(s) are then summed.
EPDH = (Planned Derating Hours x (Size of Reduction))
(Firm Capacity)
(EUDH) Equivalent Unplanned Derated Hours - The sum of all hours when the Available Capacity is less than the Firm Capacity due to Unplanned Deratings (D1, D2, D3, D4, DE), excluding hours where the Unplanned Derating is the result of Force Majeure or Company System Problem conditions identified as excluded from EAF and EFOR calculations in Section 3.2(D)(2) (Equivalent Availability Factor), Section 3.2(D)(3) (Equivalent Forced Outage Rate) Section 4.2(B) (Company System Problems) and Section 4.2(C) (Review by Seller). The time period of the deration is transformed into equivalent full outage hour(s). This is calculated by multiplying the actual duration of the derating (hours) by the size of the reduction (MW) and dividing by the difference between the Firm Capacity. The size of the reduction is the Firm Capacity minus the Available Capacity. These equivalent hour(s) are then summed.
EUDH = Unplanned Derating Hours x (Size of Reduction)
(Firm Capacity)
(PH) Period Hours – The number of hours that the Facility was in the active state for that reporting period.
(EAF) Equivalent Availability Factor – Calculated in accordance with the formula, terms and concepts defined by NERC GADS, but with the EPDH and EUDH modified as defined in this Agreement. EAF in NERC GADS has been reduced since Equivalent Seasonal Derating Hours will be considered zero and is defined as follows:

EAF = AH - EPDH – EUDH x 100%
PH

(EFOR) Equivalent Forced Outage Rate – Calculated in accordance with the formula, terms and concepts defined by NERC GADS with the FOH and EFDH modified as defined in this Agreement. EFOR shall be defined as follows
EFOR = FOH + EFDH x 100%
FOH + SH

ATTACHMENT D
FACILITY FUNCTIONAL DESCRIPTION
(See Section 2.1(B) (Facility Specifications) of the Agreement)
The Facility is a renewable dispatchable firm energy and capacity biofuel–fired boiler with a steam turbine and generator rated at 28 MVA. It will be owned, operated and maintained by Seller and capable of providing a net output of approximately 21.5 MW of Committed Capacity to the Company System on a 24 hour 7 Day per week basis with a normal Dispatch Range of 10.0 MW to 21.5 MW, with a minimum load of 7 MW, as described in Section 3.2.C.(9) of this Agreement. The major equipment consists of a boiler capable of being fueled by solid biomass or liquid biofuel (with a capacity of approximately 300,000 pounds per hour of steam at 1,250 psig and 825oF), a Delaval turbine, and an Electric Machinery generator.
The primary fuel for the boiler will initially be eucalyptus or other wood chips from local plantations, with a plan to introduce leucaena or other wood chips from trees sourced by Seller, wood chips derived from local land clearing operations, and/or woody green waste diverted from local landfills or other substitute fuels which are consistent with Permits and boiler manufacturer’s specifications. Bio-diesel fuel will be used for start-up and flame stabilization.
The Facility is located on the Island of Hawaii, Hamakua Coast at Pepeekeo (TMK No. (3) 2–8–08–104). Built in 1971, it originally fired bagasse. It was later converted to firing coal under the ownership of Hilo Coast Power Company, with the power sold to Company. Seller represents that the plant is being refurbished and modified for biofuel operation with upgrades, including but not limited to, the control system, emissions controls, plant wiring, the boiler and turbine, and the interconnection facilities.
The Facility shall be designed as a renewable dispatchable firm energy and capacity generating unit in accordance with Section 2.1(B) (Facility Specifications), Article 3 (Specific Rights and Obligations of the Parties) and the Interconnection Agreement to meet the operational, performance and reliability requirements of Section 2.1(E) (Requirements for Electrical Energy Supplied by Seller)this Agreement.
Seller’s Facility shall include at least the following equipment:

•	Fuel processing facility including equipment for handling and storage of logs, chippers, and processed fuel storage.

•
Biomass boiler, fans, steam turbine, generator with condenser, baghouse, electrostatic precipitator, urea injection system, continuous emissions monitoring system, heat-exchangers, pumps, motor control centers, and condenser cooling water system.

•	Interconnection equipment including breakers, relays, switches, synchronizing equipment, monitoring equipment, transformers, metering devices and other

D-1

equipment related to the connection and operation of Seller’s Facility to the Company System as described in Section 2.1(B) (Facility Specifications), Article 3 (Specific Rights and Obligations of the Parties) and the Interconnection Agreement.

D-2

ATTACHMENT E
INTERCONNECTION AGREEMENT

INTERCONNECTION AGREEMENT
between
HU HONUA BIOENERGY, LLC
and
HAWAII ELECTRIC LIGHT COMPANY, INC.

INTERCONNECTION AGREEMENT

This INTERCONNECTION AGREEMENT (this “Interconnection Agreement”), is made as of this __ day of April, 2012, between HU HONUA BIOENERGY, LLC, a Delaware limited liability company with its principal offices in Pepeekeo, Hawaii (“Seller”), and HAWAII ELECTRIC LIGHT COMPANY, INC., a Hawaii corporation with its principal offices in Hilo, Hawaii (the “Company”).
R E C I T A L S:
A.    Seller and Company have entered into a certain Power Purchase Agreement dated as of April__, 2012 (the “Power Purchase Agreement” or “PPA”), pursuant to which Seller will sell to Company electric energy and capacity from the Facility (as defined in the PPA). This Interconnection Agreement shall be in compliance with the terms and conditions of the PPA.
B.    In order to permit a flow of electric energy between the Facility and the Company System certain interconnection facilities need to be constructed, all as more particularly described in this Interconnection Agreement.
C.    Seller and the Company desire to set forth their respective responsibilities for the design, engineering, construction, ownership, operation and maintenance of the Interconnection Facilities, and certain costs and obligations associated therewith pursuant to the terms and conditions of this Interconnection Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Seller and Company agrees as follows:
A G R E E M E N T
Unless otherwise defined herein or in Schedule 1 (Definitions), all capitalized terms used in this Interconnection Agreement shall have the meanings assigned to such terms in the Power Purchase Agreement.

1.	Parallel Operation

Company agrees to allow Seller to interconnect and operate the Facility to provide renewable dispatchable firm energy and capacity in parallel with the Company System; provided, however, that such interconnection and operation shall not: (i) adversely affect Company's property or the operations of its customers and customers' property; (ii) present safety hazards to the Company System, Company’s property or employees or Company's customers or the customers' property or employees; or (iii) otherwise fail to comply with the Power Purchase Agreement. Such parallel operation shall be contingent upon the satisfactory completion, as determined solely by Company, of the Interconnection Acceptance Test, in accordance with Good Engineering and Operating Practices.

2.	Company-Owned Interconnection Facilities

(A)
General. Company shall furnish or construct (or may allow Seller to furnish or construct, in whole or in part), own, operate and maintain all Interconnection Facilities required to interconnect Company System with Facility at 69 kV, up to the Point of Interconnection (collectively, the “Company‑Owned Interconnection Facilities”) as described in this Interconnection Agreement.

(B)
Site. Where any Company-Owned Interconnection Facilities are to be located on the Site (as defined in PPA), Seller shall provide, at no expense to Company, a location and access acceptable to Company for all such Company-Owned Interconnection Facilities, as well as an easement, license or right of entry to access such Company-Owned Interconnection Facilities. If power sources (120/240VAC) are required, Seller shall provide such sources, at no expense to Company. Two other locations with Company-Owned Interconnection Facilities:

(i)
Pepeekeo Substation (“Substation”): The existing substation presently serving as the connection between Seller’s Facility and the Company System (hereinafter referred to as “Substation”). The Substation may serve as the potential “Temporary” Interconnection Facility, if needed, as set forth in this Interconnection Agreement.

(ii)
Upper Pepeekeo Switchyard (“Switchyard”): This new switchyard is being built as a Company-Owned Interconnection Facility for the Facility and shall be designated herein as the “Switchyard” in order to differentiate the scope of work requirements as between the Swithchyard and the Substation.

(C)
Interconnection Requirements Study dated July 16, 2010 and Addendum dated March 29, 2012 (“IRS”). The IRS was performed in accordance with the terms of the IRS Letter Agreement to assess the projected interaction of the Facility with the Company System and the results thereof have been incorporated in this Interconnection Agreement as appropriate. Further analysis of the protection requirements will need to be performed by Company or its consultant once Seller updates its electrical plan and single-line diagram, including protection for the possible temporary interconnection.

(D)
Seller’s Payment Obligations. Company-Owned Interconnection Facilities for which Seller has agreed to pay in accordance with Section 4 (Seller Payment to Company for Company-Owned Interconnection Facilities and Review of Facility) include:

(i)
Acquisition of an approximate 5-acre site at the corner of Hawaii Belt Road and Sugar Mill Road identified as portion of TMK (3) 2-8-007-085, which will be the site for the Switchyard (“Switchyard Site”). Such funding shall include the costs of the environmental site assessment, land subdivision work, and any and all costs to acquire the Switchyard Site;

(ii)
Design and construction of the 69kV drops to interconnect the Switchyard to the existing Puueo-Pepeekeo (“8400”), Wailuku-Pepeekeo (“7400”), Honokaa-Pepeekeo (“7600”), and Hu Honua (Old “8400” line section from Mamalahoa Highway to Pepeekeo Substation) lines. Company shall submit to the PUC an application for a satisfactory PUC Approval of Amendment Order. Part of the procedural schedule for the PUC docket opened for this application may include a public hearing pursuant to HRS 269-27 with regard to the overhead line interconnection. Company shall provide information to the PUC in relation to the public hearing.

(iii)
Design, construction, and testing of the Switchyard in accordance with Attachment A, Schedule 1, (New Switchyard Single-Line Drawing (4/13/12)), excluding the 69-34.5kV step-up transformer installation and associated structures, breaker, switches, and relays. The Switchyard shall include items such as the 69kV outdoor circuit breakers, bus, station power systems, enclosed auto-transfer station power switch, 69kV group operated disconnect switches, 69kV dry type potential transformers, 69kV dry type current transformers, bus tubing and/or conductors, connectors, control building with provisions to mount indoor relay panels, 125 volt DC system for controls and protective relaying, control circuits, grounding, support structures, foundations, ductline, handholes, grounding, fencing, and landscaping in accordance with Section 4 (Seller Payment to Company for Company-Owned Interconnection Facilities and Review of Facility). Protective relay equipment, communication, and setting changes at other substations as determined by the IRS.

(a)
If needed, interconnection to and testing of a temporary connection at the Substation to allow start-up and operation of Seller’s Facility prior to Commercial Operation Date with completion of the Switchyard to follow as soon as practicable but Switchyard to be completed within 6-months of start of work on temporary connection;

(iv)	Construction of a 69 kV line extension from the existing Pepeekeo Substation to the Point of Interconnection at the Site;

(v)
Supervisory control and communications equipment (including but not limited to, SCADA/RTU, microwave, satellite, dedicated phone line(s) and/or any other acceptable communications means (determined by Company), fiber optics, copper cabling, installation of batteries and charger system, etc.);

(vi)
Protective relays, instrument transformers, and other devices shown in Attachment A, Schedule 1 (New Switchyard Single-Line Drawing (4/13/12)) and Attachment A, Schedule 2 (New Switchyard Relay List and Trip Scheme (4/11/12)). A relay coordination study will be performed by the Company’s engineering consultant and paid by Seller to determine the relay settings for the Switchyard and remote Company switching stations affected by the additional ground fault current contribution and power flow from Seller’s Facility;

(vii)	69kV revenue meter support infrastructure;

(viii)
Any additional Interconnection Facilities needed to be installed as a result of final determination of Facility step-up transformer site, final electrical plan and single-line drawings along with the design of Facility to enable Company to complete the protection requirements for the Interconnection Facilities, and be compatible with Good Engineering and Operating Practices.

(E)	Reserved

(F)	Reserved

(G)	Construction of Company-Owned Interconnection Facilities By Seller :
Any work to be performed by Seller under this Interconnection Agreement (the “Work”) may be performed by Seller’s third-party consultants or contractors (collectively “Contractors”). Seller shall use Contractors that are familiar with Company standard design and specifications. Seller shall submit its list of proposed Contractors for Company’s review and written approval, which approval shall not be unreasonably withheld. Such response approving or disapproving Seller’s submission shall be provided by Company within fourteen (14) Days of Company’s receipt of said list.
Seller shall perform the following services at Seller’s expense with the cooperation of the Company:

(i)	Procurement of the Switchyard Site, including site survey, development of land subdivision application, purchase of the land, fees,

commissions, and permitting and approvals for the construction of the Switchyard.

(ii)
The design, procurement of equipment and material, and construction of the Switchyard at the Switchyard Site. A detailed description of Seller’s responsibilities and scope of Work are set forth in Attachment B (Seller’s Responsibilities and Work Scope) to this Interconnection Agreement.

(iii)
Seller shall submit conceptual drawings, layout, grading plan, equipment and material lists, construction specifications and drawings, equipment documentation and warranties, and a detailed Interconnection Acceptance Test plan to Company for approval on or before 9 months after the PUC Approval of Amendment Date; Company will either approve such submittals and/or provide requested revisions within thirty (30) days.

(iv)
Seller shall complete site acquisition and use commercially reasonable efforts to obtain permits and approvals and start construction of the Switchyard on or before 12 months after the PUC Approval of Amendment Date.

(v)
When ready, Seller shall request Company’s Final Inspection of Switchyard. If accepted by Company, Seller shall turn over sufficiently completed, but de-energized, Switchyard to Company upon the Transfer Date, on or before 18 months after the PUC Approval of Amendment Date.

(vi)
Seller shall be responsible for calibration, assisting with Interconnection Acceptance Test and corrective work related to completion of the commissioning of the Switchyard with such work to be performed after the Transfer Date and energizing of the Facility.

(vii)
Seller shall design and construct overhead 69 kV lines and poles between Seller’s Facility and Substation, and, upon completion, transfer title, care, custody, and control of such overhead 69kV lines and poles to Company no later than the Transfer Date. Company shall be responsible for the termination of these 69 kV lines.

(H)
Coordination of Construction. Prior to initiating work on the plans for the Company-Owned Interconnection Facilities, including civil, structural, and construction drawings, specifications to vendors, vendor approved final drawings and materials lists (collectively, the “Plans”), Seller shall meet with Company to discuss the construction of such Company-Owned Interconnection Facilities, including but not limited to subjects concerning coordination of construction milestone dates, agreement on areas of interface design, and Company's design/drawing layout and symbols standards, equipment specifications and construction specifications and standards. Seller shall provide a critical path schedule for both the Switchyard and Facility to facilitate this discussion.

(I)
Plans. No later than thirty (30) Days before Seller orders materials and equipment for Company-Owned Interconnection Facilities to be constructed by Seller, Seller shall provide Company with the Plans for review and approval. The Plans for Company-Owned Interconnection Facilities to be constructed by Seller shall comply with: (i) all applicable Laws and Hawaii County building code IBC 2006; (ii) Company's design/drawing layout and symbol standards, equipment specifications, and construction specifications and standards, which shall be provided by Company to Seller within forty-five (45) Days of Seller’s request thereof; and (iii) Good Engineering and Operating Practices (collectively, the “Standards”).

(i)
Company Review/Approval of Equipment Orders: Seller shall provide for Company’s review and approval the detailed specifications for key equipment such as gas circuit breakers, disconnects, transformers, etc., including manufacturer, cost, options, warranties, O&M manuals, drawings, and shipping and handling details.

(ii)
Company Review/Approval of Construction Drawings and Specifications: Seller shall provide for Company’s review and approval the construction bid packages for the Switchyard, including drawings and specifications to be included in the construction bid packages.

(J)
Company’s Approval of the Plans. Unless otherwise agreed to by the Parties, Company shall have thirty (30) Days following receipt of the Plans to review, comment on, and approve the Plans, including but not limited to verification in writing to Seller that the Plans comply with the Standards, which verification shall not be unreasonably withheld. Company may request in writing a response from Seller to its comments and Seller shall respond in writing within thirty (30) Days of such request by providing: (i) its justification for why its Plans are acceptable; or (ii) changes in the Plans responsive to Company's comments. Seller shall not commence procurement and/or construction of the Company-Owned Interconnection Facilities to be constructed by Seller before the Company approves and accepts in writing each set of Plans.

(K)
Company Inspection. Seller’s Work shall be subject to Company inspections to ensure that the Work is done in accordance with the Standards. Company inspectors will be allowed access to the construction sites for inspections and to monitor the Work at all times. Company inspectors shall have the authority to work with Seller’s appropriate construction supervisor to stop any work that does not meet the Standards. All equipment and materials used in Company-Owned Interconnection Facilities to be constructed by Seller and/or its Contractors shall meet the Standards.

(L)
Workmanship. In selecting employees to undertake the Work under this Interconnection Agreement, Seller and/or its Contractors shall select only those persons who are qualified by the necessary education, training and experience to provide high quality performance of the particular Work for which each such employee is responsible. Seller and Contractor personnel shall perform their Work in a responsible and quality workmanship manner.

(M)
Materials and Equipment. All materials and equipment used in the construction of the Company-Owned Interconnection Facilities shall be subject to Company’s approval in accordance with Section 2.(J) Company’s Approval of the Plans, shall be new, utility grade, of first class quality, and guaranteed by Seller and Contractors to be fit for the specific purpose for which the material is used. Materials and/or equipment not approved by Company may be rejected and require replacement with Company approved materials and/or equipment.

(N)
Warranty - Correction of Defective Work. Seller acknowledges its absolute responsibility for insuring that the materials and procedures used in the performance of its obligations under this Interconnection Agreement are sufficient to satisfactorily accomplish the Work, and that review and approval by Company of any drawings, specifications or other documents prepared by Seller in the performance of the Work shall not relieve Seller, its Contractor(s) or any of its subcontractors or vendors of its or their professional responsibility for the Work. Seller shall promptly correct without expense to Company all defective Work caused by: (a) inadequate or defective materials or workmanship furnished by Seller or its Contractor; (b) any failures of materials or workmanship to meet the Standards established herein; or (c) any other act or omission by Seller or its Contractors. Seller shall make such corrections of defective Work upon written notice thereof for any such defects that appear within two (2) years of Company's acceptance of the Work performed hereunder. If any of the Work fails to withstand reasonably anticipated operating conditions encountered within one (1) year of Company's acceptance of the Work, then such failure shall be presumed to be the result of defects in materials and workmanship for which Contractor is responsible.

(O)
Right to Reject. Due to the critical nature of Company’s operations, Seller agrees that if Company, in its sole discretion and after reasonable consultation with Seller, determines that any of Seller’s employees, Seller’s Contractors or Contractors’ employee, or material or equipment provided under this Interconnection Agreement shall be unsuitable for the performance of the Work, or that the continued presence of such employee, material or equipment at the Work site is not consistent with the best interests of Company, then in such an instance Company may request that Seller remove such employee, material or equipment from the Work and Seller shall forthwith comply with this request. Seller will then immediately replace such employee, material or equipment with an employee, material or equipment that fully meets the standards under this Interconnection Agreement and will do so at no cost to Company.

(P)	Reserved.

(Q)	Interconnection Acceptance Test Procedures.

(i)
No later than thirty (30) Days prior to conducting the Interconnection Acceptance Test, Company and Seller shall agree on a written protocol setting out the detailed procedure and criteria for passing the Interconnection Acceptance Test. Schedule 4 (Interconnection Acceptance Test General Criteria) provides general criteria to be included in the written protocol for the Interconnection Acceptance Test. Seller shall provide Company with at least seven (7) Days advance written notice of the Interconnection Acceptance Test. Seller shall provide a final set of as-built drawings prior to the Interconnection Acceptance Test. No electric energy will be delivered from Seller to Company during this Interconnection Acceptance Test. Within fifteen (15) Business Days of successful completion of the Interconnection Acceptance Test, Seller shall provide Company with complete written results of the Interconnection Acceptance Test. Within seven (7) Business days of receipt of the written results of the Interconnection Acceptance Test, Company shall notify Seller in writing whether the Interconnection Acceptance Test has been passed and the date upon which the Interconnection Acceptance Test was passed.

(ii)
Company will coordinate and conduct the Interconnection Acceptance Test with Seller, and Seller shall timely correct any deficiencies identified during the Interconnection Acceptance Test. Seller will be responsible for the cost of Company personnel (and/or Company contractors) performing the duties (such as reviewing the Plans and reviewing the construction) necessary for Company-Owned Interconnection Facilities to be constructed by Seller (and/or its Contractors). If Company (i) does not make any inspection or test, (ii) does not discover defective workmanship, materials or equipment, or (iii) accepts Company-Owned Interconnection Facilities (that were constructed by Seller and or its Contractors), such action or inaction shall not relieve Seller from its obligation to do and complete the work in accordance with the Plans approved by Company

(iii)	A separate Interconnection Acceptance Test will be required for the temporary connection, if needed, following the same protocols of the Interconnection Acceptance Test.

(R)
Commercial Operation Date Deadline. Construction of the Interconnection Facilities and Interconnection Acceptance Test shall be completed in accordance with the requirements of this Interconnection Agreement and the PPA by 60-days prior to the Commercial Operation Date Deadline, as extended for Force Majeure, if applicable.

(i)
Seller agrees to use commercially reasonable efforts to complete Switchyard and turn-over to Company for energizing and the Interconnection Acceptance Test in advance of the Facility’s Acceptance Test.

(ii)
If Seller and Company agree that the Switchyard will not be complete by the Commercial Operation Date Deadline, Company shall make temporary provisions for the interconnection of the Facility through the use of the Substation at least 60-days prior to energizing the Facility to the grid, in a manner satisfactory to Company, until such Interconnection Facility is completed.

(iii)
Seller must notify Company at least one hundred twenty (120) Days prior to the Commercial Operation Date Deadline that the use of the Substation for a temporary interconnection of the Facility will be required.

(iv)
Construction and testing of the Switchyard shall be completed as soon as practicable; in any event, the Switchyard must be completed within six (6) months of the start of work on the temporary connection.

3.	Seller-Owned Interconnection Facilities

(A)
Single-Line Diagram, Relay List, Relay Settings and Trip Scheme. A preliminary single-line diagram, relay list, relay settings, and trip scheme of the Switchyard has been attached to this Interconnection Agreement as Attachment A, Schedule 1 (New Switchyard Single-Line Drawing (4/13/12)) and Attachment A, Schedule 2 ( New Switchyard Relay List And Trip Scheme (4/11/12)). The Facility’s single-line diagram has not been finalized as of the Execution Date and when provided, the protection schemes and trip settings shall conform with the requirements of Section 3.2(A)(6) (Facility Protection Equipment) and Section 3.2(B)(3) (Protective Equipment) of the PPA. A final single-line drawing, relay list and trip scheme of the Facility shall, after having obtained prior written consent from Company, be attached as labeled "Final" Attachment A, Schedule 3 (Facility Single-Line Drawing) and “Final” Attachment A, Schedule 4 (Facility Relay List and Trip Scheme) to this Agreement and made a part hereof on the Commercial Operation Date. After the Commercial Operation Date, no changes shall be made to the "Final" Attachment A, Schedule 3 (Facility Single-Line Drawing) and “Final” Attachment A, Schedule 4 (Facility Relay List and Trip Scheme) without the prior written consent of Seller and Company. The single-line diagrams shall expressly identify the Point of Interconnection of Facility to Company System. Seller agrees that no material changes or additions to Facility as reflected in the final single-line diagram, relay list and trip scheme shall be made without Seller first having obtained prior written consent from Company. If any changes in or additions to the Facility, records and operating procedures are required by Company, Company shall specify such changes or additions to Seller in writing, and, except in the case of an emergency, Seller shall have the opportunity to review and comment upon any such changes or additions in advance.

(B)	Certain Specifications for the Facility

(i)
Seller shall furnish, install, operate and maintain the Facility including breakers, relays, switches, synchronizing equipment, monitoring equipment and control and protective devices approved by Company as suitable for parallel operation of the Facility with Company System in accordance with the terms of the PPA and this Agreement. The Facility shall be accessible at all times to authorized Company personnel.

(ii)	The Facility shall include:

(a)	The Fuel processing, biomass boiler and electrical equipment as described in Attachment D of the Power Purchase Agreement.

(b)	13.8 kV circuit breaker capable of three (3) cycle clearing and equipped with MRCTs as shown on Schedule 1 with 2000:5 ratio and C400 accuracy class or higher.

(c)
13.8kV/69kV Step up transformer, 20/27/33MVA OA/OA/FA rating, Wye-grounded high voltage to Delta low voltage connected windings, with adequate high voltage taps to allow generator to export power at a power factor range indicated in Article 2. Transformer shall have one set of 600/5 multi-ratio current transformers with accuracy C800 for the ground neutral overcurrent relay protection (Device 50/51N); step-up transformer equipped with high voltage and low voltage lightning arresters mounted on brackets close to the transformer terminals.

(d)	Lightning arresters mounted on the 69KV deadline line structure or metering structure (3) rated at 54kV.

(e)
Dial-up telephone line installed close to 69 kV metering cabinet to allow remote metering reading by Company. Seller will be responsible for the installation and maintenance cost of the telephone line. This telephone line may be shared with other existing telephone lines

(f)	69 kV manual disconnect at step-up transformer enclosure

(g)	69 kV metering devices (Primary & Backup) connected to one set of 69kV potential transformers (“PTs”) and

69kV current transformers (“CTs”) to monitor the Facility step-up transformer. All instrument transformers with dry type and metering class accuracy. Included, but not limited to, potential fuse safety switches, current test-switches, meter cabinet and Form 9S meter sockets to enable sharing the instrument transformers for the primary and backup meters. Undervoltage relay to monitor and provide alarm back to the Company’s EMS for loss of metering potential. Two meters will be provided by the Company.

(a)	Seller to provide documentation on dry type metering PTs and dry type CTs to verify metering class construction and accuracy.

(h)
25 kV class cable with normal insulation or 15 kV class cable with 100% insulation required for reliable generator operation on the delta configured side of the step-up transformer. Additional insulation required to withstand the rise in potential on the un-faulted phases during a single-line to ground fault. Install associated ductline and handhold from Seller’s step-up transformer to Seller’s plant switchgear.

(i)
Communication system including fiber cable and communication equipment to interface to Seller’s Control System to allow Company to remotely monitor and control the load and power factor of the Facility. Seller’s Control System shall include, but not be limited to, a demarcation cabinet, ancillary equipment and software necessary for Seller to connect to Company’s Remote Terminal Unit (“RTU”), which shall provide the control signals to Facility and send feedback status and analogs to Company’s EMS including, at a minimum, the following outputs: net generating facility separate MW and Mvar transducers (measured at the Point of Interconnection), separate generator gross MW and Mvar transducers, upper MW limit for remote dispatch control (equal to Available Capacity), low MW limit for remote dispatch control, ramp rate under remote dispatch control, Mvar high and low limit based on unit capability curve at present MW, enable/disable status for remote dispatch control, meter loss of potential alarm, Seller’s 13.8 kV breaker open/close status, and other control functions that need to be interfaced with the RTU (MW raise/lower input from Company EMS, Voltage Target Setpoint Raise/Lower from Company EMS). The separate MW and Mvar transducers with 0-1 ma output and a +/- 0.1% accuracy signal to the Company’s supervisory system.

(j)	A power source to Seller’s Control System that is immune to system transients which may be the plant battery, a separate Uninterruptible Power Supply, or equivalent.

(k)
Protective relays at Seller's Facility per Attachment A, Schedule 1 (New Switchyard Single-Line Drawing (4/13/12)) and Attachment A, Schedule 2 ( New Switchyard Relay List And Trip Scheme (4/11/12)). In the event of any conflict between the specifications, the aforesaid Attachment A, Schedule 1 and Attachment A, Schedule 2 shall control. All relay settings to shall be stamped by Seller's State of Hawaii licensed electrical engineer. Relay setting to be implemented by Seller's licensed electrical contractor and verified by Company. The relays are:

(1)
Step up transformer differential relay to detect electrical faults within the step up transformer (SEL-387E) which will trip the 69 kV breakers in the Switchyard and the 13.8 kV breaker in Seller's Facility.

(2)
Step up transformer neutral ground overcurrent relay (device 350N/351N) and transformer sudden pressure relay (device 63) to detect faults within the step up transformer and trip the 69 kV breakers in the Switchyard and the 13.8 kV breaker in Seller's Facility.

(3)	Phase overcurrent relays (3) on the low voltage side of the step-up transformer (device 350/351) to trip the 13.8 kV circuit breaker for faults below the low voltage bushing.

(4)	Breaker failure relaying as shown on Schedule 1 and 2. These devices are SEL-501 breaker failure relays or equivalent.

(l)
Seller's generating facility switchgear and protective relays including phase overvoltage (device 59), undervoltage (device 27), voltage unbalance (device 47), reverse phase or phase unbalance (device 46), automatic lockout (device 86) set at "no restart mode", anti-

motoring (device 32M), and over/under frequency (devices 810 & 81D). Relay settings to be prepared and stamped by Seller's State of Hawaii licensed electrical engineer. Relay settings to be implemented by Seller's contractors.

(m)	Tie breaker status and generator breaker status signals to Company supervisory control system.

(iii)	The Facility will comply with the recommendations of the updated February 2012 Interconnection Requirements Study and the following:
(a)    Point of Interconnection: The Point of Interconnection will be at the point of connection of Company’s 69kV line to Seller’s 69 kV manual disconnect at the step-up transformer at Seller’s Site . Seller will perform the termination to its equipment. Seller may install a 69 kV disconnect switch and all other items for its switching station (relaying, control power transformers, high voltage circuit breaker). The high-voltage circuit breaker, if required by Seller, will be fitted with bushing style current transformers for metering and relaying. Downstream of the high-voltage disconnect switch or high voltage circuit breaker, a structure will be provided for metering transformers.
(b)    Seller will provide within its fenced step-up transformer enclosure an air conditioned control house space and/or Facility power house with AC power for communication equipment, RTU, lighting, metering cabinet with two meter sockets with separate access for Company. Seller will provide 69kV revenue metering dry type PTs and dry type CTs (as specified by Company) and all conduits and accessories necessary for Company to install Company-supplied revenue meters. Seller will also provide within such area space for Company to install its communications, supervisory control and data acquisition ("SCADA") RTU and certain relaying if necessary for the interconnection. Seller will work with Company to determine an acceptable location and size of the control house. Seller shall provide an acceptable demarcation cabinet within the fenced area where Seller’s and Company’s wiring will connect/interface.
(c)    Seller shall ensure that Seller-Owned Interconnection Facilities have a lockable cabinet for switching station relaying equipment. Seller shall select and install relaying equipment acceptable to Company. At a minimum the relaying equipment will provide over and under frequency (81), negative phase sequence (46), under voltage (27), over voltage (59), ground over voltage (59G), over current functions (50/51) and direct transfer trip. Seller shall install protective relays that operate a lockout relay, which in turn will trip the main circuit breaker.

(d)    The relay protection system will be configured to provide overpower protection to enable Facility to comply with the Available Capacity.
(e)    Seller also shall provide at a minimum communications, telemetering and generator remote control equipment as required in Section 3.2(E)(2) (Communications, Telemetering and Generator Remote Control Equipment) of the PPA.
(f)    If Seller adds, deletes and/or changes any of its equipment, or changes its design in a manner that would change the characteristics of the equipment and specifications used in the IRS, Seller will be required to obtain Company's prior written approval. If an analysis to revise parts of the IRS is required, Seller will be responsible for the cost of revising those parts of the IRS, and modifying and paying for the cost of the modifications to the Facility and/or the Company-Owned Interconnection Facilities based on the revisions to the IRS.

(C)
Design Drawings, List of Equipment, Relay Settings and Fuse Selection. Seller shall provide to Company for its review the design drawings, a list of equipment to be installed at the Facility (including, but not necessarily limited to, items such as relays, breakers, and switches), relay settings and fuse selection for the Facility and Company shall have the right, but not the obligation, to specify the type of electrical equipment, the interconnection wiring, the type of protective relaying equipment, including, but not limited to, the control circuits connected to it and the disconnecting devices, and the settings that affect the reliability and safety of operation of Company's and Seller's interconnected system. Seller shall provide the relay settings, fuse selection, and AC/DC Schematic Trip Scheme (part of design drawings) for the Facility to Company at least sixty (60) Days prior to the Acceptance Test. Company, at its option, may, with reasonable frequency, witness Seller's operation of control, synchronizing, and protection schemes and shall have the right to periodically re-specify the settings. Seller shall utilize relay settings prescribed by Company, which may be changed over time as Company System requirements change.

(D)
Disconnect Device. Seller shall provide a manually operated disconnect device which provides a visible break to separate Facility from Company System. Such disconnect device shall be lockable in the OPEN position and be readily accessible to Company personnel at all times.

(E)
Other Equipment. Seller shall furnish, install and maintain in accordance with Company's requirements all conductors, service switches, fuses, meter sockets, meter (includes revenue metering structure, CTs and PTs and accessories) and instrument transformer housing and mountings, switchboard meter test buses, meter panels and similar devices required for service connections and meter installations at the Site.

(F)	Maintenance of Seller-Owned Interconnection Facilities. Seller shall be responsible for the inspection, maintenance and repairs of Seller-Owned Interconnection Facilities.
Seller shall inspect Seller-Owned Interconnection Facilities in accordance with the following inspection plan:
Transmission line: Annual inspection
69 kV equipment at the Facility: Annual inspections with equipment cleaning every 5 years
Relay protection equipment: every 5 years
Revenue Metering PTs and CTs: every 5 years
Other equipment as identified: every 5 years
Seller shall furnish to Company a copy of records documenting such inspection and maintenance within thirty (30) Days of completion of such work.

4.	Seller Payment to Company for Company-Owned Interconnection Facilities and Review of Facility

(A)	Seller Payment to Company

(i)
For Company-Owned Interconnection Facilities to be designed, engineered and constructed by Company, Seller shall pay the Total Estimated Interconnection Cost which is comprised of the estimated costs of (aa) acquiring and installing such Company-Owned Interconnection Facilities, (bb) the engineering and design work (including but not limited to Company, affiliated Company and contracted engineering and design work) associated with (i) developing such Company-Owned Interconnection Facilities and (ii) reviewing and specifying those portions of Facility which allow interconnected operations as such are described in Attachment C (Company Responsibilities and Work Scope), and (cc) conducting the Interconnection Acceptance Test.

(ii)	Summary List of Company-Owned Interconnection Facilities and Related Services engineered and constructed by Company:

(a)	New 69 kV wooden poles and overhead lines to connect Company System circuits to the Switchyard.

(b)	Fiber communication line with associated communication equipment within the control room at the Switchyard including, Remote Terminal Unit (RTU) and other associated communication equipment.

(c)
Fiber communication line, communication equipment, RTU, protective relay equipment, setting changes at other substations, UPS, revenue meters and other equipment within the control house at Hu Honua step up transformer site.

(d)
A more detailed description of Company responsibilities and work scope is provided in Attachment C (Company Responsibilities and Work Scope). Any additional Company-Owned Interconnection Facilities which may be identified in the detailed design.

(e)
Costs related to a potential temporary interconnection of Seller’s Facility through the Substation are not included in the following cost estimate, and such costs, if required, would be recovered from Seller as provided in Section 4(C) (True-Up) of this Interconnection Agreement.

(iii)	The following summarizes the Total Estimated Interconnection Cost:

Description	HELCO
Switching Station	$1,009,410.00
Total Communications	$334,650.00
Remote Relay Upgrades	$172,550.00
69K V Line Work	$281,390.00
New Swtichyard Site	$25,000.00
Accept Test/Proj Manage	$110,000.00
Total Estimated Cost:	$1,933,000.00
The Total Estimated Interconnection Cost is $1,933,000.

(B)
Payment of Total Estimated Interconnection Costs. The Total Estimated Interconnection Cost, which, except as otherwise provided herein, is non-refundable and shall be paid in accordance with the following schedule:

(i)
Within 7-Days following the Execution Date, $83,000.00 is due and payable by Seller to Company to initiate project coordination and design work, meetings, preparation of Switchyard design specifications, environmental site assessment for the Switchyard Site, and design reviews;

(ii)	Seller shall provide incremental payments with Notification to Proceed for Company’s work on the subject segment of Interconnection work by Company as follows:

(a)
Company shall not be obligated to perform engineering and design work, procurement, or construction on the specific segments of the Company-Owned Interconnection Facilities until Seller’s payment for said segment is received; and

(b)	Seller to provide Company with scheduled payments and Notification to Proceed instructions on each of the work segments below:

(1)
Notification to Proceed with preparation of design specifications for the Switchyard and preliminary design and project coordination work. Company estimates an approximate period of 12 weeks from Notification to Proceed to completion of design specifications,

(2)
Payment of $150,000 on or before June 5, 2012 and Seller’s Notification to Proceed with Company’s preliminary design work. Company estimates an approximate period of 20 weeks from Notification to Proceed to completion of this task.

(3)
Payment of $700,000 on or before August 31, 2012 and Seller’s Notification to Proceed with Company’s design work, and procurement of long-lead items and prefabrication work. Company estimates an approximate period of 30 weeks from Notification to Proceed to completion of this task.

(4)
Payment of $700,000 on or before January 30, 2013 and Seller’s Notification to Proceed with Company’s procurement, construction and testing to complete work scope on Company-owned interconnection components. Company estimates an approximate period of 30 weeks from Notification to Proceed to completion of this task.

(5)	Payment of $300,000 on or before May 31, 2013 and Seller’s Notification to Proceed with the completion of construction, commissioning work and Interconnection Acceptance Test. Company estimates an approximate period of 20 weeks from Notification to Proceed to completion of this task.
Any work by Company on each of these work segments will not proceed until after receipt of such written notification to proceed for those specific segments.

(C)
True-Up. A final accounting with respect to the Total Estimated Interconnection Cost shall take place within sixty (60) Days of the Commercial Operation Date or termination of Power Purchase Agreement. Within thirty (30) Days of such final accounting,Seller shall remit to Company the difference between the Total Estimated Interconnection Cost paid to date and the documented Total Actual Interconnection Cost. If in fact the documented Total Actual Interconnection Cost is less than the payments received by Company as the Total Estimated Interconnection Cost, Company shall repay the difference to Seller within thirty (30) Days of the final accounting.

(D)
Termination of the Power Purchase Agreement. If the PUC does not approve of the Power Purchase Agreement or if any Event of Default by Seller occurs such that termination of the Power Purchase Agreement results, or if the Power Purchase Agreement is declared null and void by either Party pursuant to Section 2.2(C) (PUC Approval ) of the PPA or as otherwise provided herein, Seller shall notify Company to stop work on any portion of the work which may be in progress at the point of termination. Company, at its sole discretion, shall have the following options upon such termination:

(i)
If no equipment, assets, or land have been acquired at the point of termination, then a True-Up of actual costs would be determined to that point as provided in Section 4(C) (True-Up) of this Interconnection Agreement , or

(ii)
If equipment, assets, and/or land have been acquired at the point of termination, Seller shall notify Company to stop work and each Party shall develop an accounting of its respective work to date and costs. The general disposition of partially completed work and assets is as follows:

(a)
Company will retain all equipment and work products as described in Attachment C (Company Responsibilities and Work Scope) up to the point of stop work notification and perform a true-up of actual costs.

(b)
Seller will perform an inventory of all assets, equipment and work products for its work as described in Attachment B (Seller’s Responsibilities and Work Scope) including the new Switchyard Site, Switchyard and 69 kV overhead line up to the point of stop work. Seller shall prepare a proposal to Company for purchase of the Switchyard Site, the Switchyard equipment and work products in an as-is condition, including all equipment warranties and equipment manuals. Company has the option to accept or reject the proposal or to negotiate the purchase price.

(c)
Should Company choose to purchase the Switchyard Site, Switchyard equipment and work products in an as-is condition Company will be responsible to complete the construction of the Switchyard at Company’s cost. If Company is required to seek PUC approval due to the purchase cost and estimated cost to complete the construction total being greater than $2.5 million, the purchase cannot be completed until Company receives such approval.

(E)
Ownership. All Company-Owned Interconnection Facilities including those portions, if any, provided, or provided and constructed, by Seller shall be deeded and transferred by Schedule 2 (Bill of Sale and Assignment) to Company and become the property of Company upon Transfer Date.

Prior to Transfer Date, all equipment and work products related to the land, construction of the Switchyard and overhead 69 kV line at Facility as described in Attachment B (Seller’s Responsibilities and Work Scope) to this Interconnection Agreement shall be the responsibility and property of Seller.
Prior to Transfer Date, all equipment and work products related to the construction of the Company work scope for the Company-Owned Interconnection Facilities as described in Attachment C (Company Responsibilities and Work Scope) to this Interconnection Agreement shall be the responsibility and property of Company.

5.	Ongoing Operation and Maintenance Charges

(A)
Prior to the Transfer Date. Seller shall maintain, at its cost, Company-Owned Interconnection Facilities that it or its Contractors constructed, if any, prior to the Transfer Date. Company shall not use or operate the Company-Owned Interconnection Facilities constructed by Seller prior to the Transfer Date.

(B)	On or After the Transfer Date. On and after the Transfer Date, Company shall own, operate and maintain all Company-Owned Interconnection Facilities.

6.	RESERVED

7.	RESERVED

8.	Land Restoration

(A)
Land to be Restored. For the purposes of this Interconnection Agreement there are three (3) different locations with Company-Owned Interconnection Facilities. To differentiate these locations for the purpose of this Section 8 (Land Restoration), 1) “Site” means that portion of Seller’s Site where any Company-Owned Interconnection Facilities are located, 2) “Substation” relates real estate on which the existing Pepeekeo Substation and remaining improvements, and 3) “Switchyard Site” relates to the land for the new Switchyard.

(B)
Removal of Interconnection Facilities from Site. After termination of this Interconnection Agreement , Seller shall, at its expense, remove all (i) Company-Owned Interconnection Facilities from the Site and (ii) Seller-Owned Interconnection Facilities from the Site, as designated by Company; provided, however, that, Company may elect to remove all or part of the Company-Owned Interconnection Facilities and/or Seller-Owned Interconnection Facilities from the Site because of operational concerns over the removal of such Interconnection Facilities, in which case Seller shall reimburse Company for its costs to remove such Company-Owned Interconnection Facilities and/or Seller-Owned Interconnection Facilities.

9.	Transfer of Ownership/Title

(A)
Transfer of Ownership and Title. On the Transfer Date, Seller shall transfer to Company all right, title and interest in and to Company-Owned Interconnection Facilities to the extent such facilities were procured, designed and constructed by Seller and/or its Contractors as described in Attachment B (Seller’s Responsibilities and Work Scope). In connection with the transfer of Company-Owned Interconnection Facilities, Seller shall transfer and assign to Company all applicable manufacturers' or Contractors' warranties which are assignable. Seller shall provide a written list of the manufacturers' and Contractors' warranties which will be assigned to Company and the expiration dates of such warranties no later than thirty (30) Days before the Transfer Date.

(B)
No Liens or Encumbrances. Company's title to and ownership of Company-Owned Interconnection Facilities that were designed and constructed by Seller and/or its Contractors shall be free and clear of liens and encumbrances.

(C)
Land Rights. In connection with the transfer of Company-Owned Interconnection Facilities to Company, Seller shall grant, transfer or assign to Company, such Land Rights as are necessary to operate and maintain Company-Owned Interconnection Facilities on the Transfer Date. If Company removes Company-Owned Interconnection Facilities in a portion or all of the easement areas provided in Section 2(B) (Site) of this Interconnection Agreement and such areas are no longer necessary to the operation of the Company-Owned Interconnection Facilities, such easements shall be terminated for those unused areas, including but not limited to, the easement for the overhead lines at the Substation site. Seller shall transfer the deed and title to Company for the Switchyard Site on the Transfer Date.

(D)
Form of Documents. The transfers to be made to Company pursuant to this Section 9 (Transfer of Ownership/Title) shall not require any further payment by Company. The form of the document to be used to convey title to the Company-Owned Interconnection Facilities that were designed and constructed by or on behalf of Seller shall be substantially in the form set forth in Schedule 2 (Form of Bill of Sale and Assignment). The form of the document(s) to be used to assign leases shall be substantially in the form set forth in Schedule 3 (Form of Assignment of Lease and Assumption). To the extent Land Rights, other than leases are granted to Company, appropriate modifications will be made to Schedule 3 (Form of Assignment of Lease and Assumption) to effectuate the granting of such Land Rights.

10.	Government Approvals for Any Company-Owned Interconnection Facilities Constructed by Seller
Seller shall obtain all required permits, licenses, approvals, certificates, entitlements and other authorizations issued by Governmental Authorities (the “Government Approvals”) required to construct, own, operate and maintain the Company-Owned Interconnection Facilities that Seller and/or its Contractors will construct and shall provide these prior to the Transfer Date. On or before the Transfer Date, Seller shall provide Company with (i) copies of all such Governmental Approvals obtained by Company regarding the construction, ownership, operation and maintenance of Company-Owned Interconnection Facilities that Seller and/or its Contractors constructed and (ii) documentation that all such Governmental Approvals have been closed with the issuing Governmental Authority. Upon the execution of this Interconnection Agreement, the Parties shall use good faith efforts to obtain, as soon as practicable, a satisfactory PUC Approval of Amendment Order. Company shall submit to the PUC an application for a satisfactory PUC Approval of Amendment Order.

11.	Land Rights
Seller shall obtain all Land Rights for the Site and Switchyard Site which are required to construct, maintain and operate the Company-Owned Interconnection Facilities. Seller shall use commercially reasonable efforts to obtain perpetual Land Rights, with the Switchyard Site to be acquired in fee. Such Land Rights shall contain terms and conditions which are acceptable to Company and shall be provided in advance to Company for its review. For so long as Seller has the right under this Interconnection Agreement to sell electric energy to Company, Seller shall pay for any rents and other payments due under such Land Rights that are associated with Company-Owned Interconnection Facilities.

12.	Contracts for Company-Owned Interconnection Facilities
For all contracts entered into by or on behalf of Seller for Company-Owned Interconnection Facilities to be designed, engineered and constructed, in whole or in part, by or on behalf of Seller, the following shall apply: (i) Company shall be made an intended third-party beneficiary of such contracts; and (ii) Company shall be provided with copies of such executed contracts, including the commercial terms.

13.	Indemnification
In connection with the performance of this Agreement, each Party agrees to indemnify defend and hold harmless the other Party from and against any and all liabilities, claims, losses, damages, or expenses, including reasonable counsel fees, whether arising before or after completion of the Work hereunder, which may be incurred or sustained by the indemnified party by reason of the negligence, willful act or omission of the other Party.

14.	Dismantling and Transfer of Existing Pepeekeo Substation to Seller

(A)	Seller shall acquire the Switchyard Site and construct the new Switchyard as described in Attachment B in exchange for Company’s existing Pepeekeo Substation.

(B)
The retirement and transfer of the existing Pepeekeo Substation to Seller shall occur not more than 6-months after the Switchyard is operational or Hu Honua Facility’s Commercial Operation Date, whichever is later, provided the PUC approved the land transfer. Under no circumstances shall the Substation be transferred to Seller without PUC approval.

(C)
Company shall de-energize Substation and disconnect and remove all overhead power lines. Company shall remove any and all equipment, material and structures, of Company’s choice, then transfer title and site improvements of Substation to Seller in an as-found condition.

(D)
Seller shall accept the Substation as-is and be responsible for the dismantling, demolition and disposal of the remaining equipment, structures and improvements and any and all clearing of all improvements and site restoration work.

(E)
Company will transfer ownership and title of the existing Pepeekeo Substation to Seller per Section 14(C) above, provided that Seller grants Company with an easement and access as necessary to operate and maintain the overhead 69 kV lines and poles above the Substation site.

15.	Miscellaneous

(A)	Notices
All notices, consents and waivers under this Interconnection Agreement shall be sent in accordance with Section 25.1(Notices) of the PPA.

(B)	Entire Agreement
This Interconnection Agreement, including all Schedules, (together with the PPA, and all Attachments and Schedules thereto, and any confidentiality or non-

disclosure agreements entered into by the Parties during the process of negotiating this Interconnection Agreement and/or discussing the specifications of the Facility) constitutes the entire agreement between the Parties relating to the subject matter hereof, superseding all prior agreements, understandings or undertakings, oral or written. Each of the Parties confirms that in entering into this Interconnection Agreement, it has not relied on any statement, warranty or other representation (other than those set out in this Interconnection Agreement) made or information supplied, by or on behalf of the other Party.

(C)	Binding Effect.
This Interconnection Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives, and permitted assigns.

(D)	Relationship of the Parties.
Nothing in this Interconnection Agreement shall be deemed to constitute either Party hereto as partner, agent or representative of the other Party or to create any fiduciary relationship between the Parties. Except as otherwise provided in this Interconnection Agreement or in the Purchase Power Agreement, Seller does not hereby dedicate any part of Facility to serve Company, Company's customers or the public.

(E)	Further Assurances
If either Party determines in its reasonable discretion that any further instruments, assurances or other things are necessary or desirable to carry out the terms of this Interconnection Agreement, the other Party will execute and deliver all such instruments and assurances and do all things reasonably necessary or desirable to carry out the terms of this Interconnection Agreement.

(F)	Severability
If any term or provision of this Interconnection Agreement or the application thereof to any person, entity or circumstance shall to any extent be invalid or unenforceable, the remainder of this Interconnection Agreement, or the application of such term or provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Interconnection Agreement shall be valid and enforceable to the fullest extent permitted by law, and the Parties will take all commercially reasonable steps, including modification of the Agreement, to preserve the economic “benefit of the bargain” to both Parties notwithstanding any such aforesaid invalidity or unenforceability.

(G)	No Waiver

Except as otherwise provided in this Interconnection Agreement, no delay or forbearance of Company or Seller in the exercise of any remedy or right will constitute a waiver thereof, and the exercise or partial exercise of a remedy or right shall not preclude further exercise of the same or any other remedy or right.

(H)	Modification or Amendment
No modification, amendment or waiver of all or any part of this Interconnection Agreement shall be valid unless it is reduced to a paper writing and signed via manual signature by both Parties. Seller shall not modify or amend or consent to a modification or amendment to any of the Financing Documents or Project Documents without the prior written consent of Company.

(I)	Governing Law, Jurisdiction and Venue
Interpretation and performance of this Interconnection Agreement shall be in accordance with, and shall be controlled by, the laws of the State of Hawaii, other than the laws thereof that would require reference to the laws of any other jurisdiction. By entering into this Interconnection Agreement, Seller submits itself to the personal jurisdiction of the courts of the State of Hawaii and agrees that the proper venue for any civil action arising out of or relating to this Interconnection Agreement shall be Honolulu, Hawaii.

(J)	Facsimile Signatures and Counterparts
This Interconnection Agreement may be executed and signatures transmitted electronically via the Internet or facsimile. This Interconnection Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument binding all Parties notwithstanding that all of the Parties are not signatories to the same counterparts. For all purposes, duplicate unexecuted and unacknowledged pages of the counterparts may be discarded and the remaining pages assembled as one document.

(K)	Computation of Time
In computing any period of time prescribed or allowed under this Agreement, the Day of the act, event or default from which the designated period of time begins to run shall not be included. If the last Day of the period so computed is not a Business Day, then the period shall run until the end of the next Day which is a Business Day.

(L)	PUC Approval

The Parties’ respective obligations hereunder shall be contingent on Company’s receipt of the Non-appealable PUC Approval of Amendment Order as defined in the PPA.

(M)	Change in Standard System or Organization
(1)    Consistent With Original Intent
If, during the Term of this Interconnection Agreement, any standard, system or organization referenced in this Interconnection Agreement should be modified or replaced in the normal course of events, such modification or replacement shall from that point in time be used in this Interconnection Agreement in place of the original standard, system or organization, but only to the extent such modification or replacement is generally consistent with the original spirit and intent of this Interconnection Agreement.
(2)    Eliminated or Inconsistent With Original Intent
If, during the Term of this Interconnection Agreement, any standard, system or organization referenced in this Interconnection Agreement should be eliminated or cease to exist, or is modified or replaced and such modification or replacement is inconsistent with the original spirit and intent of this Interconnection Agreement, then in such event the Parties will negotiate in good faith to amend this Interconnection Agreement to a standard, system or organization that would be consistent with the original spirit and intent of this Interconnection Agreement.

(N)	Headings
The paragraph headings of the various sections and schedules have been inserted in this Interconnection Agreement as a matter of convenience for reference only and shall not modify, define or limit any of the terms or provisions hereof and shall not be used in the interpretation of any term or provision of this Interconnection Agreement.

(O)	No Third Party Beneficiaries
Nothing expressed or referred to in this Interconnection Agreement will be construed to give any person or entity other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Interconnection Agreement or any provision of this Interconnection Agreement. This Interconnection Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

(P)	Proprietary Rights
Seller agrees that in fulfilling its responsibilities under this Interconnection Agreement, it will not use any process, program, design, device or material that infringes on any United States patent, trademark, copyright or trade secret (“Proprietary Rights”). Seller agrees to indemnify, defend and hold harmless Company from and against all losses, damages, claims, fees and costs, including but not limited to reasonable attorneys' fees and costs, arising from or incidental to any suit or proceeding brought against Company for infringement of third party Proprietary Rights arising out of Seller's performance under this Interconnection Agreement, including but not limited to patent infringement due to the use of technical features of the Facility.

(Q)	Settlement of Disputes
Except as otherwise expressly provided, any dispute or difference arising out of this Interconnection Agreement or concerning the performance or the non-performance by either Party of its obligations under this Interconnection Agreement shall be determined in accordance with the dispute resolution procedures set forth in Article 17 (Dispute Resolution) of the PPA.

(R)	Schedules
Each Schedule constitutes an essential and necessary part of this Interconnection Agreement.

(S)	Hawaii General Excise Tax.
Seller shall, when making payments to Company under this Interconnection Agreement, pay such additional amount as may be necessary to reimburse Company for any tax liability imposed on Company as a result of the receipt of such payment (including receipt of any payment made under this Section 15(S) (Hawaii General Excise Tax)). By way of example and not limitation, as of the Execution Date, all payments subject to the 4.0% Hawaii general excise tax on the island of Hawaii would be set at a rate of 4.16% so that the underlying payment will be net of such tax liability.

(T)	Survival of Obligations
The rights and obligations that are intended to survive a termination of this Interconnection Agreement are all of those rights and obligations that this Interconnection Agreement expressly provides shall survive any such termination and those that arise from Seller’s or Company’s covenants, agreements, representations, and warranties applicable to, or to be performed, at or during any time prior to or as a result of the termination of this Interconnection Agreement, including, without limitation: Section 13 (Indemnification) and this Section 15 (Miscellaneous).

* * * * * * * * * * *

IN WITNESS WHEREOF, Company and Seller have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

HAWAII ELECTRIC LIGHT COMPANY, INC.
Company

By:	/s/ Jay M. Ignacio
Name:	Jay M. Ignacio
Title:	President

HU HONUA BIOENERGY, LLC
Seller:

By:	/s/ Harold H. Robinson
Name:	Harold H. Robinson
Title:	Member Board of Managers and Executive VP

By:
Name:
Title:

ATTACHMENT A – SCHEDULE 1
NEW SWITCHYARD SINGLE-LINE DRAWING (4/13/12)

ATTACHMENT A – SCHEDULE 2
NEW SWITCHYARD RELAY LIST AND TRIP SCHEME (4/11/12)

ATTACHMENT A – SCHEDULE 2
NEW SWITCHYARD RELAY LIST AND TRIP SCHEME (4/11/12)

ATTACHMENT B
SELLER’S RESPONSIBILITIES AND WORK SCOPE
(This work will be included in the critical path schedule)
Description of the scope of work for Seller is as follows:

1.	Switchyard Site acquisition:

a.	Execute purchase contract with land owner to acquire the approximate 5-acre Switchyard Site.

b.	Work with civil engineering consultant to prepare subdivision application drawings to establish the Switchyard Site boundaries

c.	Work with Surveyor to provide metes and bounds property description.

d.	Purchase and/or secure property prior to construction and provide property in fee after the County Code section 23-11 subdivision is completed

e.	Transfer Switchyard land rights to Company on Transfer Date

2.	Switchyard design, construction specifications and drawings, permitting, project management and testing

a.
The design, equipment and construction specifications and standards shall be in accordance with Company standards and Hawaii County building codes as specified in Section 2 (Company-Owned Interconnection Facilities), as applicable.

i.	Company is to review all equipment and construction specifications and drawings, including bid packages.
ii. Additional Interconnection Facilities may be required as a result of final determination of Facility step-up transformer site, final electrical plan and single-line drawings along with the design of Facility to enable Company to complete the protection requirements for the Interconnection Facilities, and be compatible with Good Engineering and Operating Practices.

b.	Civil, Structural and Architectural Design: layout, grading plan, access road, water, sewer, poles, foundations, support structures, control building, ductlines, handholes, and fencing design drawings

c.
Electrical: 69kV outdoor circuit breakers, bus, station power systems, enclosed auto-transfer station power switch, 69kV group operated disconnect switches, 69kV dry type potential transformers, 69kV dry type current transformers, bus tubing and/or conductors, connectors, control building with provisions to mount indoor relay panels, 125 volt DC system, control circuits, and grounding.

d.	Communication: Work to be performed by Company

e.	Protection: Work to be performed by Company

f.	Security: security access equipment and monitoring equipment

g.	Outside lighting and power: entrance and area lighting (per Hawaii County ordinances) and outside 120V outlets

h.	Permitting: Seller shall be responsible for the grading permit, building permit, State National Pollutant Discharge Elimination System (NPDES) permit

i.	and other permits and approvals as required for construction of the Switchyard.

j.	Project management, commissioning and testing

k.	Construction insurance

3.	Switchyard

a.	Civil, Structural and Architectural work

i.	Grading: grub, grade, and gravel – including laydown area – with temporary and permanent erosion and run-off controls as required.
ii. Access road: asphalt paving for 20-ft wide driveway
iii. Site utilities: trenching and installation of water, sewer, phone, control and communication, grounding grid and power
iv. Sewer: connection to County sewer line, if available, or County approved septic system

v.	Underground duct lines with hand holes for low voltage power, control and communications, and lighting
vi. Foundations: prepare and pour concrete foundations with conduit stub-ups as approved by Company
vii. Line dead end, insulator, and switch support structures and stands; hot-dipped galvanized steel structures for corrosion protection
viii. Control House: Concrete floor, masonry block walls, and concrete roof construction with two air conditioners, lights, toilet and sink to house communication and protection equipment.
ix. Fencing: Switchyard perimeter fencing, heavy gage galvanized, with barbed wire top – grounded

b.	Mechanical work

i.	Sewer: connection to County sewer line, if available, or County approved septic system
ii. Water: connection to County water line
iii. Air conditioning: two window mount air conditioners for Control House
iv. Eye wash station

c.	Low Voltage Electrical Work

i.	Station Power transformers; outside installation with stainless-steel housing
ii. Station power enclosed auto-transfer switch in control building
iii. Distribution panel
iv. Control House lighting and power

v.	Outside lighting and outlets
vi. Security device power and wiring
vii. All exterior equipment and enclosures shall be NEMA 4X if available. If not available, then corrosion protection for tropical marine environment.

d.	69kV Electrical work

i.
Major equipment for 69kV circuits includes (7) SF6 gas circuit breakers with (4)1200:5 MR current transformers each, (15) 69kV group operated disconnect switches, (14) 40.25/69.0Y KV 350/600:1 dry type potential transformers, (9) lighting arresters, (2) station power transformers, and numerous 550 kBIL station post insulators, bus tubing, and bus connectors

ii. Grounding; grounding grid within switchyard, for equipment, structures, and fencing
iii. 69 kV Electrical construction;

1.	Install support structures, station post insulators, lightning arresters, lighting arrester counter, stands and cabinets

2.	Install disconnect switches

3.	Install gas circuit breakers

4.	Install wiring and cabling to control building

5.	Install PTs, CTs, and other equipment.

6.	Install station power transformers

7.	Install bus work.

e.	Switchyard Control House Electrical

i.	Provide and install two (2) 200A AC distribution panels
ii. Lighting and outlets
iii. Two air conditioners
iv. 125 volt DC system with charger and batteries in separate room

f.	Commissioning and Testing

i.	Commissioning; phase rotation, calibration, communications check, trip tests, etc.
ii. Interconnection Acceptance Test; functional tests to demonstrate proper operation; turn-over to HELCO upon successful completion with documentation as specified in Schedule 4.

4.	Control House at Hu Honua

a.	Control house for communications equipment, remote terminal unit (RTU) for monitoring and control, RTU demarcation cabinet, meter cabinet, and lighting

b.	Provide AC electric power for equipment, air conditioning and lighting

c.	Provide and install two air conditioners

5.	Metering Equipment

a.	Metering cabinet within control house

b.	Dry type metering PTs and CTs with dual output

c.	Dual meter sockets in metering cabinet

d.	Phone line for remote data download

6.	Extend 69kV line to Hu Honua with approximately four (4) poles and lines from existing Pepeekeo Substation to Hu Honua in accordance with Company specifications

a.	Company to perform terminations on Company-side of Seller 69 kV manual disconnect

ATTACHMENT C
COMPANY RESPONSIBILITIES AND WORK SCOPE
(This work will be included on the critical path schedule)

Description of the scope of work for HELCO is as follows:

1.	Site acquisition:

a.	Provide reasonable assistance to Seller regarding its acquisition of the Switchyard Site.

b.	Conduct a Phase 1 and Phase 2 Environmental Site Assessment (ESA)

c.	Provide reasonable assistance to Seller in its effort to seek expedited subdivision process using the Hawaii County Code 23-11, public utility or public right-of-way subdivision.

2.	Design, reviews & inspections, project management & testing

a.	Development of overall interconnection plan, single-line diagram, and relay list

b.	Review and approvals of Hu Honua consultants, design specifications, drawings, equipment specifications, and construction specifications and drawings for the new Switchyard

c.	Engineering, design, specifications and drawings for HELCO’s portion of the interconnection work

d.	Project management, inspections and testing of HELCO’s portion of the work and coordination with Hu Honua

e.	Coordination, inspections, and testing of Hu Honua’s portion of the work including the Interconnection Acceptance Test

3.	Switchyard

a.	Approvals, permits, etc.

i.	Prepare PUC application submittal for HRS 269-27.6, Construction of high-voltage electric transmission lines; overhead or underground
ii. Respond to information requests by the PUC and CA on the application and participate at the public hearing

b.	Consultant, design, construction documents, and construction reviews

i.	Review and approval of consultants to be used by Hu Honua
ii. Site layout review and approval; provide guidance to Hu Honua
iii. Grading plan review and approval, including access road
iv. Review/approve design and construction drawings for site utilities: trenching and installation of water, sewer, phone, controls and communication, grounding grid and power

v.
Provide guidance for layout and configuration of new switchyard equipment and review/approve design criteria, construction specs and drawings, equipment specs, calibration and testing, and documentation requirements

vi. Provide guidance for dimensions and configuration of new control room and review/approve design criteria, construction specs and drawings.

c.	Switchyard Control Room

i.	Develop layout, equipment inventory, and air conditioning load estimate
ii. Provide all racks, equipment, cabling and furniture

iii. Install, calibrate and test all equipment

d.	Landscaping: irrigation system and plants

4.
Design, procure and install new 69kV polelines to terminate the “8400”, “7400”, “7600”, and Hu Honua (Old “8400” section from Mamalahoa Highway to the existing Pepeekeo Substation) lines in the new switchyard

a.	Provide and install new 69kV wood poles, insulators, and anchors from the existing lines to the new switchyard deadend structures

b.	String and terminate phase conductors and static wire from the existing poles to the Switchyard dead end structures sequenced one at a time

c.	Provide switching orders, schedules, and sequence of work for transition from existing system to new switchyard

5.	Communication Systems, Puueo-Pepeekeo Switchyard, Wailuku-Pepeekeo Switchyard, Honokaa-Pepeekeo Switchyard, and Pepeekeo Switchyard-Hu Honua

a.	Fiber;

i.	Tap existing fiber for drop to new switchyard control house
ii. Extend fiber to new Hu Honua control house

b.	Communication equipment within new Upper Pepeekeo control house; RTU, mux, etc.

c.	Communication equipment within new Hu Honua control house; RTU, mux, etc;

d.	Communication to Hu Honua control room and meters

e.	UPS systems for communication equipment

f.	Calibration and commissioning

6.	Protection

a.	Design; protective relay coordination and settings

b.	Procure, shop assembly and pre-wiring, calibrate and install protective relays, cabinets, test switches and equipment

i.	Puueo Circuit – #8402
ii. Honokaa Circuit - #7602
iii. Wailuku Circuit - #7402 (not charged to Hu Honua)

c.	Installation and connection of communication

d.	Bench testing and commissioning of relays

e.	Testing

7.
Tap the new Hu Honua 69kV overhead line to the existing 69kV line located immediately above the existing Pepeekeo Substation. This termination will be completed after the cut-over of the new Switchyard. The Hu Honua 69 kV manual disconnect switch located close to the step up transformer site will be padlocked in the open position.and the 69kV switches terminating the Hu Honua line to the Switchyard will be padlocked in the open position as well.

8.	Meters; provide meters, installation and hook-up phone line

9.	Existing Pepeekeo Substation Transfer (Performed immediately before 7. above)

a.	De-energize substation and swing over to Hu Honua 69kV line or remove overhead wiring. Remove disconnects, switches and breakers

b.	Remove equipment, material and/or structures, at Company’s discretion

c.	Transfer to Seller pending PUC approval and Seller’s providing of easement

10.	Pole removals

a.	Removal of any existing overhead lines and poles are Company responsibility at Company’s cost.

b.	Cut and remove upper section of wooden poles with shared distribution lines and/or secondary service conductors

11.	Temporary Interconnection – if required

a.	Company to perform terminations of Seller provided overhead 69 kV lines at Substation manual disconnect upon mutual agreement to implement the temporary interconnection.

b.	Installation and/or reconfiguration of protective relays to be performed by Company for temporary configuration

c.	Interconnection Acceptance Test to be successfully demonstrated prior to Seller Facility operation using the temporary interconnection

d.	Seller to continue construction at Switchyard and transfer to Company as soon as practicable.

e.	Seller and Company to coordinate and schedule the transfer and testing of interconnection from temporary configuration to permanent configuration within 6-months of the Transfer Date of Switchyard

SCHEDULE 1
DEFINITIONS

Unless otherwise defined in this Interconnection Agreement, capitalized terms in this Interconnection Agreement shall have the same meaning as capitalized terms in the PPA.

Final Inspection: Company’s review, verification and acceptance of Seller’s Work of Company-Owned Interconnection Facilities and Company’s determination that such Work is sufficiently complete to transfer title, care, custody, and control of Switchyard to Company.

Notification to Proceed: Seller’s written instruction to Company to begin the tasks associated with the subject segment of Company’s scope of work under this Interconnection Agreement.

Point of Interconnection: The Point of Interconnection is the Company side of the manual disconnect switch located in Seller’s step-up transformer enclosure on the 69kV side of the Sellers 13.8/69kV step-up transformer.

Total Actual Interconnection Cost: This is comprised of the recorded costs (documented costs) of (aa) acquiring and installing such Company-Owned Interconnection Facilities, (bb) the engineering and design work (including but not limited to Company, affiliated Company and contracted engineering and design work) associated with (i) developing such Company-Owned Interconnection Facilities and (ii) reviewing and specifying those portions of Facility which allow interconnected operations as such are described in Attachment C (Company Responsibilities and Work Scope), and (cc) conducting the Interconnection Acceptance Test

Total Estimated Interconnection Cost: This is comprised of the estimated costs of (aa) acquiring and installing such Company-Owned Interconnection Facilities, (bb) the engineering and design work (including but not limited to Company, affiliated Company and contracted engineering and design work) associated with (i) developing such Company-Owned Interconnection Facilities and (ii) reviewing and specifying those portions of Facility which allow interconnected operations as such are described in Attachment C (Company Responsibilities and Work Scope), and (cc) conducting the Interconnection Acceptance Test.

Transfer Date: For purposes of this Interconnection Agreement, the Transfer Date shall mean that date mutually agreed to by Company and Seller when the Switchyard is sufficiently complete that Company elects to assume title, care, custody, and control. Seller’s access to the Switchyard after the Transfer Date for any purpose, including completing the Interconnection Acceptance Test and punch list items, is at Company’s direction and with Company approval.

SCHEDULE 2
BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT (“Bill of Sale”), made as of the ____ day of _______________, 20___, by ______________________ (“Transferor”) and __________________________________(“Transferee”).

W I T N E S S E T H:

1.    Bill of Sale. In consideration of TEN DOLLARS ($10.00) and other good and valuable consideration paid to Transferor by Transferee, the receipt and sufficiency of which are hereby acknowledged, Transferor does hereby sell, assign and transfer over to Transferee all of Transferor's right, title and interest, in and to (i) all the tangible personal property and fixtures (including but not limited to the items set forth in Exhibit A (Description of Tangible Personal Property and Fixtures) attached hereto and incorporated herein), that constitutes what is referred to as the “Company-Owned Interconnection Facilities to be installed by or on behalf of Seller” (or words to similar effect) as set forth in Attachment E (Form of Interconnection Agreement) to the Power Purchase Agreement for Renewable Firm Energy and Capacity dated ______________, 20___ between [Transferor and Transferee] and (ii) the intangible personal property (including but not limited to the intangible personal property set forth in Exhibit B (Description of Intangible Personal Property) attached hereto and incorporated herein) owned by Transferor and used or to be used in the ownership, operation and maintenance of the aforesaid tangible personal property, to the extent assignable by Transferor, including without limitation, certificates of occupancy, permits, licenses, transferable warranties and guaranties, instruments, documents of title, and general intangibles pertaining to the aforesaid tangible personal property.
2.    Warranty of Title. Transferor hereby warrants to Transferee that Transferor is the legal owner of the aforesaid tangible personal property and the aforesaid intangible personal property (including but not limited to the property set forth in Exhibit A (Description of Tangible Personal Property and Fixtures) and Exhibit B (Description of Intangible Personal Property)), and that said property is being sold, assigned and transferred to Transferee free and clear of all liens and encumbrances.
3.    Governing Law. This Bill of Sale shall be governed by, and construed and interpreted in accordance with, the laws of the State of Hawaii.

[Signatures for Bill of Sale and Assignment]

IN WITNESS WHEREOF, Transferor and Transferee have executed this instrument on the day and year first above written.

____________________________, a __________________________ By________________________ Name _____________________ Its________________________ “Transferor”
______________________________, a Hawaii corporation

By ____________________________
Name _________________________
Its ____________________________

By____________________________
Name _________________________
Its____________________________

“Transferee”

SCHEDULE 2
EXHIBIT A

DESCRIPTION OF
TANGIBLE PERSONAL PROPERTY AND FIXTURES

SCHEDULE 2
EXHIBIT B

DESCRIPTION OF INTANGIBLE PERSONAL PROPERTY

LAND COURT SYSTEM	REGULAR SYSTEM

Return by Mail (   ) Pickup (   ) To:

Tax Map Key Nos.: Total pages: ______

SCHEDULE 3
ASSIGNMENT OF LEASE AND ASSUMPTION

THIS ASSIGNMENT is made as of this ______ day of _______, 20___, by ______________________, a ________________, whose principal place of business and post office address is __________________________________________, hereinafter called the “Assignor,” and _____________________________, a Hawaii corporation, whose principal place of business and post office address is ____________________________, Honolulu, HI 968___, hereinafter called the “Assignee”.
W I T N E S S E T H:

THAT the Assignor, for and in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration to it paid by the Assignee, the receipt and sufficiency of which are hereby acknowledged, and of the covenants and agreements of the Assignee hereinafter contained and on the part of the Assignee to be faithfully kept and performed, does hereby sell, assign, delegate, transfer, set over and deliver unto the Assignee, and its successors and assigns, all of Assignor’s right, title and interest in and to the lease described in Exhibit A (the “Lease”); together with all interests thereto appertaining, and together with the personal property located on the land thereby demised.

And all of the estate, right, title and interest of the Assignor in and to the land thereby demised, and all buildings, improvements, rights, easements, privileges and appurtenances thereunto belonging or appertaining or used, occupied and enjoyed in connection with said Lease and the land thereby demised.
TO HAVE AND TO HOLD the same unto Assignee and its successors and assigns, for and during the respective unexpired term of said Lease, and as to said personal property (if any) absolutely and forever.
AND, in consideration of the premises, the Assignor does hereby covenant with the Assignee that the Assignor is the lawful owner of the herein described real property; that said Lease is in full force and effect and is not in default; that said real property is free and clear of and from all liens and encumbrances, except for the lien of real property taxes not yet by law required to be paid; that the Assignor is the lawful owner of said personal property (if any) and that Assignor's title thereto is free and clear of and from all liens and encumbrances, that the Assignor has good right to sell and assign said real property and personal property (if any) as aforesaid; and, that the Assignor will WARRANT AND DEFEND the same unto the Assignee against the lawful claims and demands of all persons, except as aforesaid.
AND, in consideration of the foregoing, the Assignee does hereby promise, covenant and agree to and with the Assignor and to and with said Lessor, that the Assignee will, effective as of and from the date of the execution and delivery of this instrument and during the residue of the term of said Lease, pay the rents thereby reserved as and when the same become due and payable pursuant to the provisions of said Lease, and will also faithfully observe and perform all of the covenants and conditions contained in said Lease which from and after the date hereof are or ought to be observed and performed by the lessee therein named, and will at all times hereafter indemnify and save harmless the Assignor from and against the nonpayment of said rent and the nonobservance or nonperformance of said covenants and conditions and each of them.
The terms “Assignor” and “Assignee”, as and when used herein, or any pronouns used in place thereof, shall mean and include the masculine, feminine or neuter, the singular or plural number, individuals, partnerships, trustees or corporations and their and each of their respective successors, heirs, personal representatives, successors in trust and assigns, according to the context hereof. All covenants and obligations undertaken by two or more persons shall be deemed to be joint and several unless a contrary intention is clearly expressed elsewhere herein. The term “Lease”, as and when used herein, means the lease or sublease demising the leasehold estate described in Exhibit A, together with all recorded amendments thereof, if any, whether or not listed in Exhibit A. The term “rent”, as and when used herein, means and includes all rents, taxes, assessments and any other sums charged pursuant to the Lease.
This instrument may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument binding on all the Parties hereto, notwithstanding that all the Parties are not signatory to the original or the same counterpart.
[Signatures for Assignment of Lease and Assumption are on following page.]

IN WITNESS WHEREOF, Company and Assignor have executed this instrument as of the date first above written.

By: __________________________________
  Name:
  Title:

By: __________________________________
  Name:
  Title:
   “Assignor”

______________________________________

By: __________________________________
     Name:
     Title:

By: __________________________________
     Name:
     Title:
   “Assignee”

STATE OF HAWAII    )
) SS:
CITY AND COUNTY OF HONOLULU    )

On this ____ day of _________________, 200__, before me personally appeared ______________________________ and ______________________________, to me known to be the persons described in and who executed the foregoing instrument, and acknowledged that such persons executed such instrument as the free act and deed of such persons and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

Signature:

(Official Stamp or Seal)    Print Name:
Notary Public, State of Hawaii

My commission expires:

NOTARY CERTIFICATION STATEMENT

Document Identification or Description:
Assignment of Lease and Assumption
Doc. Date: ___________ No. of Pages: __________
Jurisdiction: _______ Circuit
(in which notarial act is performed
_____________________________ _______________________ (Official Stamp or Seal)
Signature of Notary Date of Notarization and
Certification Statement

_______________________________________________
Printed Name of Notary

STATE OF HAWAII    )
) SS:
CITY AND COUNTY OF HONOLULU    )

On this ____ day of _________________, 200__, before me personally appeared ______________________________ and ______________________________, to me known to be the persons described in and who executed the foregoing instrument, and acknowledged that such persons executed such instrument as the free act and deed of such persons and if applicable in the capacity shown, having been duly authorized to execute such instrument in such capacity.

Signature:

(Official Stamp or Seal)    Print Name:
Notary Public, State of Hawaii

My commission expires:

NOTARY CERTIFICATION STATEMENT

Document Identification or Description:
Assignment of Lease and Assumption
Doc. Date: ___________ No. of Pages: __________
Jurisdiction: _______ Circuit
(in which notarial act is performed
_____________________________ _______________________ (Official Stamp or Seal)
Signature of Notary Date of Notarization and
Certification Statement

_______________________________________________
Printed Name of Notary

Exhibit A

Description of Lease
[To Be Attached]

SCHEDULE 4
INTERCONNECTION ACCEPTANCE TEST GENERAL CRITERIA

Upon final completion of Company review of the Facility’s drawings, final test criteria and procedures shall be agreed upon by Company and Seller no later than thirty (30) Days prior to conducting the Interconnection Acceptance Test in accordance with the Agreement. The Interconnection Acceptance Test shall include, but not be limited to, the following:

1.    Interconnection:

(A)	A visual inspection of all Interconnection equipment and verification of as-built drawings.

(B)	Phase rotation testing to verify proper phase connections.

(C)
Based on manufacturer’s specification, test the local operation of the Facility’s 13.8 kV generator breaker and 69 kV inter-tie breaker, which connect the Facility to Company System – must open and close locally using the local controls.

(D)
Relay test engineers to connect equipment and simulate certain inputs to test and ensure that the protection schemes such as any under/over frequency and under/over voltage protection or the Direct Transfer Trip operate as designed. (For example, a fault condition may be simulated to confirm that the breaker opens to sufficiently clear the fault. Additional scenarios may be tested and would be outlined in the final test criteria and procedures.) Seller to also test the synchronizing mechanisms to which the Facility would be synchronizing and closing into the Company System to ensure correct operation. Other relaying also to be tested as specified in the protection review of the IRS and on the single line diagram, PPA Attachment A (Diagram of Interconnection) for the Facility

(E)	All 69 kV breaker disconnects and other high voltage switches will be inspected to ensure they are properly aligned and operated manually or automatically (if designed).

(F)
Step-Up Transformer Enclosure inspections – The Step-Up Transformer Enclosure may be inspected to test and ensure that the equipment that Seller has installed is installed and operating correctly based upon agreed to design. Wiring may be field verified on a sample basis against the wiring diagrams to ensure that the installed equipment is wired properly . The grounding mat at the Step-Up Transformer Enclosure may be tested to make sure there is adequate grounding of equipment.

(G)	Communication testing – Communication System testing to occur to ensure correct operation. Detailed scope of testing will be agreed by Company and

Seller to reflect installed systems and communication paths that tie the Facility to Company’s communications system.

(H)
Various contingency scenarios to be tested to ensure adequate operation, including testing contingencies such as loss of communications, and fault simulations to ensure that the Facility’s 69 kV breakers, if any, open as they are designed to open. (Back up relay testing)

(I)	Metering section inspection; verification of metering PTs, CTs, and cabinet and the installation of the two Company meters

2.    Witness of Facility protection scheme testing:

(A)
Company may have someone on-site when Seller performs any testing dealing with Seller’s protection schemes such as any under/over voltage or under/over frequency protection schemes to ensure they meet the performance requirements of this Agreement and the IRS.

3.    Telephone Communication

(A)	Test to confirm Company has a direct line to the Facility control room at all times and that it is programmed correctly.

(B)	Test to confirm that the Facility operators can sufficiently reach Company System Operator

(C)	Verification of dial-up telephone connection for 69 kV metering cabinet.

4.    Drawings, Documentation and Equipment Warranties:

The items below are required components of the Interconnection Acceptance Test and must be satisfied for successful completion of this Test.

(A)	Electronic and three (3) hard copies of all Upper Pepeekeo Switchyard construction drawings, specifications, calibrations, and settings including as-built drawings.

(B)	Equipment operating and maintenance manuals, spare parts lists, commissioning notes, as-built equipment settings, and other information related to the switchyard equipment.

(C)	Contractor construction warranties and equipment warranties

(D)	Phase rotation testing to verify proper phase connections.

ATTACHMENT F
FACILITY LOCATION AND LAYOUT

(See Section 2.1(C) (Interconnection Facilities) of the Agreement)

SEA
Hū Honua
104
Inset
COUNTY OF HAWAII
PLAT
09
PLAT
07
PLAT
22
PLAT
06
COUNTY OF HAWAII
ZONE
SECTION
PLAT
2
8
08
PRINTED:

Hū Honua
BIOENERGY LLC

Tax Map Key

Scale: NTS	**FIGURE 3**
Date: 8/1/09

F-1

O:\2012 Projects\12-042 Hu Honua Water Line Design\02 HEG Drawings\12-042 C-2 Site Plan-revised.dwg, 2/29/2012 3:06:08 PM, DWG To PDF.pc3

Road
A/C Pavement
69 KV to Substation
Fence
Control Bldg
Step Up 69 KV
Bag House
Stack
Boiler House
Steam Turbine Generator Building
Old Building Foundation
Bridge
Sump
0' 20' 40' 60' 80' 100'
Scale: 1" = 20'

1 C-2 Preliminary Site Plan
Scale : 1" = 20'

HAWAII ENGINEERING GROUP, Inc.
Civil & Structural Engineers

GEOFFREY B. GOEGGEL LICENSED PROFESSIONAL ENGINEER 5903-C HAWAII, U.S.A.
EXP. DATE: 4-30-12

This project was prepared by me or under my supervision and construction of this project will be under my observation.

PROJECT
Hu Honua Bioenergy, LLC
Pepeekeo, Big Island, Hawaii

T.M.K. :

SHEET TITLE
Preliminary Site Plan

REVISIONS	BY

Date 02/28/12
Scale 1" = 20'
By gbg
Job 12-042
Sheet C-2
- Of - Sheets

F-2

ATTACHMENT G
[RESERVED]

G-1

ATTACHMENT H
QUALIFIED INDEPENDENT ENGINEERING COMPANIES

(See Section 3.3(B) (Company Right to Require Independent Engineering Assessment) of the Agreement)

Black & Veatch
11000 Regency Parkway, Suite 100
Cary, North Carolina 27511
Phone: (919) 462–7314
Fax: (919) 468–9212

ESI Inc. of Tennessee
1250 Roberts Boulevard
Kennesaw, Georgia 30144
Phone: (770) 427-6200
Fax: (770) 425-3660

Hunt, Guillot & Associates, LLC
603 Reynolds Drive
Ruston, Louisiana 71270
Phone: (318) 255-6825
Fax: (318) 255-8591

Power Engineers
3940 Glenbrook Drive
P.O. Box 1066
Hailey, Idaho 83333
Phone: (208) 788–3456
Fax: (208) 788–2082

The Shaw Group (formerly Stone and Webster)
4171 Essen Lane
Baton Rouge, Louisiana 70809
Phone: (225) 932-2500

Stanley Consultants, Inc.
225 Iowa Avenue
Muscatine, Iowa 52761
Phone: (563) 264-6600
Fax: (563) 264-6658

H-1

ATTACHMENT I1
ADJUSTMENT OF CHARGES
(See Section 5.1 (Capacity and Energy Purchased By Company) and Section 9.3 (Damages in the Event of Termination by Company) of the Agreement)

1.    Charges subject to adjustment based on GDPIPD will be adjusted by the following formula:

New Charge = Base Charge x GDPIPDCURRENT / GDPIPDBASE

Where

New Charge	=	adjusted charge
Base Charge	=	charge (in Dollars) calculated per this Agreement
GDPIPDCURRENT	=	The “Third” estimate of the GDPIPD for the Third Quarter of the Calendar Year prior to the current Year.
GDPIPDBASE	=	The “Third” estimate of the GDPIPD for the Third Quarter of the Calendar Year prior to the Reference Year.

2.    An adjustment shall be made on each January 1 equal to one hundred percent (100%) of the percentage change between the “Third” estimate of the GDPIPD of the Calendar Year prior to the Reference Year (“GDPIPDBASE”) and the previous Calendar Year’s “Third” estimate of the GDPIPD value.

3.    In calculating the percentage change between the GDPIPDBASE and the previous Calendar Year’s “Third” estimate of the GDPIPD value, both the GDPIPDBASE and the previous Calendar Year’s “Third” estimate of the GDPIPD value shall be selected from the same Bureau of Economic Analysis publication release, if such figures are available in the same publication release.

4.    When adjusting the charges subject to adjustment based on GDPIPD, the adjustment shall first apply to the electric energy delivered by Seller to Company in the Month of the adjustment date (January 1) and then invoiced for payment in the following month.

I-1
1[DRAFTING NOTE: Hu Honua intends the changes to this Attachment to be clarifications only, consistent with the meaning of the attachment as a whole as well as with Section 5.1.]

5.For purposes of this Attachment I (Adjustment of Charges), the term “Reference Year” refers to the base year specifically referred to within the Agreement as the starting point for escalation.

6.Fixed O&M, Variable O&M, and Energy Payments shall be adjusted each year on January 1, starting in 2012, at one-hundred percent (100%) of the change in the Gross Domestic Product Implicit Price Deflator (GDPIPD), but shall not exceed 4% increase in any given term year.

J-2

ATTACHMENT J
REQUIRED INSURANCE
(See also Article 15 (Insurance))

1.    Worker’s Compensation and Employers’ Liability. This coverage shall include worker’s compensation and other similar insurance required by applicable Hawaii state or U.S. federal laws. If exposure exists, coverage required by the Longshore and Harbor Worker’s Compensation Act (33 U.S.C. §688) shall be included. Employers’ Liability coverage limits shall be no less than:
Bodily Injury by Accident -    $1,000,000 each Accident
Bodily Injury by Disease -    $1,000,000 each Employee
Bodily Injury by Disease -    $1,000,000 policy limit
2.    General Liability Insurance. (i)    This coverage shall include Commercial General Liability Insurance or the reasonable equivalent thereof, covering all operations by or on behalf of Seller. Such coverage shall provide insurance for bodily injury and property damage liability for the limits of liability indicated below and shall include coverage for:

(a)    Premises, operations, and mobile equipment,
(b)    Products and completed operations,
(c)    Owners and contractors protective liability,
(d)    Contractual liability,
(e)    Broad form property damage (including completed operations),
(f)    Explosion, collapse and underground hazard,
(g)    Personal injury liability, and
(h)    Failure to supply liability.

(ii)    “Claims made” policies are not acceptable. Limits of liability for such coverage, which may be provided with umbrella and/or excess insurance coverage, shall be:

(a)

Bodily Injury & Property Damage	$10,000,000 combined single limit per occurrence and $20,000,000 annual aggregate.

3.    Automobile Liability Insurance. This insurance shall include coverage for owned, leased and non-owned automobiles. The limits of liability shall be a combined single limit for bodily injury and property damage of Two Million Dollars ($2,000,000) for each occurrence and in the aggregate annually.

4.    Builders All Risk Insurance. This insurance shall include coverage for earthquake and flood perils including transit (excluding ocean transit), testing, incidental storage, structures, buildings, improvements and temporary structures used in construction, or part of the permanent

Facility from the start of construction through the earlier of the Commercial Operation Date or the effective date of the policy coverage set forth in Section 5 (All Risk Property/Comprehensive Boiler and Machinery Insurance (Upon Completion of Construction)). The amount of coverage shall be purchased on a full replacement cost basis, and the sublimits for earthquake and flood perils shall be 40% of replacement costs at such time up to Twenty Million Dollars ($20,000,000), if such insurance amounts are available on commercially reasonable terms. The coverage shall be written on an “All Risks” completed value form and may allow for reasonable other sublimits including, but not limited to, One Million Dollars ($1,000,000) for transit and Five Million Dollars ($5,000,000) for incidental offsite storage. Coverage shall be extended to include testing. Such policies shall be endorsed to require that the coverage afforded shall not be canceled (except for nonpayment of premiums) or reduced without at least sixty (60) Days’ prior written notice to Seller, provided, however, that such endorsement shall provide (i) that the insurer may not cancel the coverage for non-payment of premium without giving Seller five (5) Days’ notice that Seller has failed to make timely payment thereof, and (ii) that, subject to the consent of the Financing Parties, Seller or Company shall thereupon have the right to pay such premium directly to the insurer. Such cancellation notice to Seller shall be disclosed to Company within two (2) Business Days of receipt.

5.    All Risk Property/Comprehensive Boiler and Machinery Insurance (Upon Completion of Construction). This insurance shall provide All Risk Property Coverage (including the perils of earthquake and flood) and Comprehensive Boiler and Machinery Coverage against damage to the Facility. The amount of coverage shall be purchased on a full replacement cost basis (no coinsurance shall apply) and the sublimits for earthquake and flood perils shall be no less than Twenty Million Dollars ($20,000,000), if such insurance amounts are available on commercially reasonable terms. Such coverage may allow for other reasonable sublimits. Such policies shall be endorsed to require that the coverage afforded shall not be canceled (except for nonpayment of premiums) or reduced without at least sixty (60) Days’ prior written notice to Seller, provided, however, that such endorsement shall provide (i) that the insurer may not cancel the coverage for non-payment of premium without giving Seller ten (10) Days’ notice that Seller has failed to make timely payment thereof, and (ii) that, subject to the consent of the Financing Parties, Seller or Company shall thereupon have the right to pay such premium directly to the insurer. Such cancellation notice to Seller shall be disclosed to Company within two (2) Business Days of receipt.
6.    Business Interruption Insurance (Upon Completion of Construction). This insurance shall provide coverage for all of Seller’s costs to the extent that they would not be eliminated or reduced by the failure of the Facility to operate for a period of at least twelve (12) Calendar Months following a covered physical damage loss deductible period or reasonable dollar deductible.
7.    Project Liability Errors and Omissions. Seller shall be adequately protected against project liability errors and omissions on account of negligent actions or inactions of architects, engineers, contractors and subcontractors involved in the construction of the Facility. This protection may be provided through any one or more of the following mechanisms: (i) construction contract(s) with the above parties who have sufficient financial creditworthiness to cover project liability errors and omissions; (ii) other agreement(s) with the above parties; or (iii)

reserve account(s) which may be used to correct material deficiencies associated with the Facility as a result of negligent actions or inactions of the above parties.

8.    Ocean Transit. Seller shall take reasonable action to ensure that the risk of loss or damage to any material items of equipment which are subject to ocean transit is adequately protected against by the terms of delivery from contractors or suppliers of such equipment or Seller’s own insurance coverage.

ATTACHMENT K
ACCEPTANCE AND CAPACITY TESTING PROCEDURES
(See Section 3.2(C)(13) (Acceptance and Capacity Tests))

1.	Acceptance Test

a.
The Acceptance Test for the Facility will be conducted, following installation of the Facility. The Acceptance Test procedures will be in accordance with criteria set forth herein. The Acceptance Test shall be performed in accordance with Good Engineering and Operating Practices and demonstrate to Company’s satisfaction that the Facility and the interconnection portion of the Facility, including Company-Owned Interconnection Facilities, has met the provisions of Section 3.2(C) (Delivery of Power to Company), Attachment A (Diagram of Interconnection), and the Interconnection Agreement.

b.	Acceptance Test procedures will be developed by Company for the Seller’s review at least sixty (60) Days in advance of performing the tests based on the date provided by Seller.

c.
The procedures will include, but not be limited to, demonstration of the functional requirements of the Facility defined in Section 3.2(C) (Delivery of Power to the Company) and Section 3.3(A) (Dispatch of Facility Power). such as:

i.	Interconnection equipment and communications to support remote monitoring of the Facility and control of Facility breakers

ii.	Droop characteristic

iii.	Real power delivery under remote Company Dispatch

iv.	Minimum load capability

v.	Ramp rates

vi.	Control of Facility breakers

vii.	Voltage regulation

d.	Testing of primary and redundant communications between Company System Operator and Facility Operator

e.
The actual dynamic response of the unit will be confirmed to allow Company transient stability model to reflect the as-left conditions of the unit. During the commissioning the following will be required:

i.	A final review by Company engineers of the equipment installed to control the operation and protect the plant will be needed upon installation and prior to the start of commercial operation.

ii.	The review will include off-line tuning and testing results of the excitation and governor control system and the IEEE block diagram utilized for the PSS/E dynamics program.

iii.
During the commissioning of the actual unit, governor and excitation system testing will be conducted to ensure that similar, well damped, expected responses will be produced by the project.  The as-left parameters obtained from governor and exciter tuning will be determined for use in the Company planning model.

f.	The Seller will provide an estimate of the earliest date for the Acceptance Test at least ninety (90) Days before the date.

g.	The Acceptance Test procedures for the Facility will be mutually agreed upon between Seller and Company prior to conducting the test.

h.
When the Facility is ready for the Acceptance Test, Seller shall notify Company at least seven (7) Days prior to the test and shall coordinate with Company. Seller shall perform and Company shall monitor such test no earlier than seven (7) Days of Company’s receipt of such notice.

i.
The Acceptance Test must be conducted, and necessary sections completed to the satisfaction of Company, prior to conducting the first Capacity Test. The Company shall designate which sections are necessary to complete prior to the first Capacity Test.

j.	The Acceptance Test is to be successfully completed prior to the Commercial Operation Date.

2.	Capacity Test

a.	Capacity testing is used to establish the Firm Capacity according to the procedures defined here.

b.	At least one (1) successful Capacity Test must be completed prior to the Commercial Operation Date.

c.	Acceptance Testing must be completed prior to the first Capacity Test in accordance with Section A.e. of this Attachment K.

d.	When the Facility is ready for a Capacity Test, Seller shall notify the Company at least seven (7) Days prior to such test and shall coordinate with Company. Seller shall perform and Company shall monitor such test no earlier than seven (7) Days after Company’s receipt of such notice.

e.	The Capacity Test shall be performed as follows:

i.	The test shall last for forty-eight (48) hours and shall be scheduled on the start-up plan provided by Seller to Company in accordance with Section 5.1(B) (Seller’s Start-up Plan).

ii.	During the test period, Seller will operate all equipment in accordance with normal operational parameters practices.

iii.
During the test period, the Facility shall operate in accordance with the dispatch instructions of the Company’s System Operator, subject in all cases to Good Engineering and Operating Practices, Seller’s permit limits, and the safety and design limits of the Facility as specified by the applicable equipment manufacturers.

iv.
If, during the Capacity Test period, the Company’s System Operator specifies less than maximum output, the period of testing will be extended to achieve forty-eight (48) hours with no reduction by the System Operator. The Firm Capacity will be declared including only the hours where the Facility was dispatched at maximum output.

v.	If Seller and Company are satisfied with the Capacity Test, Firm Capacity shall be designated by Seller as follows:

1.
If the test was performed prior to the Commercial Operation Date, or was performed during the Corrective Period, the Firm Capacity shall be designated by Seller as up to the minimum average capacity level that the Facility is able to sustain over a fifteen (15) minute interval in which the Facility is being dispatched at maximum capacity; provided that Seller may not set the Firm Capacity at a level in excess of the Committed Capacity in accordance with the terms of this Agreement.

2.
If the test is being done after the Corrective Period, the Firm Capacity shall be designated by Seller as up to the minimum average capacity level that the Facility is able to sustain over a fifteen (15) minute interval in which the Facility is being dispatched at maximum capacity; provided that Seller may not set the Firm Capacity at a level in excess of the prior Firm Capacity in accordance with the terms of this Agreement and may not be set to a level greater than the Committed Capacity.

vi.
For the purpose of defining the Firm Capacity, the minimum average capacity level shall be obtained from the metering used for measuring the integrated Net Real Power as discussed in Section 3.2E(1) (Meters).

vii.	The Capacity test is successful if it is agreed by Seller and Company and the Firm Capacity is greater than ten (10) MW.

viii.
If either Seller or Company reasonably believes that an abnormal condition occurred which may have adversely impacted the Capacity Test, such Capacity Test shall be deemed to be invalid and a re-test shall be done. Seller shall pay all costs associated with any retest, unless the abnormal condition was caused by Company, in which case Company shall pay such retest costs.

ix.
If, following two (2) re-tests, the Parties cannot agree that such Capacity Test produced accurate and reliable results, the Parties shall hire a Qualified Independent Engineering Company, from the list set forth in Attachment H (Qualified Independent Engineering Companies), to observe a third test and declare the Firm Capacity. The cost of such Qualified Independent Engineering Company shall be shared equally by the Parties.

x.
The Parties shall not hire a Qualified Independent Engineering Company if following two (2) or more re-tests both Parties agree that such Capacity Test produced inaccurate or unreliable results; provided that the provisions regarding the hiring of a Qualified Independent Engineering Company shall apply if the Parties fail to agree to the results of any subsequent test.

xi.	If Seller is unable to complete the Capacity Test or a subsequent test for any reason, it shall be permitted to re-conduct such test.

3.	Commercial Operation Date

After the PUC Approval of Amendment Date and upon successful completion of (i) the Acceptance Test, (ii) a Capacity Test to declare Firm Capacity, and (iii) Conditions Precedent, Seller may declare the Facility in commercial operation based on actual operation of the Facility at an electric output level of the Firm Capacity (kW) net at the Metering Point.

4.	Subsequent Capacity Test

The procedures set forth for the Acceptance Test will apply to any subsequent Capacity Test, except that (1) such Capacity Test will last twenty-four (24) hours; (2) such Capacity Test will be observed by appropriate qualified Company personnel; and (3) during such Capacity Test, Company will also, if appropriate, test the ramp rates of the

Facility, all in accordance with Section 3.2(C) (Delivery of Power to Company), Section 3.2(D) (Warranties and Guarantees of Performance), and Section 3.2(E) (Metering, Generator Remote Control, Data Acquisition/Communications) of this Agreement and Good Engineering and Operating Practices.

ATTACHMENT L
UNIT INCIDENT REPORT
(See Section 3.2(B)(5) (Operating and Maintenance Records) of the Agreement)
(MODIFY THE ATTACHMENT TO REFERENCE NERC TERMINOLOGY I.E.; U1, U2, , U3 (Unplanned outages immediate, delayed, postponed) ), SF (startup failure), D1, D2, D3 (unplanned forced deration categories)

Date:    __________________    No. __________________

	ST	[ ] Unit Trip
Start		[ ] Test
End		[ ] Forced Outage
Duration		[ ] Failure to Start
Derating		[ ] Risk Condition
[ ] Force Majeure
[ ] Other
[ ] Derating

The on-duty Control Room Operator is responsible for the completion of this report each time a unit experiences an unplanned Shutdown, Start Failure or Derating. Attach Trip Log and Sequence of Events Log to this report for unit trips or when appropriate. Before resetting alarms and relays, verify that all alarms and protective relay actions are listed on the printout. If not listed, record them and attach to report.
Unit Status Prior to Incident: [ ] Start-Up    Load: _________________
[ ] On-Line    Voltage: _________

Load:    [ ] Constant Type of Fuel:    [ ] Coal
[ ] Increasing    [ ] Diesel
[ ] Decreasing    [ ]

Cause of Incident:    [ ] Boiler Trip _______________
[ ] Turbine Trip ______________
[ ] Generator Trip ____________

Brief Explanation of Incident:

Control Room Operator: ________________ Date/Time: ___________________
Corrective Action Taken:

__________________________        ___________________________
(Plant Manager)

L-1

ATTACHMENT M
DESIGN INFORMATION
(in electronic form if available)

Pursuant to Section 2.3 (A)(1) (Following the Execution Date)

1.	Specific Drawings of Following::

a.	Plot plan

b.	Site plan

c.	Grading plan

d.	Plan views and elevations

e.	Piping and instrument diagrams

f.	Fuel system drawings, including fuel preparation and storage

g.	Electrical single-line diagrams

i.	For plant showing auxiliary power system from 13.8 kV to 480V systems

ii.	For 13.8 kV system

h.	Control house, if provided, for metering cabinet and RTU

2.	Design and Specifications for Following Major Equipment Components:

a.	Main step-up transformer

b.	GSU switchgear

c.	Protective relay list, specifications

3.	Detailed project schedule

a.	Identify guaranteed milestones

b.	Identify reporting milestones

c.	Identify key equipment start-up dates

d.	Identify coordination requirements with HELCO

4.	List of consultants and contractors

5.	Long-lead time equipment

M-1

ATTACHMENT N
[RESERVED]

N-1

ATTACHMENT O
SELLER’S PERMITS

County of Hawaii Permits

SMA Permit No. 221 Amendment
DPW Building Permit
DPW Grading permit
DEM Solid Waste Management Plan Approval

State of Hawaii Permits

HDOH NPDES Permit
Storm Water Permit
Individual Permit for Storm Water and Non–contact Cooling Water
HDOH Waste Water Permit
HDOH Covered Source Permit (replace existing permit)
HDOH Solid Waste Recycling Permit
HDOH Small Quantity Generator (for hazardous waste)
DLNR Well Registrations
DLNR No Effect Determination
HDOL    Boiler Inspection Certificate
HDOH Spill Prevention Control and Countermeasures Plan Approval

O-1

ATTACHMENT P
FORM OF IRREVOCABLE LETTER OF CREDIT

[Bank Letterhead]

[Date]

Beneficiary: [Hawaiian Electric Company
Address]

[Bank's Name]
[Bank's Address]

Re:    [Beneficiary's Name]
[Beneficiary's Address]

We hereby establish, in your favor, our irrevocable Letter of Credit Number _____ (this “Letter of Credit”) for the account of [Applicant's Name] and [Applicant's Address] in the initial amount of $__________ [dollar value] and authorize you, Hawaiian Electric Company (“Beneficiary”), to draw at sight on [Bank's Name].
Subject to the terms and conditions hereof, this Letter of Credit secures [Account Party]’s certain obligations to Beneficiary under the Power Purchase Agreement dated as of ____________ between [Account Party] and Beneficiary.
This Letter of Credit is issued with respect to the following obligations:_______.
This Letter of Credit may be drawn upon under the following conditions, including any documentation that must be delivered with any drawing request:_______.
Partial draws of this Letter of Credit are permitted. This Letter of Credit is not transferable. Drafts on us at sight must be accompanied by a Beneficiary's signed statement signed by a representative of Beneficiary substantially as follows:
The undersigned hereby certifies that (i) I am duly authorized to execute this document on behalf of Hawaiian Electric Company, and (ii) the amount of the draft accompanying this certification is due and owing to Hawaiian Electric Company under the terms of the Power Purchase Agreement dated as of ____________, between _____________, and Hawaiian Electric Company.
The amounts of any drafts drawn under this credit are to be endorsed on the reverse side hereof. Such drafts must bear the clause “Drawn under [Bank's Name and Letter of Credit Number _____________ and date of Letter of Credit.]”

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This letter of credit shall expire one year from the date hereof. Notwithstanding the foregoing, however, this letter of credit shall be automatically extended (without amendment of any other term and without the need for any action on the part of the undersigned or Beneficiary) for one year from the initial expiration date and each future expiration date unless we notify you in writing at least thirty (30) days prior to any such expiration date that this letter of credit will not be so extended. Any such notice shall be delivered by registered or certified mail, or by FedEx, both to [name and address of Beneficiary's Purchased Power Group contact], and to [name and address of Finance Department contact].
We hereby agree with drawers that drafts and documents as specified above will be duly honored upon presentation to [Bank's Name] and [Bank's Address] if presented on or before the then-current expiration date hereof.
Payment of any amount under this Letter of Credit by [Bank] shall be made as the Beneficiary shall instruct on the next Business Day after the date the [Bank] receives all documentation required hereunder, in immediately available funds on such date. As used in this Letter of Credit, the term “Business Day” shall mean any day other than a Saturday or Sunday or any other day on which banks in the State of Hawaii are authorized or required by law to be closed.
Unless otherwise expressly stated herein, this irrevocable standby letter of credit is issued subject to rules of the International Standby Practices, International Chamber of Commerce publication no. 590 (“ISP98”).

[Bank's Name]:

By:
[Authorized Signature]

P-2

ATTACHMENT Q
FORM OF NONDISTURBANCE AND RECOGNITION AGREEMENT

NONDISTURBANCE
AND RECOGNITION AGREEMENT

THIS NONDISTURBANCE AND RECOGNITION AGREEMENT (this "Agreement") is made as of _____________________ (the “Effective Date”), by and between [Financing Party] (“Financing Party”) and HAWAII ELECTRIC LIGHT COMPANY, INC., a Hawaii corporation, with principal offices in Hilo, Hawaii ("HELCO").

RECITALS
(a)Hu Honua Bioenergy, LLC, a Delaware limited liability company (“HHB”) and HELCO are parties to that certain Power Purchase Agreement for Renewable Dispatchable Firm Energy and Capacity dated as of ____________________ (the “PPA”), a copy of which is attached hereto as Attachment A. Pursuant to the PPA, HHB will design, construct, own, operate and maintain a proposed renewable dispatchable firm energy and capacity electric energy generating facility located at Pepeekeo, County of Hawaii, State of Hawaii as more fully described in the PPA (“Facility”), and HELCO will purchase such energy and capacity from HHB upon the terms and conditions of the PPA.
(b)HHB entered into [__________ agreement(s) dated __________] to arrange secured financing, non-recourse to HHB, to construct and operate the Facility (“Financing Documents”).
(c)Section 3.1(F) of the PPA requires Financing Party to recognize certain rights in favor of HELCO.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the respective promises hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.Defined Terms. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings given to them in the PPA.
2.Recognition and Non-Disturbance of HELCO Step-in Right. Financing Party acknowledges and agrees that HELCO has a right to step in and operate the Facility as provided in Section 8.2(D) of the PPA, and that so long as the PPA is in effect and there shall not exist and remain continuing any Event of Default by HELCO under the PPA, Financing Party will take no action (except pursuant to rights granted to HHB under the

PPA) to disturb, affect or impair HELCO’s right to step in and operate the Facility as provided in Section 8.2(D) of the PPA.
3.Assumption of PPA. As a condition to Financing Party, or any purchaser, successor, assignee and/or designee of Financing Party (“Subsequent Owner”), succeeding to ownership or possession of the Facility as a result of the exercise of remedies under the Financing Documents, and thereafter operating the Facility to generate electric energy, Financing Party or Subsequent Owner shall, prior to operating the Facility for such purpose, have assumed all of HHB’s rights and obligations under the PPA.
4.HELCO Right to Cure. Financing Party acknowledges and agrees that so long as the PPA is in effect and there shall not exist and remain continuing any Event of Default by HELCO, Financing Party shall: (i) give written notice to HELCO of any event of default by HHB and any event known to Financing Party which, with notice or the passage of time or both, would constitute an event of default by HHB, under the Financing Documents; and (ii) afford HELCO the right to cure any such event of default within sixty (60) Days after notice to HELCO of such event of default, and to forbear from exercising any right or remedy available to Financing Party in respect of such event of default during such cure period.
5.Recognition and Non-Disturbance of HELCO Set-Off Right. Financing Party acknowledges and agrees that HELCO has a right to set off any payment due and owing by HHB to HELCO under the PPA as provided in Article 16 and Section 6.2(B) of the PPA, and that so long as the PPA is in effect and there shall not exist and remain continuing any Event of Default by HELCO, Financing Party will take no action (except pursuant to rights granted to HHB under the PPA) to disturb, affect or impair HELCO’s right to set off any payment due and owing by HHB to HELCO under the PPA as provided in Article 16 and Section 6.2(B) of the PPA.
6.Notices
(a)    All notices, consents and waivers under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with printed confirmation of transmission), (iii) sent by certified mail, return receipt requested, or (iv) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other party):
Financing Party:

By Mail or Delivered:

___________________
___________________
___________________

Attn: ______________

With Copy to:
_______________
_______________
_______________

By facsimile:

___________________
Attn: ______________
_____________

HELCO:

By Mail:

Hawaii Electric Light Company, Inc.
P.O. Box 2017
Hilo, Hawaii 96729-1027
Attn: Manager, Production

Delivered:

Hawaii Electric Light Company, Inc.
1200 Kilauea Avenue
Hilo, Hawaii 96720-4295
Attn: Manager, Production

By facsimile:

Hawaii Electric Light Company, Inc.
Attn: Manager, Production
(808) 969-0425

(b)    Notice sent by mail shall be deemed to have been given on the date of actual delivery or at the expiration of the fifth day after the date of mailing, whichever is earlier. Any party hereto may change its address for written notice by giving written notice of such change to the other party hereto.
(c)    Any notice delivered by facsimile must be followed by personal or mail delivery and the effective date of such notice shall be the date of personal delivery or, if by mail, the earlier of the actual date of delivery or the expiration of the fifth day after the date of mailing.
(d)    The parties may agree in writing upon additional means of providing notices, consents and waivers under this Agreement in order to adapt to changing technology and commercial practices.
7.Miscellaneous
(a)    This Agreement embodies the whole agreement and understanding of the Financing Party and HELCO with respect to the matters described herein.
(b)    This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors and assigns.
(c)    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
(d)    Interpretation and performance of this Agreement shall be in accordance with, and shall be controlled by, the laws of the State of Hawaii, other than the laws thereof that would require reference to the laws of any other jurisdiction. By entering into this Agreement, Financing Party submits itself to the personal jurisdiction of the courts of the State of Hawaii and agrees that the proper venue for any civil action arising out of or relating to this Agreement shall be Honolulu, Hawaii.
(e)    This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, all of which taken together shall constitute one and the same document, binding upon all the parties.
(f)    This Agreement and all documents executed and delivered in connection herewith, and all notices and other communications given pursuant to this Agreement, may be executed and signatures transmitted via facsimile or portable digital format (.pdf).

IN WITNESS WHEREOF, Financing Party and HELCO have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

Financing Party:
By:
Name:
Its:

HELCO: HAWAII ELECTRIC LIGHT COMPANY, INC., a Hawaii corporation

By:
Name:
Its:

By:
Name:
Its:

Attachment A

[Include PPA]

ATTACHMENT R
SELLER’S LITIGATION SCHEDULE

Hu Honua Bioenergy, LLC v. Hawaiian Electric Industries, Inc, Hawaii Electric Light Company, Inc., Nextera Energy Inc., Hamakua Energy Partners, L.P., Civ No. 16-00634-JMS-KJM (D. Haw.)

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ATTACHMENT S
[RESERVED]

S-1

ATTACHMENT T
FORM OF MONTHLY PROGRESS REPORT

1	Instructions
Any capitalized terms used in this report which are not defined herein shall have the meaning ascribed to them in the Power Purchase Agreement for Renewable Dispatchable Firm Energy and Capacity by and between Hu Honua Bioenergy, LLC, a Delaware limited liability company ("Seller"), and Hawaii Electric Light Company, Inc., a Hawai‘i corporation, dated ____________, (the "Agreement").

In addition to the remedial action plan requirement set forth in Section 2.3(B)(1) (Seller’s Remedial Action Plan) of the Agreement, Seller shall review the status of each Condition Precedent and Milestone of the schedule (the "Schedule") for the Facility and identify such matters referenced in clauses (i)-(v) below as known to Seller and which in Seller's reasonable judgment are expected to adversely affect the Schedule, and with respect to any such matters, shall state the actions which Seller intends to take to ensure that the Conditions Precedent and Milestones will be attained by their required dates. Such matters may include, but shall not be limited to:

(i)    Any material matter or issue arising in connection with a Permit, or compliance therewith, with respect to which there is an actual or threatened dispute over the interpretation of a law, actual or threatened opposition to the granting of a necessary Permit, any organized public opposition, any action or expenditure required for compliance or obtaining approval that Seller is unwilling to take or make, or in each case which could reasonably be expected to materially threaten or prevent financing of the Facility, attaining any Condition Precedent or Milestone, or obtaining any contemplated agreements with other parties which are necessary for attaining any Condition Precedent or Milestone or which otherwise reasonably could be expected to materially threaten Seller's ability to attain any Condition Precedent or Milestone.

(ii)    Any development or event in the financial markets or the independent power industry, any change in taxation or accounting standards or practices or in Seller's business or prospects which reasonably could be expected to materially threaten financing of the Facility, attainment of any Condition Precedent or Milestone or materially threaten any contemplated agreements with other parties which are necessary for attaining any Condition Precedent or Milestone or could otherwise reasonably be expected to materially threaten Seller's ability to attain any Condition Precedent or Milestone;

(iii)    A change in, or discovery by Seller of, any legal or regulatory requirement which would reasonably be expected to materially threaten Seller's ability to attain any Condition Precedent or Milestone;

(iv)    Any material change in Seller's schedule for initiating or completing any material aspect of the Facility;

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(v)    The status of any matter or issue identified as outstanding in any prior Monthly Progress Report and any material change in Seller's proposed actions to remedy or overcome such matter or issue.
For the purpose of this report, "EPC Contractor" means the contractor responsible for engineering, procurement and construction of the Facility, including Seller if acting as contractor, and including all subcontractors.

2	Major activities recently performed
Please provide a summary of the major activities performed for each of the following aspects of the Facility since the previous report (provide details in subsequent sections of this report):

2.1    Financing

2.2    Development Permits

2.3    Site Control

2.4    Land Rights for Company-Owned Interconnection Facilities

2.5    Design and Engineering

2.6    Major Equipment Procurement

2.7    Construction

2.8    Interconnection

2.9    Startup Testing and Commissioning

3	Remedial Action Plan (if applicable)
Provide a detailed description of Seller's course of action and plan to achieve the missed Conditions Precedent or Milestones and all subsequent Conditions Precedent and Milestones by the Guaranteed Commercial Operation Date using the outline provided below.

3.1    Identify Missed Condition Precedent or Milestone

3.2    Explain plans to achieve missed Condition Precedent or Milestone

3.3    Explain plans to achieve subsequent Conditions Precedent and Milestones

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3.4    Identify and discuss (a) delays in engineering schedule, equipment procurement, and construction and interconnection schedule and (b) plans to remedy delays as a result of the missed Conditions Precedent or Milestones

4	Project Schedule
Please provide a copy of the current version of the overall Facility schedule (e.g., Work Breakdown Structure, Gantt chart, MS Project report, etc.). Include all major activities for Development Permits, design and engineering, procurement, construction, interconnection and testing.

5	Permits

5.1	Please describe each of the Permits to be obtained by Seller and the status of each:

Agency / Approval
Status Summary
e.g., dates of application / hearing / notice / etc. (note whether dates are anticipated or actual); major activities (indicate whether planned, in progress and/or completed); primary reasons for possible delay, etc.

5.2    Permit activities recently performed
Please list all Permit activities that occurred since the previous report.

6	Land Rights for the Company-Owned Interconnection Facilities

6.1	Table of Land Rights schedule for Company-Owned Interconnection Facilities
If not obtained prior to execution of the Agreement, please provide the schedule Seller intends to follow to obtain control of the Land for the Company-Owned Interconnection Facilities (e.g., purchase, lease).

Activity	Completion Date
__/__/____ (expected / actual)
__/__/____ (expected / actual)

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6.2    Land Control activities recently performed
Please explain in detail the property acquisition activities that were performed since the previous report.

7	Design and Engineering
7.1    Design and engineering schedule
Please provide the name of the EPC Contractor, the date of execution of the EPC Contract, and the date of issuance of a full notice to proceed (or equivalent).

Please list all major design and engineering activities, both planned and completed, to be performed by Seller and the EPC Contractor.

Name of EPC Contractor / Subcontractor	Activity	Completion Date
__/__/____ (expected / actual)
__/__/____ (expected / actual)

7.2    Design and engineering activities recently performed
Please explain in detail the design and engineering activities that were performed since the previous report.

8	Major Equipment Procurement.
8.1    Major equipment to be procured
Please list all major equipment to be procured by Seller or the EPC Contractor:

Equipment Description	Manufacturer	Delivery Date (indicate whether expected or actual)	Installation Date (indicate whether expected or actual)
		__/__/____ (expected / actual)	__/__/____ (expected / actual)
		__/__/____ (expected / actual)	__/__/____ (expected / actual)

8.2    Major equipment procurement activities recently performed
Please explain in detail the major equipment procurement activities that were performed since the previous report.

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9	Construction
9.1    Construction activities
Please list all major construction activities, both planned and completed, to be performed by Seller or the EPC contractor.

Activity	EPC Contractor / Subcontractor	Completion Date
__/__/____ (expected / actual)
__/__/____ (expected / actual)

9.2    Construction activities recently performed
Please explain in detail the construction activities that were performed since the previous report.

10	Interconnection
10.1    Interconnection activities
Please list all major interconnection activities, both planned and completed, to be performed by Seller or the EPC Contractor.

Activity	Name of EPC Contractor / Subcontractor	Completion Date
__/__/____ (expected / actual)
__/__/____ (expected / actual)

10.2    Interconnection activities recently performed
Please explain in detail the interconnection activities that were performed since the previous report.

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11	Startup Testing and Commissioning
11.1    Startup testing and commissioning activities
Please list all major startup testing and commissioning activities, both planned and completed, to be performed by Seller or the EPC Contractor.

Activity	Name of EPC Contractor / Subcontractor	Completion Date
__/__/____ (expected / actual)
__/__/____ (expected / actual)

11.2    Startup testing and commissioning activities recently performed
Please explain in detail the startup testing and commissioning activities that were performed since the previous report.

12	Safety and Health Reports
12.1    Accidents
Please describe all Facility-related accidents reported since the previous report.

12.2    Work stoppages
Please describe all Facility-related work stoppages from that occurred since the previous report.

13	Certification
I, ____________, on behalf of and as an authorized representative of [_______________], do hereby certify that any and all information contained in this Seller's Monthly Progress Report is true and accurate, and reflects, to the best of my knowledge, the current status of the construction of the Facility as of the date specified below.

By:_______________________________

Name:_____________________________

Title:______________________________

Date:______________________________

November 2011 Version

ATTACHMENT U
RENEWABLE PORTFOLIO STANDARDS
(See also Section 2.1(G) (Renewable Portfolio Standards) of the Agreement)

1.	Definitions.

(a)
“Performance Standards” – The various performance standards for the operation of the Facility and the delivery of electric energy from the Facility to Company specified in Section 3.2(C) (Delivery of Power to Company) of the Agreement.

(b)	“PUC RPS Order” – Shall have the meaning set forth in Section 4 (RPS Modifications Document) of this Attachment U (Renewable Portfolio Standards).

(c)
“RPS Modifications” – Any capital improvements, additions, enhancements, replacements, repairs or other operational modifications to the Facility and/or to changes in Seller's operations or maintenance practices necessary to enable the electric energy delivered from the Facility to come within the revised definition of "renewable electrical energy" resulting from a RPS Amendment.

(d)	“RPS Modifications Document” – Shall have the meaning set forth in Section 4 (RPS Modifications Document) of this Attachment U (Renewable Portfolio Standards).

(e)
“RPS Pricing Impact” – Any adjustment in Energy Charge and/or Capacity Charge necessary to specifically reflect the recovery of the net costs and/or net lost revenues specifically attributable to any RPS Modification, which shall consist of the following: (i) recovery of, and return on, any capital investment (aa) made over a cost recovery period starting after the RPS Modification is made effective following a PUC RPS Order through the end of the Initial Term and (bb) based on a proposed capital structure that is commercially reasonable for such an investment and the return on investment is at market rates for such an investment or similar investment); (ii) recovery of reasonably expected net additional operating and maintenance costs; and (iii) an adjustment in pricing necessary to compensate Seller for reasonably expected reductions, if any, in the delivery of electric energy to Company under this Agreement, which shall consist of (yy) an increase in payments necessary to compensate Seller for expected reduced electric energy payments under this Agreement; and (zz) to the extent applicable, an increase in payments necessary to compensate Seller for reasonably expected reductions in receipt of federal, state or local tax credits, which may be in the form of governmental subsidies, rebates or refunds, calculated on an after-tax basis, earned by Seller resulting from its operation or ownership of the Facility.

2.
Renewable Portfolio Standards. Pursuant to Section 2.1(G) of the Agreement, Seller shall develop Seller’s RFP Modifications Proposal in the event that as a result of any RPS Amendment, the electric energy delivered from the Facility should no longer qualify as “renewable electrical energy”.

November 2011 Version

3.
Seller’s RPS Modifications Proposal. Upon receipt of Seller's RPS Modifications Proposal, Company will evaluate Seller's RPS Modifications Proposal. Seller shall assist Company in performing such evaluation as and to the extent reasonably requested by Company (including, but not limited to, providing such additional information as Company may reasonably request and participating in meetings with Company as Company may reasonably request).

4.
RPS Modifications Document. If, following Company's evaluation of Seller's RPS Modifications Proposal, Company desires to consider the implementation by Seller of the changes recommended in Seller's RPS Modifications Proposal, Company shall provide Seller with written notice to that effect, such notice to be issued to Seller within 180 Days of receipt of Seller's RPS Modifications Proposal, and Company and Seller shall proceed to negotiate in good faith a document setting forth the specific changes to the Agreement that are necessary to implement such RPS Modifications Proposal (the "RPS Modifications Document"). A decision by Company to initiate negotiations with Seller as aforesaid shall not constitute an acceptance by Company of any of the details set forth in Seller's RPS Modifications Proposal, including but not limited to the RPS Modifications and the RPS Pricing Impact. Any adjustment to the Energy Charge and Capacity Charge pursuant to such RPS Modifications Document shall be limited to the RPS Pricing Impact. The time periods set forth in such RPS Modifications Document as to the effective date for the RPS Modifications shall be measured from the date the PUC order with respect to such RPS Modifications becomes non-appealable as provided in Section 6 (PUC RPS Order) of this Attachment U (Renewable Portfolio Standards) (“PUC RPS Order”).

5.
Failure to Reach Agreement. If Company and Seller are unable to agree upon and execute a RPS Modifications Document within 180 Days of Company's written notice to Seller pursuant to Section 4 (RPS Modifications Document) of this Attachment U (Renewable Portfolio Standards), Company shall have the option of declaring the failure to reach agreement on and execute such Document to be a dispute and submit such dispute to an Independent Evaluator for the conduct of a determination pursuant to Section 9 (Dispute) of this Attachment U (Renewable Portfolio Standards). Any decision of the Independent Evaluator, rendered as a result of such dispute shall include a form of a RPS Modifications Document as described in Section 4 (RPS Modifications Document) of this Attachment U (Renewable Portfolio Standards).

6.
PUC RPS Order. No RPS Modifications Document shall constitute an amendment to the Agreement unless and until a PUC RPS Order issued with respect to such Document has become non-appealable. Once the condition of the preceding sentence has been satisfied, such RPS Modifications Document shall constitute an amendment to this Agreement. To be "non-appealable" under this Section 6 (PUC RPS Order), such PUC RPS Order shall be either (i) not subject to appeal to any Circuit Court of the State of Hawai‘i or the Supreme Court of the State of Hawai‘i, because the thirty (30) Day period (accounting for weekends and holidays as appropriate) permitted for such an appeal has passed without the filing of notice of such an appeal, or (ii) affirmed on appeal to any Circuit Court of the State of Hawai‘i or the Supreme Court, or the Intermediate Appellate Court upon assignment by the Supreme Court, of the State of Hawai‘i, or affirmed upon further

November 2011 Version

appeal or appellate process, and is not subject to further appeal, because the jurisdictional time permitted for such an appeal (and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari) has passed without the filing of notice of such an appeal (or the filing for further appellate process).

7.
Company’s Rights. The rights granted to Company under Section 4 (RPS Modifications Document) of this Attachment U (Renewable Portfolio Standards) and Section 5 (Failure to Reach Agreement) of this Attachment U (Renewable Portfolio Standards) above are exclusive to Company. Seller shall not have a right to initiate negotiations of a RPS Modifications Document or to initiate dispute resolution under Section 9 (Dispute) of this Attachment U (Renewable Portfolio Standards), as a result of a failure to agree upon and execute any RPS Modifications Document.

i.
Limited Purpose. This Attachment U (Renewable Portfolio Standards) is intended to specifically address the implementation of reasonable measures to cause the electric energy delivered from the Facility to come within the revised definition of "renewable electrical energy" under any RPS Amendment and is not intended for either Party to provide a means for renegotiating any other terms of the Agreement. Revisions to the Agreement in accordance with the provisions of this Attachment U (Renewable Portfolio Standards) are not intended to increase Seller's risk of non-performance or default.

8.
Dispute. If Company decides to declare a dispute as a result of the failure to reach agreement and execute a RPS Modifications Document pursuant to Section 5 (Failure to Reach Agreement) of this Attachment U (Renewable Portfolio Standards), it shall provide written notice to that effect to Seller. Within 20 Days of delivery of such notice Seller and Company shall agree upon an Independent Evaluator to resolve the dispute regarding a RPS Modifications Document. The Independent Evaluator shall be reasonably qualified and expert in renewable energy power generation, matters relating to the Performance Standards, financing, and power purchase agreements. If the Parties are unable to agree upon an Independent Evaluator within such 20-Day period, Company shall apply to the PUC for the appointment of an Independent Evaluator In its application, Company shall ask the PUC to appoint an Independent Evaluator within 30 Days of the application.

(a)	Promptly upon appointment, the Independent Evaluator shall request the Parties to address the following matters within the next 15 days:

i.
The reasonable measures required to be taken by Seller to cause the electric energy delivered from the Facility to come within such revised definition of "renewable electrical energy" under the RPS Amendment in question;

ii. How Seller would implement such measures;
iii. Reasonably expected net costs and/or lost revenues associated with such measures so the energy delivered by the Facility complies with such

November 2011 Version

revised definition of "renewable electrical energy under the RPS Amendment in question;
iv. The appropriate level, if any, of RPS Pricing Impact in light of the foregoing; and

v.	Contractual consequences for non-performance that are commercially reasonable under the circumstances.

(b)
Within 90 Days of appointment, the Independent Evaluator shall render a decision unless the Independent Evaluator determines it needs to have additional time, not to exceed 45 Days, to render a decision.

(c)
The Parties shall assist the Independent Evaluator throughout the process of preparing its review, including making key personnel and records available to the Independent Evaluator, but neither Party shall be entitled to participate in any meetings with personnel of the other Party or review of the other Party's records. However, the Independent Evaluator will have the right to conduct meetings, hearings or oral arguments in which both Parties are represented. The Parties may meet with each other during the review process to explore means of resolving the matter on mutually acceptable terms.

(d)
The following standards shall be applied by the Independent Evaluator in rendering his or her decision: (i) if it is not technically or operationally feasible for Seller to implement reasonable measures required to cause the electric energy delivered from the Facility to come within such revised definition of "renewable electrical energy" under the RPS Amendment in question, the Independent Evaluator shall determine that the Agreement shall not be amended to comply with such changes in RPS (unless the Parties agree otherwise); (ii) if it is technically or operationally feasible for Seller to implement reasonable measures required to cause the electric energy delivered from the Facility to come within such revised definition of "renewable electrical energy" under RPS, the Independent Evaluator shall incorporate such required changes into a RPS Modifications Document including (aa) Seller's RPS Modifications, (bb) pricing terms that incorporate the RPS Pricing Impact, and (cc) contract terms and conditions that are commercially reasonable under the circumstances, especially with respect to the consequences of non-performance by Seller as to the RPS Modifications. In addition to the RPS Modifications Document, the Independent Evaluator shall render a decision which sets forth the positions of the Parties and Independent Evaluator's rationale for his or her decisions on disputed issues.

(e)
The fees and costs of the Independent Evaluator shall be paid by Company up to the first $30,000 of such fees and costs; above those amounts, the Party that is not the prevailing Party shall be responsible for any such fees and costs; provided, if neither Party is the prevailing Party, then the fees and costs of the Independent Evaluator above $30,000, shall be borne equally by the Parties. The Independent Evaluator in rendering his or her decision shall also state which Party prevailed

November 2011 Version

over the other Party, or that neither Party prevailed over the other.

November 2011 Version

-i-